Exhibit 10.6

[Execution]

$125,000,000

CREDIT AGREEMENT

dated as of June 29, 2015,

by and among

BOOT BARN HOLDINGS, INC.

and

SHEPLERS HOLDING CORPORATION,

as Guarantors

BOOT BARN, INC.

and

SHEPLERS, INC.,

as Borrowers,

the Lenders from time to time party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger and Sole Bookrunner

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Swingline Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Notice of Account Designation

Exhibit D	-	Form of Notice of Prepayment

Exhibit E	-	Form of Notice of Conversion/Continuation

Exhibit F	-	Form of Officer’s Compliance Certificate

Exhibit G	-	Form of Assignment and Assumption

Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)

Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

Exhibit I	-	Form of Borrowing Base Certificate

Exhibit J	-	Form of Credit Card Notification

Exhibit K	-	Form of DDA Notification

Exhibit L	-	Form of Solvency Certificate

Exhibit M	-	Closing Checklist

Exhibit N		Closing Date Term Loan Documents

SCHEDULES

Schedule 1.1(b)	-	Commitments and Commitment Percentages

Schedule 1.1(c)	-	Fiscal Years, Fiscal Quarters and Fiscal Months

Schedule 7.1	-	Jurisdictions of Organization and Qualification

Schedule 7.2	-	Subsidiaries and Capitalization

Schedule 7.6	-	Tax Matters

Schedule 7.9	-	ERISA Plans

v

Schedule 7.13	-	Labor and Collective Bargaining Agreements

Schedule 7.18	-	Real Property

Schedule 7.19	-	Litigation

Schedule 7.25(a)	-	DDAs

Schedule 7.25(b)		Credit Card Arrangements

Schedule 8.2	-	Financial and Collateral Reporting

Schedule 8.19	-	Post-Closing Matters

Schedule 9.1	-	Existing Indebtedness

Schedule 9.2	-	Existing Liens

Schedule 9.3	-	Existing Loans, Advances and Investments

Schedule 9.7	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of June 29, 2015, by and among BOOT BARN HOLDINGS, INC., a Delaware corporation (“Holdings”), SHEPLERS HOLDING CORPORATION, a Delaware corporation (“Sheplers Holding”, and together with Holdings and any other Person that at any time becomes a party hereto as a guarantor, each individually a “Guarantor” and collectively, jointly and severally, the “Guarantors”), BOOT BARN, INC., a Delaware corporation (“Boot Barn”), and SHEPLERS, INC., as Kansas corporation (“Sheplers” and together with Boot Barn and any other Person that at any time becomes a party hereto as a borrower, each individually a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof as lenders (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”, as that term is hereinafter further defined).  WELLS FARGO BANK, NATIONAL ASSOCIATION has been given the title of sole lead arranger and sole bookrunner in connection with this Agreement.

STATEMENT OF PURPOSE

The Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrowers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                     Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of a Specified Event of Default, or (ii) the failure of the Borrowers to maintain average daily Excess Availability for any five (5) consecutive Business Day period of at least the greater of fifteen percent (15%) of the Loan Cap or $10,000,000.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until average daily Excess Availability has exceeded the greater of (A) fifteen percent (15%) of the Loan Cap, or (B) $10,000,000 for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Account” means “accounts” as defined in the UCC, including a right to payment of a monetary obligation, whether or not earned by performance.

“ACH” means automated clearing house transfers.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Borrower” has the meaning specified therefor in Section 12.23 of this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Payment Account” shall mean account no. xxxxxxxxxxxx2512 of Administrative Agent at Wells Fargo, 420 Montgomery Street, San Francisco, California or such other account of Administrative Agent as Administrative Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Quarterly Average Excess Availability:

Pricing Level	Quarterly Average Excess Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
I	Greater than 50% of the aggregate Revolving Credit Commitments	1.00%	0.00%
II	Less than or equal to 50% of the aggregate Revolving Credit Commitments	1.25%	0.25%

The Applicable Margin shall be determined and adjusted quarterly on the date one (1) Business Day after the day on which the Administrative Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended Fiscal Quarter (each such date, a “Calculation Date”); provided, that, (a) the Applicable Margin shall be based on Pricing Level II for the period commencing on the Closing Date until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Quarterly Average Excess Availability as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, and (b) if the Administrative Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, at the Administrative Agent’s or the Required Lenders’ election, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level II until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Quarterly Average Excess Availability as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Administrative Borrower shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Quarterly Average Excess Availability in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall promptly and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests of any Borrower or its Subsidiaries) by any Credit Party or any Subsidiary thereof.  The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets pursuant to any other transaction permitted pursuant to Section 9.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in cash and Cash Equivalents, (f) the transfer by any Credit Party of its assets to any other Credit Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary, (i) Investments permitted pursuant to Section 9.3, (j) the lapse of registered patents, trademarks and other intellectual property of a Credit Party or Subsidiary thereof, with respect to the intellectual property that has been determined by any Credit Party or any Subsidiary thereof as not useful to its business or no longer commercially desirable; (k) dispositions of assets acquired by the Credit Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed disposition in an aggregate amount not to exceed $1,500,000 for each such Permitted Acquisition; (l) sales or other dispositions of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of any Borrower in order to qualify members of the governing body of such Foreign Subsidiary if required by Applicable Law, (m) the endorsement of negotiable instruments held for collection in the ordinary course of business, (n) security deposits in respect of leases, utilities and other similar deposits in the ordinary course of business, (o) dispositions of equipment or real property, for fair market value, to the extent that such property is exchanged for credit against the purchase price of replacement property and (p) Restricted Payments permitted by Section 9.6.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Amount” has the meaning set forth in the Term Loan Agreement.

“Available Amount Conditions” has the meaning set forth in the Term Loan Agreement.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that would need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets or business of any Credit Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Administrative Agent in the Collateral; (iv) customer credit liabilities consisting of not greater than fifty percent (50%) of the aggregate remaining value at such time of (A) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (B) outstanding merchandise credits of the Borrowers, (vi) deposits made by customers with respect to the purchase of goods or the performance of services and layaway obligations of the Borrowers, (vii) warehousemen’s or bailee’s charges and other Permitted Liens which may be pari passu or have priority over the interests of the Administrative Agent in the Collateral, (viii) amounts due to vendors on account of consigned goods, and (ix) Bank Product Reserves.

“Bank Products” means any services of facilities provided to any Credit Party by the Administrative Agent or any of its Affiliates or by any other Lender with the approval of Administrative Borrower and Administrative Agent (but excluding Cash Management Services) including, without limitation, on account of (a) Hedge Agreements, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary to reflect the liabilities and obligations of the Credit Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one-half percent (0.50%) and (c) LIBOR for an Interest Period of one month plus the difference between the Applicable Margin for LIBOR Rate Loans and the Applicable Margin for Base Rate Loans; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Blocked Account” means a DDA which is at any time either (a) subject to, or required to be subject to, a Blocked Account Agreement or (b) is identified as a Blocked Account or a Master Concentration Account on Schedule 7.25(a).

“Blocked Account Agreement” means with respect to any Blocked Account established by a Credit Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control, pursuant to Section 9-104 of the UCC or other applicable section of the UCC, of such account by the Administrative Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Administrative Agent (or after notice by Administrative Agent to the applicable depository bank, the Term Loan Agent) without the further consent of any Credit Party.

“Blocked Account Bank” means each bank with whom Blocked Accounts are maintained and with whom a Blocked Account Agreement is required to be executed in accordance with the terms hereof.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)              ninety percent (90%) of the Eligible Credit Card Receivables; plus

(b)              ninety percent (90%) of the Eligible Commercial Accounts; plus

(c)               ninety percent (90%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory, provided, that, (i) for a period not to exceed sixty (60) consecutive days during the period from October 1 through and including December 31 of each year, such percentage shall be increased to ninety-five percent (95%) of the Net Recovery Percentage during such sixty (60) day period and (ii) Administrative Agent shall receive written notice from Administrative Borrower by no later than September 1 of each year specifying the sixty (60) day period between October 1 and December 31 for such year for which the higher percentage will be applicable as set forth in clause (c)(i) above; minus

(d)              the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Administrative Borrower, which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts, Irvine, California and New York, New York, are open for the conduct of their commercial banking business and (b) any day that is a Business Day described in clause (a) and that is also a LIBOR Business Day with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, subject to the limitations with respect thereto set forth in Section 3.1(k), to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means (a) average daily Excess Availability is less than the greater of twelve and one-half percent (12.5%) of the Loan Cap or $10,000,000 for a period of five (5) consecutive Business Days, or (b) a Specified Event of Default has occurred and is continuing; provided, that, a Cash Dominion Event shall be deemed continuing, (i) until average daily Excess Availability shall have been not less than the greater of twelve and one-half percent (12.5%) of the Loan Cap or $10,000,000 for thirty (30) consecutive calendar days and/or (ii) for the period that a Specified Event of Default shall be continuing (and in the case of a Specified Event of Default as a result of the failure to deliver a Borrowing Base Certificate or related borrowing base report when required, the Cash Dominion Event shall cease upon the delivery of the applicable Borrowing Base Certificate or borrowing base report).

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Reserves “ means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion as being necessary to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Credit Party by the Administrative Agent or any of its Affiliates or any other Lender with the approval of Administrative Borrower and Administrative Agent, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“Change in Control” means an event or series of events by which:

(a)              at any time, Holdings shall fail to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrowers;

(b)              (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Permitted Investors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings (provided that this clause (b)(i) shall only apply if the aggregate percentage of ownership of the Equity Interests of such “person” or “group” is greater than the aggregate percentage ownership of the Equity Interests held by the Permitted Investors) or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be comprised of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)               any “change of control” occurs under the Term Loan Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Closing Date Merger” shall mean the Acquisition of Sheplers Holdings by Boot Barn pursuant to the Closing Date Merger Agreement and the other Closing Date Merger Documents.

“Closing Date Merger Agreement” shall mean that certain Agreement and Plan of Merger made and entered into as of May 29, 2015, by and among Boot Barn, Rodeo Acquisition Corp., a Delaware corporation, Sheplers Holdings and Gryphon Partners III, L.P., a Delaware limited partnership, individually solely in its capacity as a guarantor for purposes of Section 8.1(a)(i) set forth therein, and otherwise solely in its capacity as the sellers’ representative, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Closing Date Merger Documents” shall mean, collectively, (a) the Closing Date Merger Agreement and (b) all other agreements, documents and instruments entered into in connection therewith (excluding, in any event, the Loan Documents and the Term Loan Documents ), each, pursuant to this clause (b), as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of real Property leased by any Credit Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real Property, (iii) provides the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such real Property, (iv) as to any landlord, provides the Administrative Agent with a reasonable time to sell and dispose of the Collateral from such real Property, and (v) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Credit Party in the ordinary course of business of such Credit Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the Issuing Lender.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP:

(a)              Consolidated Net Income for such period; plus

(b)              the sum of the following, without duplication, and, except as to clauses (vii) and (xv), to the extent deducted in determining Consolidated Net Income for such period:

(i)                       income, capital, franchise, foreign withholding taxes, and any state business, unitary, gross receipts or any similar taxes;

(ii)                    Consolidated Interest Expense;

(iii)                 amortization, depreciation and other non-cash charges ((A) including any (1) non-cash charges relating to employee equity incentive programs, (2) non-cash charges attributable to inventory revaluations as a result of the Closing Date Merger and any Permitted Acquisition, (3) non cash write offs relating to impairment or disposal of assets, (4) non-cash expenses relating to the Boot Barn Rewards Program and (5) non-cash charges associated with any share based compensation awards or equity grants, and (B) excluding any non-cash charges to the extent that such non-cash charges represent an accrual or reserve for potential cash items in any future period);

(iv)                extraordinary losses (excluding extraordinary losses from discontinued operations);

(v)                   Transaction Costs;

(vi)                [reserved];

(vii)             proceeds from business interruption insurance from loss of income to the extent recognized during such period;

(viii)          Pre-Opening Costs;

(ix)                to the extent not included in Consolidated Interest Expense, non-cash interest and amortized or deferred financing fee expenses;

(x)         (A) restructuring and integration expenses and charges, including without limitation, expenses and charges incurred in connection with the “Grand Re-Opening” of Sheplers locations; (B) to the extent not constituting a Pre-Opening Cost, severance and other costs incurred in connection with the termination, relocation and training of employees, (C) costs incurred in connection with relocation, recruitment and training of employees (including executive placement charges) to the extent not constituting a Pre-Opening Cost, and (D) transition costs contemplated by or relating to the Closing Date Merger and Permitted Acquisitions, including any expenses or charges relating to hiring, severance or stay bonuses paid to employees contemplated by or relating to the Closing Date Merger and any such Permitted Acquisition, including related employee benefits attributable to such payments; provided that the total amount added pursuant to clause (xv) below together this clause (x), excluding any amounts attributable to the Closing Date Merger, may not exceed fifteen percent (15%) of Consolidated EBITDA in any period of four (4) consecutive Fiscal Quarters (without giving effect to this clause (x));

(xi)                fees and expenses of the board of directors paid by Holdings or any of its Subsidiaries in an amount not to exceed $500,000 in any period of four (4) consecutive Fiscal Quarters;

(xii)             non-recurring litigation or claim settlement charges or expenses in an amount not to exceed $10,000,000 in the aggregate during the term of this Agreement;

(xiii)          any earn out or other similar contingent deferred purchase price payment obligations incurred in connection with a Permitted Acquisition;

(xiv)         losses from discontinued operations; and

(xv)            the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Holdings to be realized in connection with any Specified Transaction during the fifteen (15) month period following the date of such Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such amounts are reasonably identifiable and projected in the good faith judgment of Holdings, (2) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably attributable to such transaction, (3) no amounts shall be added pursuant to this clause (xv) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, (4) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings, certifying that such cost savings, operating expense reductions, other operating improvements and synergies meet the requirements set forth in clause (xv), together with reasonably detailed evidence in support thereof and (5) the aggregate amount of cost savings, operating expense reductions, other operating improvements and synergies; provided that the total amount added pursuant to clause (x) above together with this clause (xv) may not exceed, excluding any amounts attributable to the Closing Date Merger, fifteen percent (15%) of Consolidated EBITDA in any period of four (4) consecutive Fiscal Quarters (without giving effect to this clause (xv)); less

(c)               the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i)                       any extraordinary gains;

(ii)                    gains from discontinued operations;

(iii)                 non-cash gains or non-cash items increasing Consolidated Net Income; and

(iv)                gains or income from the early extinguishment of Indebtedness.

Notwithstanding the foregoing, for purposes of this Agreement, (A) Consolidated EBITDA shall be adjusted on a Pro Forma Basis, (B) quarterly Consolidated EBITDA shall be deemed to be (x) for the Fiscal Quarter ended December 27, 2014, $31,143,000, and (y) for the Fiscal Quarter ended March 28, 2015, $15,193,000 and (C) quarterly Consolidated EBITDA for the Fiscal Quarter period ended on June 28, 2015 shall be the quarterly EBITDA of Holdings and its Subsidiaries and Sheplers Holdings and its Subsidiaries for such period calculated on a combined basis in a manner consistent with the calculation of EBITDA for such Persons for preceding periods.

“Consolidated Fixed Charge Coverage Ratio” means for any period of four (4) consecutive Fiscal Quarters, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense paid in cash, (b) scheduled principal payments (excluding mandatory prepayments of principal) with respect to Indebtedness, provided, however, that for purposes of this clause (b) notwithstanding the prior application of such prepayments to such scheduled payments, and

(c) federal, state, local and foreign income taxes paid in cash by Holdings and its Subsidiaries; provided, that, for each of the four (4) Fiscal Quarter periods ending with the first full Fiscal Quarter after the Closing Date, the second full Fiscal Quarter after the Closing Date and the third full Fiscal Quarter after the Closing Date, Consolidated Fixed Charges for each such four (4) Fiscal Quarter period shall be deemed equal to the sum of clauses (a) and (b) above for the full Fiscal Quarters after the Closing Date ending thereon multiplied by four (4), by two (2) and by the fraction, the numerator of which is four (4) and the denominator of which is three (3), respectively.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period net of any interest income for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that, in calculating Consolidated Net Income of Holdings and its Subsidiaries for any period, there shall be excluded (to the extent otherwise included therein), without duplication, (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Asset Dispositions during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement among Holdings or any of its Subsidiaries, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

“Covenant Trigger Event” means Excess Availability is less than the greater of (a) ten percent (10%) of the Loan Cap and (b) $10,000,000; provided, that, the occurrence of a Covenant Trigger Event shall be deemed continuing until average daily Excess Availability shall have been at least equal to the greater of (i) ten percent (10%) of the Loan Cap and (ii) $10,000,000 for thirty (30) consecutive calendar days.  For purposes of this definition, the calculation of Excess Availability shall include, in addition, the lesser of (A) the amount by which the then applicable Borrowing Base exceeds the Revolving Credit Commitments or (B) two and one-half percent (2.5%) of the then applicable Borrowing Base.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Credit Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 8.17.

“Credit Card Receivables” means each receivable of a Borrower, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Credit Party resulting from charges by a customer of a Credit Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Credit Party, or services performed by a Credit Party, in each case in the ordinary course of its business.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“DDA” means, other than an Excluded Deposit Account, each checking, savings or other demand deposit account maintained by any of the Credit Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 8.17.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Declining Lender” has the meaning set forth in Section 2.9(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Administrative Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Credit Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case under clauses (a)-(d) above, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Eligible Commercial Accounts” means, as of any date of determination, Accounts arising from the sale of the Borrowers’ Inventory (but excluding Credit Card Receivables) that, at the time such Accounts are to be included in the calculation of the Borrowing Base, the Administrative Agent, in its Permitted Discretion deems to satisfy the criteria set forth below, provided, that, such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion after written notice to the Administrative Borrower to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time after the Closing Date.  Upon sending any such notice, Administrative Agent agrees to be available to discuss such change with Administrative Borrower.  Without limiting the foregoing, to qualify as an Eligible Commercial Account, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Commercial Account.  Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, any Account included within any of the following categories shall not constitute an Eligible Commercial Account:

(a)         such Account has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case is originated in the ordinary course of business of such Borrower;

(b)         Accounts that are not evidenced by an invoice (other than for Accounts payable by Amazon Services LLC);

(c)          Accounts that have been outstanding for more than ninety (90) days from the date of sale or more than sixty (60) days past the due date;

(d)         Accounts due from any account debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by the account debtor are ineligible under clause (b) above,

(e)          all Accounts owed by an account debtor and/or its Affiliates (other than those owed by Amazon Services LLC) together exceed fifteen percent (15%) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Commercial Accounts, in the Administrative Agent’s Permitted Discretion);

(f)           Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Administrative Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to the Administrative Agent pursuant to the Security Documents and the Liens permitted under clauses (c) or (l) of Section 9.2;

(g)          Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(h)         Accounts which are not payable in Dollars;

(i)             Reserved;

(j)            Accounts which are owed by any Affiliate or any employee of a Credit Party;

(k)         Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Administrative Agent have been duly obtained, effected or given and are in full force and effect;

(l)             Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(m)     Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(n)         Accounts (i) owing from any Person that is also a supplier to or creditor of a Credit Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent in its Permitted Discretion or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Credit Party or any of its Subsidiaries to discounts on future purchase therefrom;

(o)         Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(p)         Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent;

(q)         the portion of any Account evidenced by a promissory note or other instrument;

(r)            Accounts consisting of amounts due from vendors as rebates or allowances;

(s)           Accounts which are in excess of the credit limit for such account debtor established by the Credit Parties in the ordinary course of business and consistent with past practices;

(t)            Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business; or

(u)         Accounts which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the criteria set forth below, as determined by the Administrative Agent in its Permitted Discretion; provided, that, such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion, after written notice to the Administrative Borrower to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time after the Closing Date.  Upon sending any such notice, Administrative Agent agrees to be available to discuss such change with Administrative Borrower. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Borrowers to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)         such Credit Card Receivable has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower;

(b)         Credit Card Receivables which do not constitute a “right to payment”  pursuant to the UCC;

(c)          Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(d)         Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Administrative Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to the Administrative Agent pursuant to the Security Documents and the Liens permitted under clauses (c) or (l) of Section 9.2;

(e)          Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, recourse, claim, counterclaim, offset or chargeback);

(f)           Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Credit Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor (to the extent of such repurchase requirement):

(g)          Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(h)         Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(i)             Credit Card Receivables which do not conform in any material respect to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(j)            Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods and merchantable and except as otherwise agreed by the Administrative Agent in its Permitted Discretion, (i) comply in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (ii) are not excluded as ineligible by virtue of one or more of the criteria set forth below as determined by the Administrative Agent in its Permitted Discretion; provided, that, such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion after written notice to the Administrative Borrower to address the results of any field examination or appraisal performed by (or on behalf of) Administrative Agent from time to time after the Closing Date. Upon sending any such notice, Administrative Agent agrees to be available to discuss such change with Administrative Borrower.  Except as otherwise agreed by the Administrative Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)               Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)               Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Credit Party;

(c)                Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d)               Inventory that is not located at a location that is owned or leased by a Borrower, except (i) Inventory that is temporarily located at an off-site retail event or other similar location for a period of not longer than sixty (60) days (provided, that the aggregate amount of such Inventory that may be included as Eligible Inventory shall not exceed $5,000,000 at any one time and such Inventory shall be separately identified in the reporting to Administrative Agent, (ii) Inventory in transit between such owned or leased locations or between the locations which meet the criteria set forth in clause (i) above or clause (iii) below, or (iii) if at a location other than as permitted above, to the extent that the applicable Borrower has furnished the Administrative Agent with (A) any UCC financing statements or other documents that the Administrative Agent may determine in its Permitted Discretion to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent;

(e)                Inventory that is located in a distribution center or warehouse leased by a Borrower unless (i) the applicable lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve as described in clause (i) of the definition of Availability Reserve satisfactory to the Administrative Agent (which Reserve shall not exceed three (3) month’s rent) has been established with respect to such location; provided, that, such Inventory that otherwise satisfies the criteria for Eligible Inventory at such locations will be deemed Eligible Inventory for a period of sixty (60) days after the Closing Date without the establishment of such Reserve and notwithstanding that Administrative Agent has not received a Collateral Access Agreement;

(f)                 Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving (determined in a manner consistent with the treatment of such items in the financial statements of the Borrowers), work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season (other than Ugg products), (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)                Inventory that is not subject to a perfected first-priority security interest in favor of the Administrative Agent;

(h)               Inventory that is not insured in compliance with the provisions of Section 8.6 hereof;

(i)                   Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j)                  Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement; or

(k)               Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Administrative Agent has completed or received (i) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent in its Permitted Discretion and establishes an advance rate for such Inventory and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained by any Credit Party for employees of any Credit Party.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment from a release of or exposure to Hazardous Materials.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of health, safety or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by Holdings of shares of its Equity Interests to any Person that is not a Credit Party (including, without limitation, any initial public offering, secondary offering or related equity issuance and any equity issuance in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (i) any Asset Disposition or (i) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)              the Loan Cap, minus

(b)              the Revolving Credit Outstandings, plus

(c)               Qualified Cash.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Deposit Account” means (a) any deposit account maintained by a Loan Party solely for the purpose of funding payroll, taxes and other compensation and benefits to employees, (b) zero balance accounts maintained by a Loan Party, (c) any deposit account used solely for escrow, customs or other fiduciary purposes, in each case, that solely contains property not beneficially owned by any Loan Party, (d) any deposit account the balance of which is swept at the end of each Business Day into a deposit account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account is swept into another deposit account subject to a Control Agreement) without the consent of the Administrative Agent, or (e) any deposit account established by a Loan Party with amounts on deposit that, when aggregated with the amounts on deposit in all other deposit accounts maintained by all Loan Parties for which Control Agreements have not been obtained (other than those specified in clauses (a) through (d)), do not exceed $500,000 at any time.

“Excluded Securities Account” means (a) any securities account maintained by a Loan Party solely for the purpose of funding payroll, taxes and other compensation and benefits to employees, (b) any securities account used solely for escrow, customs or other fiduciary purposes, in each case, that solely contains property not beneficially owned by any Loan Party, (c) any securities account the balance of which is swept at the end of each Business Day into a securities account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such securities account is swept into another securities account subject to a Control Agreement) without the consent of the Administrative Agent, or (d) any securities account established by a Loan Party with amounts on deposit that, when aggregated with the amounts on deposit in all other securities accounts maintained by all Loan Parties for which Control Agreements have not been obtained (other than those specified in clauses (a) through (c)), do not exceed $500,000 at any time.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary of a Foreign Subsidiary classified as a controlled foreign corporation under Section 957 of the Code, (d) any Domestic Subsidiary all or substantially all of the assets of which are Equity Interests in one or more Foreign Subsidiaries which are classified as controlled foreign corporations within the meaning of Section 957 of the Code, (e) any Subsidiary to the extent a guaranty or a pledge of its Equity Interest is prohibited or restricted by applicable requirements of law (including any requirement to obtain Governmental Approvals), rule or regulation and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Administrative Borrower, the burden or cost or other consequences of providing a guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, and for so long as, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by gross income (other than withholding Taxes) or net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 5.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Factored Receivables” means any Accounts originally owed or owing by a Credit Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Credit Party which gave rise to such Account.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Administrative Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Fee Letter” means the fee letter, dated May 29, 2015, by and between Boot Barn and Wells Fargo.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Month” means each fiscal month of Holdings and its Subsidiaries which end on each of the dates set forth on Schedule 1.1(c).

“Fiscal Quarter” means each fiscal quarter of Holdings and its Subsidiaries which end on each of the dates set forth on Schedule 1.1(c).

“Fiscal Year” means each fiscal year of Holdings and its Subsidiaries which end on each of the dates set forth on Schedule 1.1(c).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pledge Agreement” means a pledge agreement, charge agreement or similar agreement in form and substance reasonably acceptable to the Administrative Agent executed by a Credit Party with respect to a pledge (or equivalent thereof) of Equity Interests of a Foreign Subsidiary required by the terms of this Agreement

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States (including, without limitation, the FASB Accounting Standards Codification), that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.3.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part). The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (including pursuant to any limitations on liability set forth in such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means, collectively, Holdings and each Subsidiary Guarantor.

“Guaranty Agreement” means the Guaranty Agreement, dated of even date herewith, executed by the Borrowers and the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Hazardous Materials” means any substances or materials (a) which are defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise harmful to health, safety or the environment and are regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” means Boot Barn Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiaries” means, as of any date of determination, those Domestic Subsidiaries designated by the Administrative Borrower in writing to the Administrative Agent that, when considered on an individual or aggregate basis, do not have (A) Consolidated EBITDA attributable to such Immaterial Subsidiaries in excess of five percent (5%) of the Consolidated EBITDA of Holdings and its Subsidiaries for the most recent four consecutive Fiscal Quarter period for which the Borrowers have delivered Holdings’ financial statements or (B) assets (valued at the greater of book value or fair market value) in excess of five percent (5%) of the consolidated total assets of Holdings and its Subsidiaries as of the last day of the most recent Fiscal Quarter ended for which the Borrowers have delivered Holdings’ financial statements. The Administrative Borrower’s written notice described above shall include calculations with respect to clauses (A) and (B) in detail reasonably satisfactory to the Administrative Agent. The Administrative Borrower may designate and re-designate a Domestic Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition. Baskins Acquisition Holdings, LLC, a Delaware limited liability company, and RCC Western Stores, Inc., a South Dakota corporation, are designated as Immaterial Subsidiaries and as of the Closing Date are the only Immaterial Subsidiaries.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)              all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)              all obligations to pay the deferred purchase price of property or services of any such Person, except (i) trade accounts payable arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and (ii) earn-outs or similar contingent obligations that are not due and payable as of such date;

(c)               the Attributable Indebtedness of such Person;

(d)              all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements but excluding (i) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and (ii) trade accounts payable arising in the ordinary course of business, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse); provided that, for purposes any covenant herein, the amount of any such Indebtedness shall be the lower of (A) the fair market value of such asset and (B) the amount of Indebtedness secured;

(e)               all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(f)                all obligations of any such Person in respect of Disqualified Equity Interests;

(g)               all net obligations of such Person under any Hedge Agreements; and

(h)              all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than, in either case, any such Taxes as are imposed solely by reason of the gross negligence or willful neglect of the Administrative Agent or Lender, as applicable.

“Initial Issuing Lender” means Wells Fargo.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intellectual Property” or “intellectual property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO, as applicable.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among Administrative Agent and the Term Loan Agent and acknowledged by the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months (or, if approved by all of the relevant Lenders (such approval not to be unreasonably withheld), twelve (12) months or a period shorter than one (1) month) thereafter, in each case as selected by the Administrative Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)              the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)              if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)               any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)              no Interest Period for any Revolving Credit Loan shall extend beyond the Maturity Date; and

(e)               there shall be no more than twelve (12) Interest Periods in effect at any time.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to the determination of the salability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Administrative Agent determines, in its Permitted Discretion, will need to be satisfied in connection with the realization upon the Inventory.  Without limiting the generality of the foregoing, but without duplication, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)              obsolescence (determined in a manner consistent with the treatment of obsolete Inventory in the financial statements of the Borrowers);

(b)              seasonality;

(c)               Shrink;

(d)              imbalance;

(e)               change in Inventory character;

(f)                change in Inventory composition;

(g)               change in Inventory mix;

(h)              markdowns (both permanent and point of sale);

(i)                  retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)                 out-of-date and/or expired Inventory;

Provided, that, Administrative Borrower may, at any time, require Administrative Agent to arrange for an appraisal of the Inventory, at the expense of Borrowers, in addition to those appraisals provided for in Section 8.12(c) (and which appraisal shall not be considered in connection with any limitations on appraisals therein), and to the extent that any of the factors that are the basis for an Inventory Reserve set forth above are addressed in the Net Recovery Percentage based on the results of such appraisal and used in the determination of the Borrowing Base, such Inventory Reserves will be terminated, without limiting the rights of Administrative Agent to establish Reserves thereafter based on subsequent events, conditions or circumstances.

“Investment” has the meaning set forth in Section 9.3.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the Issuing Lender and any Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuing Lender” means (a) the Initial Issuing Lender and (b) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and has been approved in writing by the Administrative Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Latest Maturity Date” means the latest maturity date of any Loan or Commitment hereunder.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of a Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for the Initial Issuing Lender, the amount set forth opposite the name of the Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between such Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between such Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with

Section 1.8.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $5,000,000 and (b) the Revolving Credit Commitment. The L/C Sublimit is a part of, and not in addition to, the Revolving Credit Commitment.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is (a) seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day) or (b) such later date as shall be approved pursuant to Section 3.1(c)(ii)(C).

“Letters of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“LIBOR” means,

(a)              for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)              for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page)

then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies of Administrative Agent under the Loan Documents and applicable Law as a creditor of the Credit Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Credit Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business” or other similarly themed sale or other disposition for the purpose of liquidating all or substantially all of the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning assigned to such term in Section 5.5.

“Loan Cap” means, at any time of determination, the lesser of (a) the aggregate Revolving Credit Commitments or (b) the Borrowing Base.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Guaranty Agreement, the Fee Letter, the Intercreditor Agreement, any Lender Joinder Agreement, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Administrative Agent or any of its Affiliates, each as amended and in effect from time to time; provided that for purposes of the definition of “Material Adverse Effect” and Article IX, “Loan Documents” shall not include agreements relating to Cash Management Services and Bank Products.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Concentration Account” means any deposit account of Borrowers to which funds of any Credit Party from one or more Blocked Accounts are from time to time transferred or deposited, including any Store concentration accounts used by Borrowers.  As of the date hereof, the Master Concentration Accounts are the deposit accounts identified as Master Concentration Accounts on Schedule 7.25(a).

“Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Credit Parties (taken as a whole) to perform their obligations under any material Loan Document, (c) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any material Loan Document or (d) an impairment of the legality, validity or enforceability against any Credit Party of any material Loan Document to which it is a party.

“Material Contract” means any contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest to occur of (a) June 29, 2020, or such later date, to the extent applicable, determined in accordance with Section 2.9, (b) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred two percent (102%) of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA and to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all reasonable and customary out of pocket fees and expenses incurred in connection with such transaction or event, including, without limitation, all attorneys’ fees, accountants’ fees, and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Disposition or Insurance and Condemnation Event (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Administrative Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, any Borrower or any Subsidiary in connection with such Asset Disposition or Insurance and Condemnation Event, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, (iv) amounts provided as a cash reserve, in accordance with GAAP, or amounts placed in a funded escrow, against any liabilities under any indemnification obligations or purchase price adjustments associated with any Asset Disposition or Insurance and Condemnation Event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (v) the Administrative Borrower’s good faith estimate of payment required to be made with respect to unassumed liabilities directly relating to the assets sold (provided that, to the extent such cash proceeds are not so used within twelve (12) months of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (b) with respect to Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other customary fees, discounts, commissions and expenses incurred in connection therewith.

“Net Recovery Percentage” means, as of any date of determination, the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Eligible Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable (in Administrative Agent’s Permitted Discretion) appraisal of Inventory received by Administrative Agent in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Eligible Inventory subject to such appraisal.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrowers) that is not a Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (d) to the extent not included in clause (c) above, any Other Liabilities; provided, that, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, vice president or the treasurer of Holdings substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a capital lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Credit Parties or any of their Subsidiaries and/or (ii) any transaction with the Administrative Agent or any of its Affiliates, which arises out of any Bank Product entered into with any Credit Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Overadvance” means an Extension of Credit to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means with respect to any transaction or payment the following:

(a)              subject to Section 5.13(c) with respect to any Permitted Acquisition, as of the date of any such transaction or payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(b)              as of the date of any such transaction or payment, and after giving effect thereto, either:

(i)                       both (A) on a pro forma basis, Excess Availability (using the most recent calculation of the Borrowing Base immediately prior to any such transaction or payment) shall be not less than (1) in the case of clause (viii) in the definition of Permitted Acquisition, Section 9.3(s) regarding Investments or Sections 9.9(b)(v) and 9.9(d) regarding optional prepayment of certain Indebtedness, the greater of fifteen percent (15.0%) of the Loan Cap or $10,000,000, or (2) in the case of Section 9.6(d)(v) regarding certain Restricted

Payments or other payments or transactions, the greater of seventeen and one-half percent (17.5%) of the Loan Cap or $20,000,000, and (B) on a Pro Forma Basis, the Fixed Charge Coverage Ratio for the immediately preceding four (4) Fiscal Quarter period ending on the last day of the Fiscal Quarter prior to the date of such transaction or payment for which Administrative Agent has received financial statements shall be at least 1.00 to 1.00, or

(ii)                    on a pro forma basis, Excess Availability (using the most recent calculation of the Borrowing Base immediately prior to any such transaction or payment) shall be not less than the greater of twenty percent (20.0%) of the Loan Cap or $20,000,000,

(c)               receipt by Administrative Agent of projections for the six (6) month period after the date of such transaction or payment showing, on a pro forma basis after giving effect to such transaction or payment, minimum Excess Availability at all times during such period of not less than the applicable amount set forth in clause (b) above, and

(d)              Administrative Agent shall have received a certificate of a Responsible Officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates and with respect to which any Credit Party or any ERISA Affiliate has any outstanding liability.

“Permitted Acquisition” means (a) any Acquisition which the Required Lenders agree is a “Permitted Acquisition” and (b) any other Acquisition that meets all of the following requirements:

(i)                       with respect to such Acquisition, the board of directors (or equivalent governing body) of the Person or business to be acquired shall not have indicated its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);

(ii)                    the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;

(iii)                 if such Acquisition is a merger or consolidation, a Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(iv)                the Administrative Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 8.13, within the time periods provided therein;

(v)                   if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) is $15,000,000 or more in the aggregate, no later than three (3) Business Days prior to the proposed closing date of such Acquisition, the Administrative Borrower shall have delivered to the Administrative Agent (A) written notice of such Acquisition and the proposed closing date thereof, and (B) a certificate of a Responsible Officer of the Administrative Borrower (which may be combined with the certificate required by clause (viii) below) certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition;

(vi)                Reserved;

(vii)             the Borrowers shall have obtained the prior written consent of the Required Lenders prior to the consummation of such Acquisition (or series of related Acquisitions) if (A) the Permitted Acquisition Consideration for such Acquisition (or series of related Acquisitions), together with all other Acquisitions consummated during the term of this Agreement, exceeds $100,000,000 in the aggregate or (B) the Permitted Acquisition Consideration for an Acquisition of any Person or Property that does not become a Credit Party or Property of a Credit Party exceeds $25,000,000, plus, with respect to each of the foregoing clauses (A) and (B), to the extent the applicable Available Amount Conditions are satisfied or waived pursuant to the terms of the Term Loan Agreement, the amount of such consideration financed with the Available Amount then in effect; and

(viii)          as of the date of such Acquisition and after giving effect thereto, each of the Payment Conditions has been satisfied or waived by the Required Lenders.

“Permitted Acquisition Consideration” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (excluding (a) the value of any Equity Interests of Holdings issued in connection therewith, (b) any unsecured contingent liabilities of a Credit Party or its Subsidiaries arising under an agreement to make any deferred payment as part of the purchase price for any Permitted Acquisition, including earn outs, performance bonuses or consulting payments in any related services, employment or similar agreements in an amount that is subject to or contingent upon earning, revenues, income cash flow or profits (or the like) of the target of such Permitted Acquisition, (c) any cash of the seller or its Affiliates used to fund any portion of such consideration and (d) any cash or Cash Equivalents acquired in connection with such Acquisition), to be paid on a singular basis in connection with any Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by any Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by Holdings, any Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Consignment Sale” means a sale of inventory by any Borrower or any of its Subsidiaries to a third party on a consignment basis; provided, that: (a) the aggregate value of all such inventory sold by Borrowers or any of their Subsidiaries on consignment at any time shall not exceed $500,000 and (b) such Borrower or such Subsidiary shall have filed a valid UCC-1 financing statement covering the consigned inventory in the relevant filing office under the UCC, applicable to the consignee and, if applicable, notified any creditor of the consignee with a security interest in the inventory of the consignee of such Borrower’s or such Subsidiary’s rights as consignee with respect to such inventory.

“Permitted Discretion” means, as used in this Agreement with reference to Administrative Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Investors” means, collectively, Freeman Spogli Management Co., L.P., or any successor thereto, and any fund or other Person (other than portfolio companies) Controlled directly or indirectly by Freeman Spogli Management Co., L.P., or any successor thereto, or any of its Affiliates.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)         is necessary to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents; or

(b)         is made to pay any other amount chargeable to any Credit Party hereunder; and

(c)          together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the then applicable Borrowing Base at any time (but in no event shall the aggregate principal amount of all Permitted Overadvances exceed the aggregate Revolving Credit Commitment) at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided, that, the foregoing shall not (i) modify or abrogate any of the provisions of Article 3 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.2 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pledged Foreign Subsidiary” means a Foreign Subsidiary of a Credit Party for which the Administrative Agent has received a Foreign Pledge Agreement from such Credit Party, with respect to sixty-five percent (65%) of the total outstanding voting Equity Interests (and 100% of the non-voting Equity Interests) (or, in each case, such greater percentage as would not result in adverse federal income tax consequences for Holdings or any of its Subsidiaries) of such Foreign Subsidiary and such Foreign Pledge Agreement is in full force and effect and such Credit Party shall have satisfied all actions and requirements related to such Foreign Pledge Agreement (including delivery of stock certificates, where applicable).

“Pre-Opening Costs” means expenses incurred with respect to the acquisition, opening and organizing of new Stores of the Credit Parties to the extent not prohibited by this Agreement, such costs including, but not limited to, the cost of feasibility studies, freight, staff-training and recruiting, and travel costs for employees engaged in such start-up activities; provided, however, that (a) such Pre-Opening Costs are incurred within ninety (90) days before the opening of the applicable new Store, and (b) the aggregate amount of such Pre-Opening Costs does not exceed an average of $200,000 with respect to each single location for the relevant period.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means with respect to any determination of the Consolidated Fixed Charge Coverage Ratio or Consolidated EBITDA (including, in each case, component definitions thereof) that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to a Specified Disposition shall be excluded, (b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith, provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on or in respect of any Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Holdings to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Holdings or such Subsidiary may designate.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Cash” shall mean unrestricted cash of Borrowers of up to $10,000,000 that is subject to the valid, enforceable and perfected security interest of Administrative Agent in investment accounts or deposit accounts at Administrative Agent subject to a customary Control Agreement(s) or Blocked Account Agreement(s) and free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Administrative Agent, the Term Loan Agent (subject to the Intercreditor Agreement) and the depository bank or securities intermediary where the deposit accounts or investment accounts are maintained for its reasonable and customary fees and charges related to such account), are available for use by Borrowers, without condition or restriction (other than in favor of Administrative Agent and the Term Loan Agent and provided, that, such funds will not be permitted to be withdrawn without the consent of Administrative Agent), and for which Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to Administrative Agent, of the amount of such cash or Cash Equivalents held in such deposit accounts or investment accounts as of the applicable date of the calculation of Excess Availability and the satisfaction of the other conditions herein; provided, that, up to $500,000 of unrestricted cash of Borrowers in the DDAs or Blocked Accounts of Borrowers in excess of the amounts to be used for amounts drawn or anticipated to be drawn shortly for disbursements of Borrowers and that Borrowers have identified will not be applied to the repayment of the Loans which cash otherwise satisfies the criteria above except that funds from such DDAs may be withdrawn without the consent of the Administrative Agent may be deemed to be Qualified Cash.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Average Excess Availability” means, at any time, the daily average of the amount of the Excess Availability for the immediately preceding Fiscal Quarter.

“Receivables Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Commercial Accounts or Eligible Credit Card Receivables, including, without limitation, on account of dilution.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Required Lenders” means, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Commitments or, if the Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitments of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be disregarded in determining the Required Lenders. Notwithstanding the foregoing, Required Lenders shall comprise no less than two such Lenders that are not Affiliates of one another, unless (a) all Lenders that are not Defaulting Lenders are Affiliates of one another or (b) there is only one Lender that is not a Defaulting Lender, at such time.

“Reserves” means all Inventory Reserves, Receivables Reserves, Bank Product Reserves, Cash Management Reserves and Availability Reserves.

“Resignation Effective Date” has the meaning assigned thereto on Section 11.6(a).

“Responsible Officer” means, as to any Person, the chief executive officer, president, vice president, executive vice president, chief financial officer, principal accounting officer, controller, secretary, assistant secretary, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Administrative Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 9.6.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof.  The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $125,000,000.  The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Scheduled Maturity Date” means, except to the extent extended pursuant to Section 2.9, June 29, 2020.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under any Bank Products and Cash Management Services; provided, that Secured Obligations shall not include any Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Expenses” has the meaning assigned thereto in Section 12.3(a).

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages (if any), each Control Agreement, each Blocked Account Agreement, each Foreign Pledge Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Seller Debt” means Indebtedness evidenced by a Seller Note.

“Seller Notes” means any promissory note or notes issued by any Borrower or any Subsidiary of such Borrower in respect of any Permitted Acquisition as partial consideration in connection with such Permitted Acquisition on terms reasonably satisfactory to the Administrative Agent.

“Sheplers” means Sheplers, Inc., a Kansas corporation.

“Sheplers Holdings” means Sheplers Holding Corporation, a Delaware corporation.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value or the fair value, in each case on a going concern basis, of the assets of such Person and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured; (iii) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of such Person and its Subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iv) such Person and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of a Borrower or any division, business unit, product line or line of business.

“Specified Event of Default” means an Event of Default arising under Section 10.1(a), 10.1(b), 10.1(d) (as a result of default in the performance or observance of Section 8.2(b), Section 8.2(i), Section 8.4 or Section 9.13) (if applicable)), 10.1(e) (as a result of default in the performance or observance of Section 8.6 or Section 8.17), 10.1(h) or 10.1(i).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) the Transactions and (d) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Standard Letter of Credit Practice” means, for the Issuing Lender, any domestic or foreign Law or letter of credit practices applicable in the city in which the Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the Issuing Lender.

“Stock Certificates” means Collateral consisting of stock (or other) certificates representing Equity Interests of the Credit Parties and their respective Domestic Subsidiaries required as Collateral pursuant to this Agreement and the Security Documents.

“Stores” shall mean the retail stores operated by any Borrower or any of its Subsidiaries.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by Holdings or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Subsidiary Guarantors” means, collectively, all direct and indirect Domestic Subsidiaries of Holdings (other than the Borrowers and Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 8.13.  As of the Closing Date, the only Subsidiary Guarantor is Sheplers Holdings.

“Supermajority Lenders” means, at any date, any combination of Lenders holding more than sixty-six and two thirds percent (66-2/3%) of the sum of the aggregate amount of the Commitments or, if the Commitment has been terminated, any combination of Lenders holding more than sixty-six and two thirds percent (66-2/3%) of the aggregate Extensions of Credit; provided that the Commitments of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be disregarded in determining the Supermajority Lenders.  Notwithstanding the foregoing, Supermajority Lenders shall comprise no less than two such Lenders that are not Affiliates of one another, unless (a) all Lenders that are not Defaulting Lenders are Affiliates of one another or (b) there is only one Lender that is not a Defaulting Lender, at such time.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitment. The Swingline Commitment is a part of, and not in addition to, the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Agent” means GCI Capital Markets LLC, a Delaware limited liability company, in its capacity as Administrative Agent under the Term Loan Agreement and the other Term Loan Documents and its successors and assigns, together with any replacement or successor Administrative Agent thereunder.

“Term Loan Agreement” means the Credit Agreement, dated on or about the date hereof, by and among Term Loan Agent, Term Loan Lenders and the Credit Parties party thereto, as amended, supplemented or otherwise modified from time to time pursuant to the terms of the Intercreditor Agreement.

“Term Loan Documents “ means, collectively, the following: (a) the Term Loan Agreement and (b) all agreements, documents and instruments at any time executed and/or delivered in connection therewith, each as amended, supplemented or otherwise modified from time to time pursuant to the terms of the Intercreditor Agreement.

“Term Loan Lenders” means those certain lenders and other financial institutions from time to time party to the Term Loan Agreement as lenders.

“Term Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) a determination by the PBGC that there has occurred an event or there exists a condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA on the property of any Credit Party, (g) the determination that any Pension Plan, or the receipt by any Credit Party or any ERISA Affiliate of notice that a Multiemployer Plan, is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted against such Credit Party or ERISA Affiliate by such plan pursuant to Part 1 of Subtitle E of Title IV of ERISA, (i) the receipt by any Credit Party or ERISA Affiliate of notice of any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (j) the receipt by any Credit Party or any ERISA Affiliate of notice of any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transaction Costs” means all transaction fees, charges (including premiums, discounts and Hedge Agreement settlement and termination costs) and other amounts (a) related to the Transactions and any Permitted Acquisitions (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), or (b) attributable to any debt financings or refinancings, Equity Issuance, mergers, recapitalizations, Acquisitions, Investments, option buyouts, dispositions or other similar transactions, in the case of (i) Transactions Costs related to the Transactions, to the extent paid within six (6) months of the Closing Date, and (ii) in all other cases, to the extent paid during the applicable period whether or not the applicable transaction is completed.

“Transaction Documents” shall mean the Loan Documents, the Closing Date Merger Documents, the Term Loan Documents and the other documents executed in connection with the Transactions.

“Transactions” means, collectively, (a) the repayment in full on the Closing Date of certain existing Indebtedness of Holdings and its Subsidiaries (including, without limitation, Sheplers Holdings and Sheplers), (b) the entering into of this Agreement and the making of the initial Loan hereunder, (c) the Closing Date Merger, (d) the execution and delivery of all Transaction Documents, (e) the entering into of the Term Loan Documents by the parties thereto and the incurrence of Indebtedness under the Term Loan Documents and (f) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 and (b) if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCC Filing Collateral” means Collateral consisting of assets of the Credit Parties for which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Secured Parties, including, without limitation, a reduction in the Net Recovery Percentage of property or assets included in the Borrowing Base, the increase in, or establishment of, Reserves or misrepresentation by the Credit Parties.

“United States” means the United States of America.

“USCO” means the United States Copyright Office.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USPTO” means the United States Patent and Trademark Office.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Value” means, as determined by Administrative Agent in its Permitted Discretion, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Administrative Agent prior to the Closing Date, if any.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.2                     Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in Dollars in full in cash or immediately available funds of all Obligations, except (A) in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Hedge Agreements) and any other contingent Obligation, including indemnification obligations, instead providing Cash Collateralization or other collateral as may be permitted by the

Administrative Agent, except, that, no Cash Collateralization or other collateral shall be required with respect to unasserted contingent indemnification or cost or expense reimbursement Obligations for which no demand has been made or are not due and payable, except as the parties may otherwise agree, (B) in the case of any Obligations relating to Bank Products (other than Hedge Agreements) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or other collateral as may be requested by the Administrative Agent, and (C) in the case of any Obligations relating to Hedge Agreements, payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations), in cash shall be made, except if the applicable provider of such Hedge Agreements allows such Hedge Agreements to remain outstanding without being required to be repaid, and (b) the termination of the Commitments.

SECTION 1.3                     Accounting Terms.

(a)              All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial ratio) contained herein, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and any Indebtedness of Holdings and its Subsidiaries subject thereto shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof unless otherwise specified herein.

(b)              If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4                     UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5                     Rounding.  Any financial ratios required to be maintained or measured pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6                     References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7                     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

SECTION 1.8                     Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9                     Guarantees.  Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.10              Covenant Compliance Generally.  For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of Holdings and its Subsidiaries delivered pursuant to Section 8.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1                     Revolving Credit Loans; Reserves.

(a)              Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Administrative Borrower in accordance with the terms of Section 2.3; provided, that, after giving effect to any Revolving Extensions of Credit (i) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment, (iii) the Revolving Credit Outstandings shall not exceed the Loan Cap and (iv) the L/C Obligations shall not exceed the L/C Sublimit. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

(b)              The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its discretion to establish, increase or decrease Reserves against the Borrowing Base or the aggregate Revolving Credit Commitments.  Upon establishment or increase in Reserves, Administrative Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Administrative Agent.  In no event shall such opportunity limit the right of Administrative Agent to establish or change such Reserves, unless Administrative Agent shall have determined that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.  Administrative Agent will provide notice to Administrative Borrower three (3) Business Days’ prior to the establishment of any new categories of Reserves after the date hereof or any change in the methodology for the calculation of an existing Reserve after the date hereof, except that such notice shall not be required (i) at any time there is a Cash Dominion Event or, if in the determination of Administrative Agent in its Permitted Discretion, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Administrative Agent therein or to otherwise address any event, condition or circumstance that, the Administrative Agent in its Permitted Discretion determines, is reasonably likely to cause a diminution in the value of the Collateral or to threaten the ability to realize upon any portion of the Collateral or (ii) if after giving effect to any such new category of reserves or change in methodology there would be an Overadvance.  To the extent that an event, condition or matter as to any Eligible Credit Card Receivables, Eligible Commercial Account or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Administrative Agent shall not also establish a Reserve to address the same event, condition or matter.  The amount of any Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Administrative Agent in its Permitted Discretion.

SECTION 2.2                     Swingline Loans.

(a)              Availability.  Subject to the terms and conditions of this Agreement and the other Loan Documents, including Section 6.2(d), and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date to, but not including, the Maturity Date; provided, that, (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b)              Refunding.

(i)                       The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)                    The Borrowers shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, each Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrowers with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii)                 If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)                Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)                   If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(c)               Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3                     Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)              Requests for Borrowing. The Administrative Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan (provided that the Administrative Borrower may request, no later than two (2) Business Days prior to the Closing Date, that the Lenders make Revolving Credit Loans that are LIBOR Rate Loans on the Closing Date if the Administrative Borrower, on behalf of the Borrowers, has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement), of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (1) other than with respect to Swingline Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (2) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided that if a Borrower wishes to request LIBOR Rate Loans having an Interest Period of nine or twelve months (or any period less than one month) in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  If the Administrative Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans.  If the Administrative Borrower requests a Borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)              Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Administrative Borrower to the Administrative Agent or as may be otherwise agreed upon by the Administrative Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4                     Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)              Repayment on Termination Date.  The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)              Mandatory Prepayments.

(i)                       Subject to Section 2.7, if at any time (A) the Revolving Credit Outstandings exceed the Revolving Credit Commitment or (B) the Revolving Credit Outstandings exceed the Loan Cap, in each case, the Borrowers agree to repay within five (5) Business Days after notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(ii)                    The Borrowers shall make mandatory principal prepayments of the Loans in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any non-ordinary course Asset Disposition of ABL Priority Collateral which is included in the Borrowing Base to the extent such Net Cash Proceeds are required to be applied to repay Revolving Credit Loans so that the Revolving Credit Outstandings do not exceed the Loan Cap.  Each such prepayment shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).  Each prepayment of the Loans under this Section shall be applied to repay the Revolving Credit Loans without a corresponding reduction in the Revolving Credit Commitment.

(c)               Optional Prepayments.  The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as the prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before the prepayment of each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (other than Swingline Loans), and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrowers in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrowers from its obligations in respect thereof under Section 5.9).

(d)              Limitation on Prepayment of LIBOR Rate Loans.  The Borrowers may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e)               Hedge Agreements.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5                     Permanent Reduction of the Revolving Credit Commitment.

(a)              Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently terminate or reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or

(ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, that, such notice may be conditioned on the incurrence of other Indebtedness, or the consummation of another transaction, or receiving the proceeds necessary for any prepayment required in connection with such termination or reduction in a refinancing or otherwise, within a reasonable period of time thereafter.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrowers in the event such refinancing is not consummated (provided, that, the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 5.9).

(b)              Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, to less than the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6                     Termination of Revolving Facility; Swingline Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.  The Swingline Facility and Swingline Commitment shall terminate on the Maturity Date.

SECTION 2.7                     Overadvances.

(a)              The Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result therefrom.  The Administrative Agent may, in its discretion, so long as an Event of Default shall have occurred and be continuing and notwithstanding that the conditions precedent set forth in Section 6.2 shall not have been satisfied, make Permitted Overadvances without the consent of the Borrowers (but with prior or substantially contemporaneous notice to the Administrative Borrower), the Lenders, the Swingline Lender and the Issuing Lender and the Borrowers and each Lender and Issuing Lender shall be bound thereby.  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

(b)              Notwithstanding that (i) a Default or Event of Default shall have occurred and be continuing, (ii) the conditions precedent set forth in Section 6.2 shall not have been satisfied and (iii) any other provision of this Agreement or any other Loan Document to the contrary, the Lenders hereby authorize Administrative Agent or Swingline Lender, as applicable, and either Administrative Agent or Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Credit Loans (including Swingline Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (i) after giving effect to such Revolving Credit Loans, the Revolving Credit Outstandings do not exceed the Loan Cap by more than ten percent (10%) of the aggregate Revolving Credit

Commitments, and (ii) after giving effect to such Revolving Credit Loans, the Revolving Credit Outstandings (except for and excluding amounts charged to the Loan Account for interest, fees, or Secured Party Expenses) does not exceed the aggregate Revolving Credit Commitment.  Loans made pursuant to this Section 2.7(b) shall be payable on demand in an amount sufficient to eliminate all Overadvances pursuant to this Section 2.7(b); provided, however, that in no event shall Borrowers have outstanding Overadvances pursuant to this Section 2.7(b) for more than sixty (60) consecutive days and at the end of such period shall immediately repay Revolving Credit Loans in an amount sufficient to eliminate all Overadvances.  Each Lender with a Revolving Credit Commitment shall be obligated to settle with Administrative Agent as provided in this Agreement for the amount of such Lender’s Revolving Credit Commitment Percentage of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.7, and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Secured Party Expenses.

(c)               Any Permitted Overadvance or other Overadvance pursuant to this Section 2.7 may constitute a Swingline Loan. A Permitted Overadvance or other Overadvance pursuant to this Section 2.7 is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.4(b).

(d)              To the extent that the making of any Permitted Overadvance or other Overadvance pursuant to this Section 2.7 causes the Revolving Credit Outstandings to exceed the aggregate Revolving Credit Commitments, such portion of such Overadvance shall be for Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 10.4.

SECTION 2.8                     Joint and Several Liability of Credit Parties.

(a)              The Obligations are the joint and several obligation of each Credit Party.  To the fullest extent permitted by Applicable Law, the obligations of each Credit Party shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Credit Party.

(b)              The obligations of each Credit Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Credit Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Credit Party or that would otherwise operate as a discharge of any Credit Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)               To the fullest extent permitted by Applicable Law, each Credit Party waives any defense based on or arising out of any defense of any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Credit Party, other than the payment in full in cash of all the Obligations and the termination of the Commitments.  The

Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Credit Party, or exercise any other right or remedy available to them against any other Credit Party, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent that all the Obligations have been paid in full in cash and the Commitments have been terminated.  Each Credit Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any other Credit Party, as the case may be, or any security.

(d)              Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.

SECTION 2.9                     Extension of Maturity Date.

(a)              The Administrative Borrower may, by delivery of a written request (a “Maturity Date Extension Request”) to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Lenders extend the Maturity Date then in effect; provided that (i) such request shall be made to all Lenders having the same Maturity Date on the same terms and (ii) in no event shall there be more than two different Scheduled Maturity Dates in respect of all Revolving Credit Loans.  Such Maturity Date Extension Request shall set forth (A) any changes to interest rate margins, fees or other pricing that will apply to the extensions of credit by Lenders that elect to agree to such Maturity Date Extension Request (which may be higher or lower than those that apply before giving effect to such Maturity Date Extension Request) and (B) any covenants or other terms that will apply solely to any period after the Latest Maturity Date (if any) applicable to any Lenders that have a Scheduled Maturity Date earlier than the Scheduled Maturity Date that will apply to Lenders that elect to agree to such Maturity Date Extension Request.  Other than the extended Maturity Date and the changes described in clauses (A) and (B) of the immediately preceding sentence, the terms applicable to Lenders that elect to agree to such Maturity Date Extension Request shall be identical to those that applied before giving effect thereto.

(b)              Each Lender shall, by notice to the Administrative Borrower and the Administrative Agent given not later than the twentieth (20th) day after the date of the Administrative Agent’s receipt of the Administrative Borrower’s Maturity Date Extension Request (or such other date as the Administrative Borrower and the Administrative Agent may agree; such date, the “Extension Date”), advise the Administrative Borrower whether or not it agrees to the requested extension of its Commitment (each Lender agreeing to a requested extension being called a “Consenting Lender”, and each Lender declining to agree to a requested extension of its Commitment being called a “Declining Lender”).  Any Lender that has not so advised the Administrative Borrower, the Administrative Agent by such Extension Date shall be deemed to have declined to agree to such extension and shall be a Declining Lender.

(c)               The Latest Maturity Date then in effect shall, as to the Consenting Lenders, be extended to the date set forth in the Maturity Date Extension Request.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Administrative Borrower shall also make such other prepayments of Loans pursuant to Section 2.4 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the total Extensions of Credit would not exceed the Loan Cap.

(d)              Notwithstanding the foregoing provisions of this Section 2.9, the Administrative Borrower shall have the right, pursuant to Section 5.12(b), at any time prior to the Existing Maturity Date, to replace a

Declining Lender with a bank or other financial institution that will agree to the applicable Maturity Date Extension Request (provided that each such bank or other financial institution, if not already a Lender (or an Affiliate of a Lender) hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld)), and any such replacement Lender shall for all purposes constitute a Consenting Lender.

(e)               The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrowers as may be necessary in order to effectuate the extensions contemplated by this Section 2.9 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with such extension.  This Section 2.9 supersedes any provisions in Section 12.2 to the contrary.  Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1                     Letters of Credit.

(a)              Subject to the terms and conditions of this Agreement, upon the request of the Administrative Borrower made in accordance herewith, and prior to the Maturity Date, the Issuing Lender agrees to issue a requested Letter of Credit for the account of the Credit Parties. By submitting a request to the Issuing Lender for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the Issuing Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the Issuing Lender and the Administrative Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Lender not later than 11:00 a.m. at least two Business Days (or such other date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or the Issuing Lender may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Issuing Lender generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

(b)              The Issuing Lender shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Revolving Credit Outstandings would exceed Loan Cap, (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment, or (iii) the Revolving Credit Outstandings with respect to all L/C Obligations would exceed the L/C Sublimit.

(c)               In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 5.15(a)(iv), or (ii) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 5.15(a)(v). Additionally, the Issuing Lender shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to the Issuing Lender or any request or directive (whether or not having the force of Applicable Law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit or request that the Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date.

(d)              Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided, that, (i) until the Administrative Agent advises any such Issuing Lender that the provisions of Section 6.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such Issuing Lender, such Issuing Lender shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Lender may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the Issuing Lender, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate.  If the Issuing Lender makes a payment under a Letter of Credit, the Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Credit Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 6.2 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Credit Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the Issuing Lender shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to Section 3.1(e) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(e)               Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.1(d), each Lender agrees to fund its Revolving Credit Commitment Percentage of any Revolving Credit Loan deemed made pursuant to Section 3.1(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Revolving Credit Loan and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the Issuing Lender, in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Revolving Credit Commitment Percentage of any Letter of Credit Disbursement made by the Issuing Lender under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Revolving Credit Commitment Percentage of each Letter of Credit Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 3.1(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or the Issuing Lender elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Revolving Credit Commitment Percentage of each Letter of Credit Disbursement pursuant to this Section 3.1(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 6.2 hereof. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Revolving Credit Commitment Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)                Each Borrower agrees to indemnify, defend and hold harmless each Secured Party (including the Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and Administrative Agents (each, including the Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 5.11 and subject to the limitations set forth in Section 12.3 with respect to expenses and indemnifications generally) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)                       any Letter of Credit or any pre-advice of its issuance;

(ii)                    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)                 any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)                any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)                   any unauthorized instruction or request made to the Issuing Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)                an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)             any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)          the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)                the Issuing Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)                   the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of the Letter of Credit Related Person claiming indemnity or as the result of any claim or action solely among Letter of Credit Related Persons not resulting from a breach of any Credit Party under this Agreement or any other Loan Document.  The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 3.1(f). If and to the extent that the obligations of the Borrowers under this Section 3.1(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)               The liability of the Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the Issuing Lender’s gross negligence or willful misconduct or bad faith in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The Issuing Lender shall be deemed to have acted with due diligence and reasonable care if the Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  The Borrowers’ aggregate remedies against the Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 3.1(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Issuing Lender to effect a cure.

(h)              The Borrowers shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the Issuing Lender, irrespective of any assistance the Issuing Lender may provide such as drafting or recommending text or by the Issuing Lender’s use or refusal to use text submitted by the Borrowers. The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want such Letter of Credit to be renewed, the Borrowers will so notify the Administrative Agent and the Issuing Lender at least fifteen (15) calendar days before the Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)                  The Borrowers’ reimbursement and payment obligations under this Section 3.1 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)                       any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)                    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)                 the Issuing Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)                the Issuing Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)                   the existence of any claim, set-off, defense or other right that Holdings or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Lender or any other Person;

(vi)                any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 3.1(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the Issuing Lender, the beneficiary or any other Person; or

(vii)             the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 3.1(g) above, the foregoing shall not release the Issuing Lender from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the Issuing Lender arising under, or in connection with, this Section 3.1 or any Letter of Credit.

(j)                 Without limiting any other provision of this Agreement, subject to Section 3.1(g) above, the Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the Issuing Lender’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i)                       honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                 acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)                   acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii)             any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)          assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                   acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Issuing Lender if subsequently the Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)             dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)          honor of a presentation that is subsequently determined by the Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)              Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Revolving Credit Outstandings with respect to all L/C Obligations.  Sections 2.4 and 10.2(b) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 3.1, Section 2.4 and Section 10.2(b), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to one hundred two percent (102%) of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to one hundred ten percent (110%) of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby Consented to by the Lenders). The Borrowers hereby grant to the Administrative Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  If at any time the

Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines, in its Permitted Discretion, to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Lender and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l)                  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Credit Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the average daily maximum aggregate amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each Fiscal Quarter commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the default rate as provided in Section 5.1(b) hereof.

(m)          In addition to the Letter of Credit Fees as set forth in Section 3.1(l) above, the Borrowers shall pay immediately upon demand to the Administrative Agent for the account of the Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 5.4(b) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 3.1(m)): (i) a fronting fee which shall be imposed by the Issuing Lender upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Issuing Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(n)              Unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)              The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(p)              In the event of a direct conflict between the provisions of this Section 3.1 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.1 shall control and govern.

SECTION 3.2                     Reimbursement Obligation of the Borrowers.  In the event of any drawing under any Letter of Credit, the Borrowers agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Administrative Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Administrative Borrower shall immediately notify such Issuing Lender that the Borrowers intend to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non- satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.3                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any of their Subsidiaries inures to the benefit of the Borrowers and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE IV

[RESERVED]

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1                     Interest.

(a)              Interest Rate Options.  Subject to the provisions of this Section, at the election of the Administrative Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Administrative Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b)              Default Rate.

(i)                       Subject to Section 10.3, (A) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), or (B) at the election of the Required Lenders, upon the occurrence and during the continuance of any Specified Event of Default not listed in clause (A)

above, (1) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (2) all outstanding Base Rate Loans arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (3) all past due Obligations shall bear interest at a rate per annum equal to two percent (2%), in each case commencing (x) in respect of principal, from the date of such Event of Default, (y) in respect of all other amounts, from the later of (A) the date of such Event of Default and (B) the date such payment was otherwise due.

(ii)                    Subject to Section 10.3, upon the occurrence and during the continuance of any Event of Default (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit and (B) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.

(iii)                 Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)               Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears, with respect to each Fiscal Quarter, on the first day of the next Fiscal Quarter, commencing on the first Business Day of the Fiscal Quarter beginning closest to September 30, 2015 (with respect to the prior Fiscal Quarter); and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)              Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

SECTION 5.2                     Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Administrative Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if the Borrowers wish to request LIBOR Rate Loans having an Interest Period of nine or twelve months (or any period less than one month) in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Administrative Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Administrative Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3                     Fees.

(a)              Commitment Fee.  Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to one-quarter of one percent (0.25%) times the actual daily amount by which the aggregate Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any) exceeds the Revolving Credit Outstandings; provided, that, the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each Fiscal Quarter during the term of this Agreement commencing on the last Business Day of the Fiscal Quarter ending closest to September 30, 2015 and ending on the date upon which all Obligations (other than contingent indemnification and cost reimbursement obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)              Other Fees.  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the separate agreements between them. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4                     Manner of Payment.

(a)              Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its

Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

(b)              The Administrative Agent, without the request of the Administrative Borrower, may advance any interest, fee, service charge (including direct wire fees), Secured Party Expenses, or other payment to which any Secured Party is entitled from the Credit Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Administrative Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.4(b ).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 5.4(b) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

SECTION 5.5                     Evidence of Indebtedness.

(a)              Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent (the “Loan Account”) in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrowers and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)              Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6                     Sharing of Payments by Lenders; Settlement Among Lenders.

(a)              Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(A)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B)            the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of Cash Collateral provided for in Section 5.14 or (3) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to Holdings or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

(b)              Settlement.

(i)                       The amount of each Lender’s Revolving Credit Commitment Percentage of outstanding Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swingline Loans) and repayments of Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(ii)                    The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans (including Swingline Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Revolving Credit Commitment Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

SECTION 5.7                     Administrative Agent’s Clawback.

(a)              Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)              Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)               Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8                     Changed Circumstances.

(a)              Circumstances Affecting LIBOR Rate Availability.  In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Administrative Borrower. Thereafter, until such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall, at their option, either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)              Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Administrative Borrower and the other Lenders. Thereafter, until such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrowers to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9                     Indemnity.  Each Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period or the day on which the Borrowers’ notice has specified for payment. The amount of such loss or expense shall be determined, in the applicable Lender’s discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10              Increased Costs.

(a)              Increased Costs Generally.  If any Change in Law shall:

(i)                       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)                    subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                 impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrowers shall promptly pay to any such Lender, within fifteen (15) days of written demand (including documentation reasonably supporting such request) such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)              Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or such Issuing Lender, as the case may be, within 15 days of submission by such Lender or Issuing Lender, as the case may be to the Administrative Borrower of a written request therefor (including documentation reasonably supporting such request) such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)               Certificates for Reimbursement.  A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)              Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such

Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six- month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11              Taxes.

(a)              Defined Terms. For purposes of this Section 5.11, for the avoidance of doubt, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b)              Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)               Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)              Indemnification by the Credit Parties.  Without duplication of any amounts paid under Section 5.11(b) hereof, the Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)               Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or such other evidence of such payment within the possession of such Credit Party and reasonably satisfactory to the Administrative Agent.

(g)               Status of Lenders.

(i)                       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                    Without limiting the generality of the foregoing:

(A)            any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)   executed originals of IRS Form W-8ECI;

(3)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)   to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)              Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                  Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document; provided that the Borrowers shall not be required to compensate any Lender or Administrative Agent pursuant to this Section 5.11 for any amounts (i) incurred solely by reason of the gross negligence or willful neglect of the Administrative Agent or the Lenders, as applicable or (ii) after the date that is one year after all other Obligations (other than continent indemnification obligations not then due) have been repaid in full.

SECTION 5.12              Mitigation Obligations; Replacement of Lenders.

(a)              Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)              Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender, a Declining Lender or a Non-Consenting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                       the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii)                    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts;

(iii)                 in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                such assignment does not conflict with Applicable Law; and

(v)                   in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 5.13              Increase in Commitments.

(a)              Uncommitted Increase.

(i)                       Request for Increase.  Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Administrative Borrower may from time to time, request an increase in the aggregate Revolving Credit Commitments by an amount (for all such requests) not exceeding $25,000,000 (the “Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Administrative Borrower may make a maximum of five such requests, and (iii) the amount of the aggregate Revolving Credit Commitments, as the same may be increased pursuant to this Section 5.13(a), shall not exceed $150,000,000 at any time, provided, that, notwithstanding the foregoing, as determined on the date such Commitment Increase is to become effective, in no event shall the aggregate Revolving Credit Commitments after giving effect to any Commitment Increase result in the “Maximum ABL Principal Amount” (as defined in the Intercreditor Agreement) exceeding the aggregate Revolving Credit Commitments (after giving effect to such Commitment Increase) by less than fifteen percent (15%) of the aggregate Revolving Credit Commitments.  At the time of sending such notice, the Administrative Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(ii)                    Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Credit Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(iii)                 Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Administrative Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Lender and the Swingline Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Administrative Borrower, the Administrative Agent, in consultation with the Administrative Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the aggregate Revolving Credit Commitments requested by the Administrative Borrower and not accepted by the existing Lenders (and the Administrative Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Commitment Lender”), provided, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(iv)                Effective Date and Allocations.  If the aggregate Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent, with approval of the Administrative Borrower (such approval not to be unreasonably withheld, conditioned or delayed), shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (A) the aggregate Revolving Credit Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (B) Schedule 1.1(b) shall be deemed modified, without further action, to reflect the revised Commitments and Revolving Credit Commitment Percentages of the Lenders.

(b)              Conditions to Effectiveness of Commitment Increase.  As a condition precedent to such Commitment Increase, (i) the Administrative Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, each of the conditions set forth in Section

6.2 is then satisfied (subject to clause (c) below); (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Administrative Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Administrative Borrower and the Administrative Agent may agree; and (v) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested, including, without limitation, an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent, and dated such date.  The Borrowers shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.4) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

(c)               Acquisition Financing.  If a Commitment Increase is incurred for purposes of financing an acquisition, the closing conditions with respect thereto may, with the consent of the Required Lenders (as determined prior to giving effect to the Commitment Increase), be limited by customary “SunGard” provisions and other limitations on conditionality, including, without limitation, provisions substantively identical to customary “Limited Conditionality Provisions” and Events of Default limited to those arising pursuant to Sections 10.1(a), (b), (h) and (i) hereof.

(d)              Conflicting Provisions.  This Section shall supersede any provisions in Sections 5.6 or 12.2 to the contrary.

SECTION 5.14              Cash Collateral.  At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)              Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)              Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15              Defaulting Lenders.

(a)              Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                       Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.

(ii)                    Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                 Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C)            With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)                Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (a) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (b) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                   Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (a) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (b) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)              Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1                     Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)              Executed Loan Documents.  Administrative Agent shall have received each of the agreements, instruments, documents and other items set forth on Exhibit M, each in form and substance reasonably satisfactory to Administrative Agent and each fully executed, as applicable, other than those that are specified therein as permitted to be delivered after the Closing Date.  Notwithstanding the foregoing or any other provision in any Loan Documents to the contrary, to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected (other than UCC Filing Collateral, Stock Certificates or Intellectual Property), on the Closing Date after each Credit Party’s use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the making of the Initial Term Loan on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, in accordance with Section 8.19; provided, that, (i) with respect to perfection of security interests in UCC Filing Collateral, the sole obligation of the Credit Parties shall be to deliver, or cause to be delivered, necessary Uniform Commercial Code financing statements to the Administrative Agent and to irrevocably authorize and to cause the applicable Credit Party to irrevocably authorize the Administrative Agent to file such Uniform Commercial Code financing statements, (ii) with respect to the perfection of security interests in Stock Certificates, the sole obligation of the Credit Parties shall be to deliver to the Administrative Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (iii) with respect to the perfection of security interests in Intellectual Property, in addition to the actions required by clause (i), the sole obligation of the Credit Parties shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Administrative Agent in proper form for filing with the USPTO and the USCO and to irrevocably authorize, and to cause the applicable Credit Party to irrevocably authorize, the Administrative Agent to file such intellectual property security agreements with the USPTO and USCO).

(b)              Consummation of Transactions.  Administrative Agent shall have received fully executed copies of the Closing Date Merger Agreement and each of the other Transactions Documents (with respect to the Term Loan Documents , only those listed on Exhibit N).  The Closing Date Merger and the other Transactions shall have been consummated in accordance with the terms of the Closing Date Merger Agreement and the other Transactions Documents, as applicable, simultaneously with the funding of the initial Loans in accordance with Applicable Law (in all material respects).

(c)               Payment at Closing.  The Borrowers shall have paid or made arrangements to pay contemporaneously with closing (i) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, and (ii) to the Administrative Agent, for the account of the Administrative Agent, its Related Parties or any Lender, as the case may be, all reimbursements of reasonable and documented out-of-pocket expenses, in each case due and payable under any Loan Document on or before the Closing Date to the extent invoiced at least three Business Days prior to the Closing Date, in each case, under clauses (i) and (ii) above, to the extent required to be paid on or prior to the Closing Date.

(d)              Material Adverse Effect.  Since March 31, 2015, there shall not have occurred any Material Adverse Effect (as defined in the Closing Date Merger Agreement).

(e)               Representations and Warranties.  The representations and warranties (i) of the Credit Parties contained in Sections 7.1(a) (solely as it relates to corporate existence and due organization), 7.1(b) (solely as it relates to the Loan Documents), 7.1(c) (solely as it relates to the Loan Documents), 7.3(a) (solely as it relates to the Loan Documents), 7.3(b) (solely as it relates to the Loan Documents), 7.4(b), 7.10, 7.11, 7.17, 7.20 (with respect to the Patriot Act and any Sanctions or Sanctioned Person, solely as to the use of proceeds of the Revolving Credit Loans to be made on the Closing Date), 7.22 and Section 3.4 of the Collateral Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) except to the extent such representations and warranties are made on and as of a specified date (and not required to be remade on the Closing Date), in which case such representations and warranties shall continue on the Closing Date to be true and correct as of the specified date and (ii) set forth in Article V of the Closing Date Merger Agreement as are material to the interests of the Administrative Agent and the Lenders shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) except to the extent such representations and warranties are made on and as of a specified date (and not required to be remade on the Closing Date), in which case such representations and warranties shall continue on the Closing Date to be true and correct as of the specified date, but only to the extent that Borrower (or any of its Affiliates or Subsidiaries) has the right not to consummate the Closing Date Merger or the right to terminate (or cause the termination of) any Borrower’s (or any of its Affiliates’ or Subsidiaries’) obligations under the Closing Date Merger Agreement as a result of a breach of such representations in the Closing Date Merger Agreement.

(f)                Minimum Excess Availability.  Excess Availability after the application of proceeds of the initial Revolving Credit Loans and/or issuance of initial Letters of Credit on the Closing Date and after provision for payment of all fees and expenses required to be paid on the Closing Date and giving effect to the Transactions, shall be not less than $25,000,000.  Administrative Agent shall have received a Borrowing Base Certificate at closing.

(g)               Capital Structure.  Administrative Agent shall have received evidence reasonably acceptable to it that the Credit Parties, the Term Loan Agent and the Term Loan Lenders shall have closed (or shall close substantially concurrently with the funding of the Credit Facility on the Closing Date) the term loan facility evidenced by the Term Loan Documents .

(h)              Litigation.  There shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the funding under this Credit Facility on the Closing Date, unless such order, injunction or decree resulted from the willful misconduct, bad faith or gross negligence of the Administrative Agent or the Lenders or any of their respective officers, directors, employees and Controlled Affiliates.,

(i)                  Miscellaneous.

(i)                       Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of the Revolving Credit Loans made on the Closing Date are to be disbursed.

(ii)                    Existing Indebtedness.  Substantially concurrently with the making of the Revolving Credit Loans on the Closing Date, all existing Indebtedness of Holdings and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 9.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received customary payoff letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(iii)                 PATRIOT Act, etc.  Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti money laundering rules and regulations, in each case to the extent such documentation was requested at least ten (10) Business Days prior to the Closing Date.

(iv)                Insurance.  Customary insurance certificates and endorsements for insurance customary for companies in the same industry and engaged in similar business activities (to the extent such certificates and endorsements are available) shall be delivered in form and substance reasonably satisfactory to the Administrative Agent.

(v)                   Solvency.  The Administrative Agent shall have received a certificate from the chief financial officer of Holdings in substantially the form attached hereto as Exhibit L, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2                     Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)              No Existing Default.  Subject to Section 5.13(c), no Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(b)              Continuation of Representations and Warranties.  Subject to Section 5.13(c), the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(c)               Notices.  The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Administrative Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable. The submission by the Administrative Borrower of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrowers that each of the statements set forth in Sections 6.2(a) and 6.2(b) is true and correct as of the date of such notice.

(d)              New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(e)               No Overadvance.  Subject to Section 2.7, no Overadvance shall result from such Extension of Credit.

(f)                Litigation.  There shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the applicable funding under this Credit Facility, unless such order, injunction or decree resulted from the willful misconduct, bad faith or gross negligence of the Administrative Agent or the Lenders or any of their respective officers, directors, employees and Controlled Affiliates.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders on the Closing Date and after giving effect to the Transactions and other transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1                     Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in the case of preceding clauses (b) and (c) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.

SECTION 7.2                     Ownership.  Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Borrower and its Subsidiaries consists of the number of Equity Interests, authorized, issued and outstanding (if applicable), of such classes and series, with or without par value, described on Schedule 7.2. All outstanding Equity Interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. The shareholders, members or other equity holders, as applicable, of each Subsidiary and the number of shares or percentage of Equity Interests, as applicable, owned by each as of the Closing Date are described on Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party (other than Holdings) or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3                     Authorization; Enforceability.

(a)              Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents and other Transaction Documents to which it is a party in accordance with their respective terms.

(b)              This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party, and each such document upon execution will constitute the legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4                     Compliance of Loan Documents, Closing Date Merger Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party of the Loan Documents and the Closing Date Merger Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens, or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the USCO and/or the USPTO and (iv) Mortgage filings with the applicable county recording office or register of deeds, if applicable.

SECTION 7.5                     Compliance with Law; Governmental Approvals.  Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties except in each case (a) or (b) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6                     Tax Returns and Payments.  Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all material federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all material liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of Holdings and the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years.

SECTION 7.7                     Intellectual Property Matters.  Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material, licenses, copyrights, patents, trademarks, service marks, trade names, and other rights with respect to the foregoing which are reasonably necessary to conduct its business. To the knowledge of the Credit Parties, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof have knowledge or reason to believe that it is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

SECTION 7.8                     Environmental Matters.

(a)              To the knowledge of the Borrowers, the properties owned, leased or operated by each Credit Party and each Subsidiary thereof do not contain any Hazardous Materials in amounts or concentrations which constitute a violation of applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)              Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance for the past three (3) years, with all applicable Environmental Laws;

(c)               No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)              To the knowledge of the Borrower, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor to their knowledge have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

(e)               No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f)                To the knowledge of the Borrowers, there has been no release or threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.9                     Employee Benefit Matters.

(a)              As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any outstanding obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 7.9;

(b)              Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments to a plan intended to qualify under Section 401(a) of the Code for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired, and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or, in the case of a preapproved plan, the IRS has issued a favorable advisory or opinion letter with respect to the underlying plan document) and as a result of such determination by the IRS each trust related to such Employee Benefit Plan is exempt from taxation pursuant to Section 501(a) of the Code, except for such plans that have not yet received determination, opinion or advisory letters but for which the remedial amendment period for submitting an application for such letter has not yet expired. No liability has been incurred by any Credit Party which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan, Pension Plan or Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)               As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay to any Pension Plan any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)              Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e)               No Termination Event has occurred or is reasonably expected to occur; and

(f)                Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any Pension Plan or (ii) to the knowledge of the Borrowers, any Multiemployer Plan.

SECTION 7.10              Margin Stock.  No Credit Party or any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 7.11              Government Regulation.  No Credit Party or any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940).

SECTION 7.12              Material Contracts.  As of the Closing Date, no Credit Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any respect that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.13              Employee Relations.  As of the Closing Date, no Credit Party or any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13. The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.14              No Burdensome Restrictions.  No Credit Party is a party to any contract or agreement the performance of which could be reasonably likely to have a Material Adverse Effect. No Credit Party is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to any Borrower or any Subsidiary or to transfer any of its assets or properties to any Borrower or any other Subsidiary in each case other than existing under or permitted by the Loan Documents or Applicable Law.

SECTION 7.15              Financial Statements.  The audited Consolidated balance sheet of (a) Holdings and its Subsidiaries (other than Sheplers Holdings and Sheplers) and the related audited statements of income and retained earnings and cash flows for the Fiscal Year ended March 28, 2015 and (b) Sheplers Holdings and its Subsidiaries and the related audited statements of income and retained earnings and cash flows for the Fiscal Year ended July 27, 2014 and the unaudited Consolidated balance sheet of Sheplers Holdings and its Subsidiaries as of March 29, 2015 and related unaudited interim statements of income and retained earnings, in each case, fairly and accurately present on a Consolidated basis in all material respects the assets, liabilities and financial position of Holdings and its Subsidiaries (other than Sheplers Holdings and Sheplers), and Sheplers Holdings and Sheplers, as applicable, as at such dates, and the results of the operations and changes of financial position for the periods then ended (subject to customary year end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (subject to customary year end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  The projections delivered pursuant to Section 6.1(c)(iii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were, when made, believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to customary year end closing and audit adjustments (it being understood and acknowledged that projections are as to future events and are not a guarantee of financial performance and are not to be viewed as facts, no assurances can be given that any particular projections will be realized, and that the actual results during the period or periods covered by such projections may vary materially from such projections).

SECTION 7.16              No Material Adverse Change.  Since March 31, 2015, there has been no material adverse change in the operations, business, assets, properties or financial condition of Holdings and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.17              Solvency.  The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 7.18              Title to Properties.  As of the Closing Date, the real property listed on Schedule 7.18 constitutes all of the real property (other than locations that may be temporarily occupied by any of the Credit Parties or their Subsidiaries) that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to or leasehold interest in or rights to use the material real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except (i) those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise not prohibited hereunder, (ii) as could not reasonably be expected to have a Material Adverse Effect, or (iii) subject to Permitted Liens.

SECTION 7.19              Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 7.19, there are no actions, suits or proceedings pending nor, to the knowledge of the applicable Credit Party, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20              Anti-Corruption Laws and Sanctions.  None of (a) Holdings, any Borrower, any Subsidiary or any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of Holdings, any Borrower, any agent or representative of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person or currently the subject or target of any Sanctions.  Each Credit Party and its Subsidiaries are in compliance, in all material respects, with the PATRIOT Act and other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 7.21              Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default would result from the consummation of the Closing Date Merger.

SECTION 7.22              Senior Indebtedness Status.  The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and is designated as “Senior Indebtedness” under all instruments and documents evidencing such Subordinated Indebtedness.

SECTION 7.23              Disclosure.  Holdings and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information (other than general industry information) furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains, as of the Closing Date, or if later, as of the date first delivered, any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements are made; provided, that, with respect to projected financial information, pro forma financial information, estimated financial information, and other projected, forward-looking or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and acknowledged that projections are as to future events and are not a guarantee of financial performance and are not to be viewed as facts, no assurances can be given that any particular projections will be realized, and that the actual results during the period or periods covered by such projections may vary materially from such projections).

SECTION 7.24              Flood Hazard Insurance.  With respect to each owned parcel of real property subject to a Mortgage, if any, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as any Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of such owned real property into or out of a special flood hazard area.

SECTION 7.25              Deposit Accounts; Credit Card Arrangements.

(a)              Annexed hereto as Schedule 7.25(a) is a list of all DDAs (and including Blocked Accounts and the Master Concentration Accounts) maintained by the Credit Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank to which funds from such DDA are sent.

(b)              Annexed hereto as Schedule 7.25(b) is a list describing all arrangements as of the Closing Date to which any Credit Party is a party with respect to the processing and/or payment to such Credit Party of the proceeds of any credit card charges and debit card charges for sales made by such Credit Party.

SECTION 7.26              Certain Transaction Documents.  (a) As of the Closing Date, Borrowers have delivered to Administrative Agent a complete and correct copy of the Closing Date Merger Agreement, all other Closing Date Merger Documents (in each case, including all schedules, exhibits, amendments, supplements, modifications, assignments, and side letters executed by any Credit Party or any Affiliate thereof) and each of the Term Loan Documents listed on Exhibit N.  As of the Closing Date, to the knowledge of the Borrowers, the Closing Date Merger Agreement and each other Transaction Document to which a Credit Party is a party are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1                     Financial Statements and Budgets.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)              Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if later, the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern”, explanatory language or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by Holdings or any of its Subsidiaries not in accordance with GAAP.

(b)              Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if later, the date of any required public filing thereof) after the end of the first three Fiscal Quarters of each Fiscal Year, an unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c)               Annual Business Plan and Budget.  As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan and operating and capital budget of Holdings and its Subsidiaries for the ensuing four (4) Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: an operating and capital budget, a projected income statement, statement of cash flows and balance sheet.

SECTION 8.2                     Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)              at each time financial statements are delivered or deemed delivered pursuant to Sections 8.1(a) or (b), a duly completed and executed Officer’s Compliance Certificate (which includes a schedule in a form reasonably acceptable to the Administrative Agent setting forth for the Fiscal Quarter or Fiscal Year covered by such Financial Statements or as of the last day of such Fiscal Quarter or Fiscal Year (as the case may be), the calculation of the financial ratio provided in Section 9.13) (if then required pursuant to the terms of Section 9.13) and a calculation and uses of the Available Amount and with financial statements delivered pursuant to Sections 8.1(a) and (b), a report containing management’s discussion and analysis of such financial statements;

(b)              on the fifteenth (15th) day of each fiscal month of Borrowers (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding fiscal month (provided that the Net Recovery Percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Net Recovery Percentage set forth in the most recent appraisal obtained by the Administrative Agent pursuant to Section 8.12 hereof for the applicable month to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Administrative Borrower; provided, that, (i)  at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, at the election of the Administrative Agent, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (ii) Administrative Borrower may from time to time, at its option, elect to deliver a Borrowing Base Certificate weekly, provided that, in such event, the Administrative Borrower shall continue to provide a weekly Borrowing Base Certificate for not less than the next six (6) consecutive weeks;

(c)               promptly upon any request by the Administrative Agent, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto to the extent consented to by such independent public accountants;

(d)              promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(e)               promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(f)                promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)               promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(h)              within ten (10) Business Days after the request therefor, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(i)                  as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Credit Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(j)                 promptly after the Administrative Agent’s reasonable request therefor, copies of all Material Contracts;

(k)              the collateral reports described on Schedule 8.2 hereto, at the times set forth in such Schedule, and such other reports, statements and reconciliations with respect to the Collateral of any or all Credit Parties as Administrative Agent shall from time to time reasonably request; and

(l)                  such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Boot Barn’s or Holding’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower and Holdings hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their Affiliates or any of their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders that contain material non-public information and that (i) all such Borrower Materials, except those filed with the SEC, shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrowers or their Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, that, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 8.3                     Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)              the occurrence of any Default or Event of Default;

(b)              the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c)               any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)              any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof, which in any such case could reasonably be expected to result in a Material Adverse Effect;

(e)               any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(f)                any attachment, judgment, lien, levy or order exceeding $5,000,000 has been assessed against any Credit Party or any Subsidiary thereof;

(g)               (i) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iii) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(h)              any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof;

(i)                  any change in any Credit Party’s named executive officers as required to be disclosed to the SEC;

(j)                 the discharge by any Credit Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm;

(k)              any collective bargaining agreement or other labor contract to which a Credit Party becomes a party, or the application for the certification of a collective bargaining agent; and

(l)                  copies of all amendments, consent letters, waivers or modifications under or with respect to any Term Loan Documents .

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth details of the occurrence referred to therein and, to the extent applicable, stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall reasonably describe any and all provisions of this Agreement and any other Loan Document that, to the knowledge of a Responsible Officer of any Credit Party, have been breached.

SECTION 8.4                     Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.5                     Maintenance of Property and Licenses.

(a)              In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property, in each case except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

(b)              Maintain, in full force and effect in all material respects, each license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6                     Insurance.  Maintain insurance with financially sound and reputable insurance companies consistent with past practice and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance). The Borrowers shall use commercially reasonable efforts to cause, unless otherwise agreed by the Administrative Agent, each provider of such insurance to agree to (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (or until at least 10 days in the case of cancellation due to the nonpayment of premiums), (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Without limiting the foregoing, the Borrowers shall and shall cause each appropriate Credit Party to (i) maintain, if available, fully paid flood hazard insurance on all owned real property that is located in a special flood hazard area and that is subject to a Mortgage, if any, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to or concurrently with the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

SECTION 8.7                     Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8                     Payment of Taxes and Other Obligations.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, to pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, (b) all obligations under the Closing Date Merger Documents and (c) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that any Borrower or such Subsidiary may contest any item described in clause (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.9                     Compliance with Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10              Environmental Laws.  In addition to and without limiting the generality of Section 8.9, (a) comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required of any Credit Party or any Subsidiary under Environmental Laws, and promptly comply with all lawful orders and directives imposed on any Credit Party or any Subsidiary by any Governmental Authority regarding Environmental Laws.

SECTION 8.11              Compliance with ERISA.  In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code upon any Borrower and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12              Visits and Inspections.

(a)              Permit representatives of the Administrative Agent (and each Lender accompanying the Administrative Agent), from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrowers, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants, to the extent consented to by such independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects (provided that the Borrowers may, if they choose, be present at or participate in any such discussions); provided, that, excluding any such visits and inspections during the continuation of an Event of Default or in connection with a Permitted Acquisition, and without limitation of the rights of the Administrative Agent to conduct, or cause to be conducted, field examinations and appraisals as provided below, (i) the Administrative Agent shall not exercise such rights more often than once during any Fiscal Year and (ii) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing at the expense of the Borrowers as often as may be reasonably necessary, at any time during normal business hours and without advance notice.

(b)              Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Administrative Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Credit Parties shall pay the reasonable and documented fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations, provided, that, Administrative Agent may conduct, or cause to be conducted, not more than one (1) commercial finance examination each Fiscal Year at the expense of Borrowers so long as the average daily Excess Availability for any five (5) consecutive Business Day period is not less than the greater of twenty percent (20%) of the Loan Cap or $20,000,000 at any time during such Fiscal Year, or if the average daily Excess Availability is less than the greater of such amounts for any five (5) consecutive day period for any five (5) consecutive Business Day period during such Fiscal Year, up to two (2) commercial finance examinations in such Fiscal Year at the expense of Borrowers. Notwithstanding the foregoing, (A) the Administrative Agent may cause additional commercial finance examinations to be conducted (1) as it in its Permitted Discretion deems necessary, at its own expense or (2) if required by law or if an Event of Default exists or has occurred and is continuing, at the expense of Borrowers and without advance notice or (3) in connection with a Permitted Acquisition, at the expense of Borrowers and (B) the initial commercial finance examination after the Closing Date shall be at the expense of Borrowers and shall commence on or about July 27, 2015 and shall not be considered for purposes of the limitations on commercial finance examinations at the expense of Borrowers set forth herein.

(c)               Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  The Credit Parties shall pay the reasonable and documented fees and expenses of the Administrative Agent and such professionals with respect to such appraisals, provided, that, Administrative Agent may obtain not more than one (1) inventory appraisal each Fiscal Year at the expense of Borrowers so long as the average daily Excess Availability for any five (5) consecutive Business Day period is not less than the greater of twenty percent (20%) of the Loan Cap or $20,000,000 at any time during such Fiscal Year, or if the average daily Excess Availability for any five (5) consecutive Business Day period is less than the greater of such amounts during such Fiscal Year, up to two (2) inventory appraisals in such Fiscal Year at the expense of Borrowers.  Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be done (i) as it in its discretion deems necessary or appropriate, at its own expense or (ii) if required by law or if an Event of Default shall have occurred and be continuing, at the expense of Borrowers and without advance notice or (iii) in connection with a Permitted Acquisition, at the expense of Borrowers.

SECTION 8.13              Additional Subsidiaries.

(a)              Additional Domestic Subsidiaries.  Promptly after the creation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary) or after any Excluded Subsidiary ceases to be an Excluded Subsidiary (and, in any event, within thirty (30) days after such creation, acquisition or a Responsible Officer of any Credit Party obtaining knowledge of any such cessation, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) upon reasonable request of the Administrative Agent, deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, and (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person.

(b)              Additional Foreign Subsidiaries.  Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and at the request of the Administrative Agent, promptly thereafter (and, in any event, within forty five (45) days after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent a Foreign Pledge Agreement pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) (or, in each case, such percentage as would not result in adverse federal income tax consequences for Holdings) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) upon reasonable request of the Administrative Agent, such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, and (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person.

(c)               Real Property Collateral; Collateral Access Agreements.

(i)                       (A) Promptly after the acquisition of any owned real property that has a fair market value in excess of $1,000,000 by any Credit Party that is not subject to the existing Security Documents (and, in any event, within ten (10) days after such acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (B) promptly thereafter (and in any event, within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such mortgages, deeds of trust and title insurance policies in connection with granting and perfecting a first priority Lien (subject to the terms of the Intercreditor Agreement), other than Permitted Liens, on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent. The provisions of this Section 8.13(c) shall not apply to any owned real property that (1) becomes subject to a Sale and Leaseback transaction permitted by Section 9.12, or (2) is subject to a commitment to become subject to a Sale and Leaseback, in each case, within ninety (90) days of the acquisition thereof.

(ii)                    No leasehold mortgages, estoppels or Collateral Access Agreements shall be required to be entered into except, in the case of Collateral Access Agreements, to the extent available following the use of commercially reasonable efforts by the applicable Credit Party with respect to (A) the headquarters of each Credit Party and distribution centers, and (B) locations leased from MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd.

(d)              Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.13(a) or (b), as applicable, within thirty (30) days after the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(e)               Exclusions.  The provisions of this Section 8.13 shall not apply to assets as to which the Administrative Agent and the Borrowers shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 8.14              Use of Proceeds.

(a)              The Borrowers shall use the proceeds of the Extensions of Credit (i) to refinance certain existing indebtedness of the Borrowers and their Subsidiaries and Sheplers, including, to cash collateralize existing letters of credit on the Closing Date, (ii) to finance a portion of the Closing Date Merger on the Closing Date, (iii) for the payment of fees, costs, premiums and expenses associated with the closing of the Transactions occurring on the Closing Date (including, without limitation, amounts required pursuant to the Fee Letter), (iv) to finance working capital, capital expenditures, Permitted Acquisitions and other general corporate purposes of the Borrowers and their Subsidiaries and (v) for other purposes not prohibited by this Agreement.

(b)              No Borrower will request any Extension of Credit, and no Borrower shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.15              Compliance with Anti-Corruption Laws and Sanctions.  The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 8.16              Further Assurances.  Subject to the exceptions and limitations set forth herein or in any other Loan Document, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), required under any Applicable Law or which the Administrative Agent or the Required Lenders may reasonable request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.

SECTION 8.17              Cash Management.

(a)              Within ten (10) days following the Closing Date, deliver to the Administrative Agent (i) copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit J which have been executed on behalf of such Credit Party and delivered to such Credit Party’s Credit Card Processors and Credit Card Issuers listed on Schedule 7.25(a) and (ii) copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit K which have been executed on behalf of such Credit Party and delivered to each depository institution listed on Schedule 7.25(b).

(b)              (i) Cause the transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations), all available amounts on deposit in each DDA used by any Store or other retail location to a Blocked Account (or an account which will be a Blocked Account upon compliance with Section 8.17(c) below) or Master Concentration Account (to the extent that the DDA used by such Store or retail location is not a Blocked Account and if it is, then to a Master Concentration Account), other than as to certain Store locations consistent with current practices, for which such ACH or wire transfer will be no less frequently than weekly; provided, that, (A) with respect to a DDA relating to a

Store location for which such ACH or wire transfer is no less frequently than weekly, up to $100,000 may remain in any such DDA, not to exceed $200,000 in the aggregate for all such DDAs and (B) with respect to a DDA for which such ACH or wire transfer is no less frequently than daily, the available amounts from such DDA shall only be required to be transferred if the available amount on deposit in such DDA on such day is greater than $100,000, so long as the aggregate amount of available funds in all such DDAs at any time, immediately after giving effect to the transfers for such day, does not exceed $200,000; (ii) cause the transfer by ACH or wire transfers (and whether or not there are any then outstanding Obligations), all payments by Credit Card Issuers and Credit Card Processors or otherwise in respect of ABL Priority Collateral to be made directly to a Blocked Account or a Master Concentration Account (or an account which will be a Blocked Account upon compliance with Section 8.17(c) below) and (iii) except to the extent provided in clauses (i) and (ii), cause the transfer by ACH or wire transfers no less frequently than daily (and whether or not there are any then outstanding Obligations), all amounts on deposit in any other Blocked Account to a Master Concentration Account.

(c)               Within one hundred twenty (120) days after the Closing Date (or such later date as Administrative Agent may agree), as to those DDAs and securities accounts (other than Excluded Securities Accounts) maintained by each Credit Party as of the Closing Date, or within ten (10) days after its opening as to those DDAs and securities accounts (other than Excluded Securities Accounts) opened after the Closing Date (or such later date as Administrative Agent may agree), deliver to Administrative Agent (A) Blocked Account Agreements reasonably satisfactory in form and substance to the Administrative Agent as duly authorized, executed and delivered by such Credit Party and the applicable Blocked Account Bank with which such Credit Party maintains each Blocked Account and each Master Concentration Account covering each such Blocked Account and Master Concentration Account, other than a DDA that is exclusively used by any Store or other retail location in which case such Credit Party will deliver to the Administrative Agent a DDA Notification which has been executed on behalf of such Credit Party and delivered to the depository institution and (B) Control Agreements reasonably satisfactory in form and substance to the Administrative Agent as duly authorized executed and delivered by such Credit Party and any securities intermediary with which such Credit Party maintains any securities or investment accounts (other than Excluded Securities Accounts), covering each such securities or investment account maintained with such securities intermediary that at any time holds or constitutes any Collateral.

(d)              Each Blocked Account Agreement as to a Blocked Account (other than for a Master Concentration Account) shall require that the applicable Blocked Account Bank transfer no less frequently than daily (or weekly as provided above) to a Master Concentration Account all available amounts on deposit in the Blocked Account subject to such agreement, including, without limitation, the following: (i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral); (ii) all proceeds of collections of Accounts; (iii) all Net Cash Proceeds, and all other cash payments received by a Credit Party from any Person or from any source or on account of any sale or other transaction or event.  Each Blocked Account Agreement as to a Master Concentration Account shall require that the applicable Blocked Account Bank, after notice by Administrative Agent to the applicable Blocked Account Bank transfer no less frequently than daily to the Agent Payment Account for application to the Obligations, all funds on deposit therein, provided, that, Administrative Agent shall only send such notice to a Blocked Account Bank with respect to a Master Concentration Account at any time a Cash Dominion Event shall exist.  At any time after a Cash Dominion Event no longer exists, upon the request of Administrative Borrower, Administrative Agent shall notify the applicable Blocked Account Bank to cease the transfer of funds to the Agent Payment Account (but without limitation of the right of Administrative Agent to notify the Blocked Account Bank to resume the transfer of funds to the Agent Payment Account upon the occurrence of any subsequent Cash Dominion Event).

(e)               All funds received in the Agent Payment Account shall be applied to the Obligations as provided in accordance with the terms of this Agreement to the extent then due and payable.  In the event that, notwithstanding the provisions of this Section 8.17, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Credit Party for the Administrative Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall, not later than the Business Day after receipt thereof, be deposited into a Blocked Account or a Master Concentration Account, or if there then exists a Cash Dominion Event, dealt with in such other manner as such Credit Party may be instructed by the Administrative Agent.

(f)                Upon the request of the Administrative Agent, the Credit Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account or Master Concentration Account to ensure the proper transfer of funds as set forth above.

SECTION 8.18              Physical Inventories.

(a)              Cause not less than one (1) physical inventory to be undertaken, at the expense of the Borrowers, in each twelve (12) month period and periodic cycle counts, in each case, consistent with past practices, conducted by such inventory takers as are satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Administrative Agent.  The Administrative Agent, at the expense of the Credit Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Credit Party.  The Administrative Borrower, within thirty (30) days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Credit Party) and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.

(b)              Permit the Administrative Agent, in its Permitted Discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Credit Parties).

SECTION 8.19              Information Regarding the Collateral.(a)                     Furnish to the Administrative Agent at least ten (10) Business Days’ prior written notice of any change in: (i) any Credit Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Credit Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Credit Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

SECTION 8.20              Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 8.20, in each case within the time limits specified on such schedule.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 9.1                     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)              the Obligations;

(b)              Indebtedness owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c)               Indebtedness (not otherwise permitted by this Section 9.1) existing on the Closing Date and listed on Schedule 9.1, and any refinancings, refundings, renewals or extensions thereof; provided, that, (i)

the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms (taken as a whole) at least as favorable to the Lenders, (B) no more restrictive (taken as a whole) on Holdings and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension;

(d)              (i) Capital Lease Obligations (other than described in (ii) below) and Indebtedness (other than as referred to in Section 9.1(r)(ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition, purchase, construction, improvement or remodel of a fixed or capital asset of any Borrower or its Subsidiaries to the extent that the aggregate amount of such Indebtedness does not exceed the Threshold Amount at any time outstanding, and (ii) Indebtedness in respect of Capitalized Lease Obligations that are in the nature of Sale and Leaseback Transactions, to the extent permitted by Section 9.12;

(e)               Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither Holdings nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(f)                Guarantees with respect to Indebtedness of any Credit Party permitted pursuant to subsections (a) through (e), (i), (j), (k) (to the extent permitted by Section 9.3(a)(v)), (l), (m), (o), (r), (s), (v), (w) and (x) of this Section; provided, that, solely with respect to subsection (x) of this Section, so long as any Liens securing the Guarantee of any Indebtedness under the Term Loan Documents are subject to the Intercreditor Agreement;

(g)               intercompany Indebtedness:

(i)                       owed by any Credit Party (other than Holdings) to another Credit Party;

(ii)                    owed by any Credit Party (other than Holdings) to any Non-Guarantor Subsidiary (provided, that, such Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent) in an aggregate amount, when added to the aggregate amount of Investments permitted to Section 9.3(a)(v) (but without duplication), not to exceed $7,500,000 outstanding at any one time;

(iii)                 owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(iv)                owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3(a)(vi);

(h)              Indebtedness arising from the endorsement of instrument for deposit or honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)                  Subordinated Indebtedness (other than Seller Debt, subordinated intercompany Indebtedness and any other Subordinated Indebtedness permitted pursuant to this Section 9.1) of Holdings and its Subsidiaries in an aggregate amount not to exceed $10,000,000 outstanding at any one time; provided, that, in the case of each incurrence of such Subordinated Indebtedness (other than Seller Debt), subordinated intercompany Indebtedness and any other Subordinated Indebtedness permitted pursuant to this Section 9.1) (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received an appropriately completed Officer’s Compliance Certificate that evidences that on a Pro Forma Basis after giving effect to the incurrence of any such Subordinated Indebtedness the Borrowers would be in compliance with the financial covenant set forth in Section 9.13 (whether or not a Covenant Trigger Event shall have occurred and be continuing) for the most recently completed four (4) Fiscal Quarter period with respect to which the Administrative Agent has received financial statements from the Borrowers pursuant to Section 8.1, (iii) that the maturity of such Subordinated Indebtedness shall be no earlier than a date that is six (6) months after the Latest Maturity Date, and (iv) such Subordinated Indebtedness shall have no principal payments prior to a date that is six months after the Latest Maturity Date;

(j)                 Indebtedness arising from any Borrower or any Subsidiary becoming an account party in respect of letters of credit issued in the ordinary course of business, or under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)              Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(l)                  Indebtedness of the Credit Parties to the Term Loan Lenders under the Term Loan Documents (provided that in no event shall such Indebtedness exceed the Maximum Term Loan Principal Amount (as defined in the Intercreditor Agreement) and any refinancings, refundings, renewals or extensions of such Indebtedness, including, without limitation, any “Refinancing Indebtedness” (as defined in the Term Loan Agreement); provided, that, pursuant to any such refinancing, refunding, renewal or extension of such Indebtedness (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and all accrued and unpaid interest thereunder, but in any event, the principal amount thereof shall not exceed the Maximum Term Loan Principal Amount, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of such Indebtedness shall (A) be on the subordination and/or intercreditor terms no less favorable to the Administrative Agent and the Lenders than those set forth in the Intercreditor Agreement, (B) be on the same terms as such Indebtedness being refinanced, refunded, renewed or extended, (C) subject to clause (A) above, be secured by the same collateral as the then existing Indebtedness (except to the extent that less security is granted to holders of the refinanced Indebtedness), and (D) contain material terms (other than interest rate, fees, prepayment or redemption premiums and optional prepayment or redemption periods) and related security or guarantees (including covenants, events of default, remedies and acceleration rights) as are, taken as a whole, not materially more favorable to the lenders refinancing such Indebtedness than the terms, taken as a whole, under the existing Term Loan Documents (except for covenants and other provisions applicable only to the period after the Latest Maturity Date);

(m)          Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of Holdings or its Subsidiaries to purchase or redeem Equity Interests or options of Holdings permitted pursuant to Section 9.6(d)(iii); provided that the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding;

(n)              Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(o)              Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements to employees of any Credit Party incurred in the ordinary course of business;

(p)              Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies, and liabilities under employee benefit plan, including pension plans, not overdue by more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and

(q)              Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P- cards”), or cash management services, in each case, incurred in the ordinary course of business;

(r)                 unsecured Indebtedness of any Credit Party or any Subsidiary thereof constituting (i) the obligation to make customary purchase price adjustments for working capital and indemnities in connection with Permitted Acquisitions, (ii) any earn-out or other similar deferred purchase price payment obligation (other than Seller Debt), in connection with Permitted Acquisitions; provided that the maximum aggregate amount payable with respect to this clause (ii) shall not exceed $5,000,000 in the aggregate at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied) and (iii) Seller Debt; provided, that, (A) all such Seller Debt shall constitute Subordinated Indebtedness, (B) the maturity of such Seller Debt shall be no earlier than a date that is six (6) months after the Latest Maturity Date, (C) such Seller Debt shall have no principal payments prior to a date that is six (6) months after the Latest Maturity Date and (D) the aggregate principal amount of all Indebtedness outstanding under this clause (iii) shall not exceed $10,000,000 in the aggregate at any time outstanding;

(s)                without duplication of any other Indebtedness, accretion or amortization of original issue discount and non-cash interest with respect to Indebtedness permitted hereunder;

(t)                 Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;

(u)              Indebtedness in respect of an Investment permitted under Section 9.3(a)(ii);

(v)              Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(w)            unsecured Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section; provided, that, in the case of each incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the maturity of such Indebtedness shall be no earlier than a date that is ninety (90) days after the Latest Maturity Date, (iii) any principal payments due under such Indebtedness prior to its maturity date shall not exceed an annual aggregate amount of one percent (1%) of the original principal amount of such Indebtedness, and (iv)  the terms of such Indebtedness shall be no more restrictive (taken as a whole) on Holdings and its Subsidiaries than the terms of the Term Loan Agreement.

SECTION 9.2                     Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)              Liens created pursuant to the Loan Documents (including Liens securing the obligations under the Hedge Agreements, and Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b)              Liens not otherwise permitted by this Section 9.2 and in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of

Indebtedness pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided, that, the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)               Liens for taxes, assessments and other governmental charges or levies (i) not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)              Liens (i) for the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords, which are not overdue for a period of more than ninety (90) days, or if more than ninety (90) days overdue and such Liens are being contested in good faith and by appropriate proceedings if (A) adequate reserves are maintained to the extent required by GAAP or (B) no action has been taken to enforce such Liens or any such action has been stayed, (ii) granted to each of MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd. pursuant to the leases entered with such Persons by a Credit Party, as such leases exist on the Closing Date with such adjustments and modifications thereto as are permitted under this Agreement;

(e)               deposits or pledges of cash or Cash Equivalents made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                encumbrances in the nature of zoning restrictions, covenants, conditions, easements and rights or restrictions of record on the use of real property, minor defects or other irregularities of title, and other similar encumbrances incurred in the ordinary course of business, which do not, in any case, detract from the value of such property or interfere in any material respect with the ordinary conduct of the business of any Credit Party;

(g)               Liens arising from (i) the filing of precautionary UCC financing statements in respect of leases of goods or in respect of trade show or special event consignment arrangements, in each case, to the extent that such Liens attach only to such leased property or consigned goods, and (ii) non-consensual filings of any financing statement under the UCC or any comparable law;

(h)              Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness or the proceeds thereof and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)                  (i) Liens securing judgments, writs, orders or decrees for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments, and (ii) Liens arising out of judgments, writs, orders or awards not resulting in an Event of Default;

(j)                 (i) Liens on tangible property or tangible assets (and proceeds thereof) (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of any Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by such Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided, that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not

“blanket” or all asset Liens, (D) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries, (E) solely with respect to any Borrower (including any such Subsidiary which is a Borrower), no ABL Priority Collateral is subject to such Lien unless the holder of such Lien shall have entered into intercreditor arrangements satisfactory to the Administrative Agent in its Permitted Discretion, and (F) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement);

(k)              Liens to secure the Indebtedness permitted by Section 9.1(l) hereof; provided, that, such Liens are, in all respects, subordinate (other than with respect to the Term Priority Collateral) and subject to the Liens of Administrative Agent to the extent required by the Intercreditor Agreement;

(l)                  Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(m)          contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)              any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business and covering only the assets so licensed;

(o)              non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(p)              Liens held by creditors or consignees of inventory of any Borrower and its Subsidiaries in connection with Permitted Consignment Sales by any Borrower;

(q)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business so long as such Liens attach only to the imported good;

(r)                 good faith pledges or deposits (not otherwise covered in clause (e) above) made in the ordinary course of business to secure new construction of business locations of any Borrower and its Subsidiaries;

(s)                Liens on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or disposition (which for the avoidance of doubt may include any proposed merger, asset or stock purchase agreement);

(t)                 Liens granted by any Borrower or any of its Subsidiaries in favor of a Credit Party in respect of Indebtedness owed by any Borrower or any of its Subsidiaries to such Credit Party; provided that such Indebtedness is (i) evidenced by an intercompany note and (ii) pledged by such Credit Party as Collateral and delivered to the Administrative Agent pursuant to the Collateral Documents;

(u)              Liens on property rented to, or leased by, the Credit Parties or their Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 9.12, (ii) such Liens do not encumber any other property of the Credit Parties or any of their Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(v)              Liens on the assets of any Foreign Subsidiary securing Indebtedness described in Section 9.1(k);

(w)            Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(x)              Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business in connection with an investment in a Cash Equivalent;

(y)              Liens on unearned insurance premiums financed by Indebtedness contemplated by Section 9.1(n);

(z)               Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business; and

(aa)       Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

SECTION 9.3                     Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)                                 (i)                                     Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii)                      Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3;

(iii)                   Investments made after the Closing Date by any Credit Party in any other Credit Party (other than Holdings);

(iv)                  Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(v)                     Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party in an aggregate amount, when added to the aggregate amount of Indebtedness permitted pursuant to Section 9.1(g)(ii) (but without duplication), not to exceed $7,500,000 outstanding at any one time; provided, that, to the extent such Investment constitutes Indebtedness of such Credit Party, such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(vi)                  Other than as set forth in clause (vii) below, Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed $2,000,000 (provided, that, any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (vi) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents); and

(vii)               Investments made after the Closing Date by any Borrower in RCC Western Stores, Inc. and Baskins Acquisition Holdings, LLC in an amount sufficient to permit each such Subsidiary to pay (A) certain rent expenses with respect to leases as in effect on the Closing Date (and any amendments, modifications, extensions, or replacements thereof) and (B) operating and overhead expenses (including, without limitation, utilities and salary) in the ordinary course of business and fees and expenses of attorneys, accountants and appraisers;

(b)              Investments in cash and Cash Equivalents, provided, that, notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no Investments in cash or Cash Equivalents or additional Investments in the form of cash or Cash Equivalents pursuant to clause (s) below, in each case shall be permitted, except if no Loans are then outstanding and no Letters of Credit are outstanding which have not been Cash Collateralized if then required to be Cash Collateralized, provided, that, notwithstanding that any Loans are outstanding (or such Letters of Credit) at any time a Cash Dominion Event exists, Holdings and its Subsidiaries may from time to time in the ordinary course of business make deposits of cash or other immediately available funds with proceeds of Loans in (i) in any type of account referred to in clause (c) of the definition of Excluded Deposit Account to the extent required to comply with its obligations with respect to such account and (ii) any operating demand deposit accounts used for disbursements (including, any type of account referred to in clauses (a) and (b) of the definition of Excluded Deposit Account) to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as (A) such funds and Cash Equivalents are not held more than two (2) Business Days from the date of the initial deposit thereof and (B) such Investments are pledged to the Administrative Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent);

(c)               Investments by any Borrower or any of its Subsidiaries consisting of Capital Expenditures;

(d)              deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(e)               Hedge Agreements permitted pursuant to Section 9.1(b);

(f)                purchases of assets in the ordinary course of business;

(g)               Investments by any Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;

(h)              Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $1,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i)                  Investments permitted pursuant to Section 9.6;

(j)                 Guarantees permitted pursuant to Section 9.1;

(k)              Investments in joint ventures in an aggregate amount not to exceed $5,000,000 at any time outstanding, provided, that, as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(l)                  Holdings or any of its Subsidiaries may (i) acquire and hold accounts receivables owning to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments held for collection in the ordinary course of business, or (iii) make lease, utility and other similar deposits in the ordinary course of business;

(m)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(n)              Investments made by any Borrower or any Subsidiary thereof as a result of consideration received in connection with an Asset Sale made in compliance with Sections 9.5;

(o)              Investments of any Person that becomes a Subsidiary on or after the Closing Date existing on the date such Person becomes a Subsidiary; provided, that, (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of Holdings or any of its Subsidiaries or any of their respective assets, other than to the person that becomes a Subsidiary;

(p)              Payroll, travel and similar employee advances of Holdings and its Subsidiaries to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings and its Subsidiaries for accounting purposes and that are made in the ordinary course of business;

(q)              Endorsements of negotiable instruments and documents in the ordinary course of business;

(r)                 Creation of (but not any Investment of cash or other property in) any Subsidiary of any Borrower; provided, that, Credit Parties shall comply with Section 8.13 in connection therewith; and

(s)                Investments not otherwise subject to the terms of this Section; provided, that, as of the date of any such Investment and after giving effect thereto, each of the Payment Conditions is satisfied.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount received in respect of such Investment upon the sale, collection or return of capital or repayment of Indebtedness on account of such Indebtedness (not to exceed the original amount invested).

SECTION 9.4                     Fundamental Changes.  Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)              (i) any Wholly-Owned Subsidiary of any Borrower may be merged, amalgamated or consolidated with or into such Borrower (provided, that, such Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of any Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided, that, the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and such Borrower shall comply with Section 8.13 in connection therewith);

(b)              (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)               any Subsidiary of Holdings (other than a Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Borrower or any other Credit Party; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)              (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)               any Wholly-Owned Subsidiary of a Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 9.3(g)); provided, that, (i) in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (A) a Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and such Borrower shall comply with Section 8.13 in connection therewith and (ii) in the case of any merger involving a Wholly-Owned Subsidiary that is a Pledged Foreign Subsidiary, (A) the Pledged Foreign Subsidiary shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Pledged Foreign Subsidiary and such Borrower shall comply with Section 8.13 in connection therewith;

(f)                any Person may merge into a Borrower or any of such Borrower’s Wholly- Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 9.3(g); provided, that, in the case of a merger involving Holdings, a Borrower, a Subsidiary Guarantor or a Pledged Foreign Subsidiary, the continuing or surviving Person shall be Holdings, such Borrower, such Subsidiary Guarantor or such Pledged Foreign Subsidiary;

(g)               convert into any other organizational form (subject to complying with any notification requirements under the Collateral Agreement); and

(h)              make Asset Dispositions permitted pursuant to Section 9.5.

SECTION 9.5                     Asset Dispositions.  Make any Asset Disposition except:

(a)              the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of any Borrower or any of its Subsidiaries;

(b)              non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of any Borrower and its Subsidiaries;

(c)               leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business to the extent not prohibited by the Loan Documents;

(d)              Asset Dispositions in connection with Insurance and Condemnation Events;

(e)               Asset Dispositions in connection with transactions expressly permitted by Section 9.4;

(f)                Dispositions of assets (other than ABL Priority Collateral) in connection with Sale and Leaseback Transactions (i) in respect of properties owned by any Credit Party as of the Closing Date in an aggregate amount not to exceed $10,000,000 in any Fiscal Year and $20,000,000 during the term of this Agreement, and (ii) in respect of other properties in an unlimited amount; provided, that, after giving effect to such Disposition of assets in connection with any Sale and Leaseback Transaction, the Credit Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 9.13 (whether or not a Covenant Trigger Event shall have occurred and be continuing);

(g)               Asset Dispositions not otherwise permitted pursuant to this Section; provided, that, (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75%) in cash or Cash Equivalents, (iii) the aggregate fair market value of all property disposed of in reliance on this clause (g) shall not exceed $15,000,000 in any Fiscal Year, and (iv) all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.4 hereof or during a Cash Dominion Event; and

(h)              bulk sales or other dispositions of the Inventory of a Borrower not in the ordinary course of business at a Store that is then being closed or sold, provided, that, (i) such sale or other disposition is in an arm’s length transaction with a Person that is not an Affiliate, (ii) such Stores that are sold or closed shall not exceed (A) in any Fiscal Year of Holdings and its Subsidiaries, ten percent (10%) of the number of the Stores of Borrowers as of the beginning of such Fiscal Year (net of new Store openings) and (B) in the aggregate from and after the Closing Date, ten percent (10%) of the number of the Stores of Borrowers as of the Closing Date (net of new Store openings), (iii) all such sales or other dispositions shall be pursuant to liquidation agreements with, and conducted by, professional liquidators reasonably acceptable to the Administrative Agent and (iv) all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.4 hereof or during a Cash Dominion Event.

SECTION 9.6                     Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:

(a)              to the extent not resulting in a Change in Control, Holdings, any Borrower or any of its Subsidiaries may pay dividends or distributions in shares or other Equity Interests, as applicable, of its own Qualified Equity Interests;

(b)              any Subsidiary of any Borrower may pay cash dividends or distributions to such Borrower or any Subsidiary Guarantor;

(c)               (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis); and

(d)              a Borrower may declare and make (and each Subsidiary of such Borrower may declare and make to enable such Borrower to do the same) Restricted Payments to Holdings, so that Holdings may, and Holdings shall be permitted to:

(i)                       pay any Taxes which are due and payable by (A) Holdings on a stand- alone basis, or (B) the consolidated, combined, affiliated, unitary or other group of which Holdings is the common parent;

(ii)                    pay corporate operating (including, without limitation, directors fees and expenses) and overhead expenses (including, without limitation, rent, utilities and salary) in the ordinary course of business and fees and expenses of attorneys, accountants, appraisers and the like;

(iii)                 redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of equity securities of or capital contributions to Holdings, (B) to the extent that such purchase is made solely in the form of forgiveness of Indebtedness that was incurred in connection with the purchase of such Equity Interests of such Person, or (C) otherwise in an aggregate amount not to exceed $5,000,000 over the term of this Agreement;

(iv)                so long as no Default or Event of Default has occurred and is continuing, make, directly or indirectly, non-cash repurchases of Equity Interests deemed to occur in connection with the exercise of stock options by directors, officers and management, including, without limitation, deemed redemptions arising as a result of the payment of withholdings taxes; provided that such Equity Interests represent a portion of the consideration delivered in connection with the payment of the exercise price of such options; and

(v)                   make other Restricted Payments so long as, in each case, all the following conditions are met as of the date of such Restricted Payment: (A) such Restricted Payment does not and will not result in a violation of Regulation U of the Board of Governors of the Federal Reserve System, (B) the actions of Holdings in connection with any such Restricted Payment and any and all transactions entered into or consummated by Holdings or its Subsidiaries in connection with such Restricted Payment (including, as applicable, the repurchase of Equity Interests of Holdings (or its direct or indirect parent)) will be and have been consummated in accordance with Applicable Law (including the General Corporation Law of the State of Delaware and federal securities laws), and (C) as of the date of any such Restricted Payment and after giving effect thereto, each of the Payment Conditions is satisfied;

(e)               Holdings or any of its Subsidiaries may redeem, repurchase or otherwise acquire Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary from any holder of Equity Interests in such Subsidiary, so long as, after giving effect thereto, no Default or Event of Default has occurred and is continuing and provided that the aggregate amount of such redemptions, repurchases or other acquisitions shall not exceed $500,000 in any twelve (12) consecutive month period; and

(f)                so long as no Default or Event of Default has occurred and is continuing, Holdings may make Restricted Payments not exceeding $2,500,000 in any fiscal year pursuant to and in accordance with stock option plans or other equity based benefit plans approved by Holdings’ board of directors (or equivalent governing body).

SECTION 9.7                     Transactions with Affiliates.  Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, Holdings, any Borrower or any of its Subsidiaries, or (b) any Affiliate of any such officer, director or holder, other than:

(i)                       transactions expressly permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.13;

(ii)                    transactions existing on the Closing Date and described on Schedule 9.7;

(iii)                 transactions among Credit Parties;

(iv)                other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of Holdings;

(v)                   employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi)                payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of Holdings, any Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of any Borrower and its Subsidiaries; and

(vii)             stock option, stock incentive, equity, bonus and other compensation plans of the Credit Parties and their Subsidiaries and the issuance of shares thereunder.

SECTION 9.8                     Accounting Changes; Organizational Documents.

(a)              Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)              Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the interests of the Lenders.

SECTION 9.9                     Payments and Modifications of Subordinated Indebtedness; Prepayments of Indebtedness.

(a)              Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any (i) Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder, (ii) the Closing Date Merger Documents if such amendment, modification, waiver, consent or supplement is materially adverse to the Lenders or the Arranger (without the prior written consent (such consent not to be unreasonably delayed or withheld) of the Administrative Agent), it being understood and agreed that (A) any change to the definition of “Material Adverse Effect” contained in the Closing Date Merger Agreement shall be deemed to be materially adverse to the Arranger and the Lenders, (B) working capital adjustments contained in the Closing Date Merger Agreement shall not be deemed to be materially adverse to the Lenders and (C) any change in the third party beneficiary rights applicable to the Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Administrative Agent or (iii) any Term Loan Document other than as permitted under the Intercreditor Agreement.

(b)              Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except:

(i)                       refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 9.1(c), (g)(ii), (i) or (m), and by any subordination provisions applicable thereto;

(ii)                    payments and prepayments of any Subordinated Indebtedness made solely with the proceeds of Qualified Equity Interests;

(iii)                 the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 9.1(c), (g)(ii), (i) or (m) (other than any such payments prohibited by any subordination provisions applicable thereto);

(iv)                the payment of any Subordinated Indebtedness in accordance with the subordination terms thereof; and

(v)                   other payments in respect of Subordinated Indebtedness, so long as, as of the date of any such payment and after giving effect thereto, each of the Payment Conditions has been satisfied or waived by the Required Lenders;

(c)               Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness incurred pursuant to Section 9.1(e).

(d)              Optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness arising under the Term Loan Documents, except that such payments may be made so long as, (i) as of the date of any such payment, and after giving effect thereto, each of the Payment Conditions is satisfied and (ii) Administrative Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed payment and such information with respect thereto as Administrative Agent may reasonably request, including the proposed date and amount of the payment.

SECTION 9.10              No Further Negative Pledges; Restrictive Agreements.

(a)              Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon the Collateral, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Term Loan Documents , (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided, that, any such restriction contained therein relates only to the asset or assets financed thereby), (iv) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary and (v) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b)              Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (a) this Agreement and the other Loan Documents, (b) the Term Loan Documents and (c) Applicable Law.

(c)               Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the Term Loan Documents , (C) Applicable Law, (D) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (E) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (F) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (G) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (H) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 9.11              Nature of Business.  Engage in any material line of business that is not the same or substantially the same as the business conducted by the Borrowers and their Subsidiaries as of the Closing Date, and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

SECTION 9.12              Sale and Leasebacks.  Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease (the “Sale and Leaseback Transaction”), unless (i) such Sale and Leaseback Transaction is made for cash consideration in an amount not less than the fair market value of the property subject to such Sale and Leaseback Transaction, (b) the Sale and Leaseback Transaction is permitted by Section 9.5 and is consummated within sixty (60) days after the date on which such property is sold or transferred, (c) any Liens arising in connection with its use of the property are permitted by Section 9.2(u), and (d) the Sale and Leaseback Transaction is permitted under Section 9.1(d), assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 9.1(d).

SECTION 9.13              Financial Covenant.  Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of each Fiscal Quarter, determined for the most recently ended four (4)  consecutive Fiscal Quarters of Holdings and its Subsidiaries for which Administrative Agent has received financial statements (or in the case of the period prior to the first day of the Fiscal Quarter after the end of the full four (4) Fiscal Quarter period commencing after the Closing Date, determined for the period from the Closing Date to the most recent Fiscal Quarter end for which Administrative Agent has received financial statements), to be less than 1.00 to 1.00, provided, that, the foregoing shall only be applicable upon the occurrence and during the continuance of a Covenant Trigger Event.

SECTION 9.14              Limitations on Holdings. Permit Holdings to:

(a)              hold any assets other than (i) the Equity Interests of a Borrower, (ii) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to a Borrower without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (iii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (iv) minute books and other corporate books and records of Holdings, (v) cash, on a temporary basis, which is permitted to be paid to the stockholders of Holdings pursuant to Section 9.6, and (v) other miscellaneous non-material assets;

(b)              have any liabilities other than (i) the liabilities under the Loan Documents, (ii) the liabilities under the Term Loan Documents , (iii) tax liabilities arising in the ordinary course of business, (iv) Indebtedness permitted under Section 9.1, (v) corporate, administrative and operating expenses in the ordinary course of business and (vi) liabilities under any contracts or agreements described in (a)(iii) and (iv) above; or

(c)               engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests, (ii) holding the assets and incurring the liabilities described in this Section 9.14 and activities incidental and related thereto, (iii) making payments, dividends, distributions, issuances or other activities permitted pursuant to Sections 9.6 or 9.7, (iv) maintenance of its corporate existence in compliance with applicable law, (iv) legal, tax and accounting matters in connection with any of the foregoing or following activities, (v) performance of obligations under and compliance with the Transaction Documents, its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries.

SECTION 9.15              Disposal of Subsidiary Interests.  Permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 9.4 or 9.5.

SECTION 9.16              Deposit Accounts; Credit Card Processors.  Open new DDAs, Blocked Accounts or Master Concentration Accounts unless the Credit Parties shall have delivered to the Administrative Agent appropriate DDA Notifications (to the extent requested by Administrative Agent pursuant to the provisions of Section 8.17(b)(ii) hereof) or Blocked Account Agreements consistent with the provisions of Section 8.17 and otherwise satisfactory to the Administrative Agent.  No Credit Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 8.17 hereof.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1              Events of Default.  Each of the following shall constitute an Event of Default:

(a)              Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrowers shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)              Other Payment Default.  The Borrowers shall default (i) in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan and such default shall continue for a period of three (3) Business Days, or (ii) in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of five (5) Business Days.

(c)               Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)              Default in Performance of Certain Covenants.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.2(b), 8.3(a), 8.4, 8.12, 8.14, 8.15, 8.17, 8.19, 8.20 or Article IX.

(e)               Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Administrative Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)                Indebtedness Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition referred to in clause (i) or clause (ii) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become redeemable, due, liquidated or otherwise payable prior to its stated maturity(whether upon acceleration or otherwise) and/or to be secured by cash collateral, provided, that, with respect to the Term Loan Documents, (A) the Events of Default referred to in clauses (i) and (ii) above shall occur without giving effect to the Threshold Amount and (B) no Event of Default shall have occurred under clause (ii) as a result of an event of default under the Term Loan Agreement as a result of the failure to comply with Section 9.13 of the Term Loan Agreement until the earlier of (1) sixty (60) days after occurrence of such event of default, without the waiver of such event of default or other amendment or modification that results in such event of default ceasing to exist in a manner satisfactory to Administrative Agent or (2) the acceleration of the maturity of any Indebtedness under the Term Loan Documents or the exercise of any secured creditor remedies by Term Loan Agent or any Term Loan Lender; provided, further, that so long as (x) the Obligations under this Agreement have not been accelerated and no remedies have been exercised in accordance with the Loan Documents as a result of an Event of Default arising solely under this Section 10.1(f) and (y) the Administrative Agent is satisfied in its sole discretion that the obligations under the Term Loan Documents have not been accelerated and no remedies have been exercised by the Term Loan Lenders as a result of such Event of Default under the Term Loan Documents, then upon the express written waiver of such Event of Default under the Term Loan Documents in accordance with the terms and conditions thereof that gave rise to such Event of Default hereunder solely as a result of the application of this Section 10.1(f), such Event of Default shall be considered waived hereunder.

(g)               Change in Control.  Any Change in Control shall occur.

(h)              Voluntary Bankruptcy Proceeding.  Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)                  Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

(j)                 Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason (other than as expressly permitted hereunder or satisfaction in full of the Obligations (other than contingent indemnification and cost reimbursement obligations not then due) cease to be in full force and effect in all material respects, or any Credit Party or any Subsidiary thereof shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, the Collateral with the aggregate book value greater than $200,000, purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k)              ERISA Events.  The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment within 30 days following the due date of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions to a Pension Plan, and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event resulting in liability to any Credit Party in excess of the Threshold Amount or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(l)                  Judgment.  (i) A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof, (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a part of the property of any Credit Party with an aggregate value in excess of the Threshold Amount and the same shall not be released, stayed, vacated or otherwise dismissed within sixty (60) consecutive days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens, executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied.

(m)          Guaranty.  The termination or attempted termination by any Credit Party of the Guaranty Agreement except as expressly permitted hereunder or under any other Loan Document.

(n)              Subordination; Intercreditor Agreement.  (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in excess of $1,000,000, or provisions of the Intercreditor Agreement (or any other intercreditor agreement entered into by Administrative Agent after the date hereof with respect to Indebtedness of the Credit Parties) any such provisions, the “Intercreditor Provisions”, shall, in whole or in any material part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Credit Parties, or (C) in the case of Subordinated Indebtedness referred to in clause (i) above, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Intercreditor Provisions.

(o)              Credit Card Agreements.  Any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend such payments, or shall send notice to such Borrower that it is terminating its arrangements with such Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice.

SECTION 10.2                          Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Administrative Borrower:

(a)              Acceleration; Termination of Credit Facility.  Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that, upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)              Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to one hundred two percent (102%) of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative

Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.

(c)               General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3              Rights and Remedies Cumulative; Non-Waiver; etc.

(a)              The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)              Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4              Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations (including any payments received by the Administrative Agent with respect to the Guaranty or any intercreditor or subordination agreement) and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations (excluding the Other Liabilities) constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances and other Overadvances pursuant to Section 2.7;

Fourth, to the extent that Swingline Loans have not been refinanced by a Revolving Credit Loan, payment to the Swingline Lender of that portion of the Secured Obligations constituting accrued and unpaid interest on the Swingline Loans;

Fifth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and to Cash Collateralize any L/C Obligations then outstanding, ratably among the Lenders and the Issuing Lenders, in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause Eighth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Other Liabilities shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of Bank Products or Cash Management Services, as the case may be. Each provider of Bank Products or Cash Management Services not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5              Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)              to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing

Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6              Credit Bidding.

(a)              The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)              Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar dispositions of Collateral.

SECTION 10.7              Intercreditor and Subordination Agreements.  Each of the Lenders from time to time party to this Agreement hereby confirms and reaffirms the irrevocable authority of the Administrative Agent to execute, deliver and act on their behalf in respect of each intercreditor agreement and subordination agreement (including the Intercreditor Agreement) and each supplement, modification, amendment, restatement or extension thereto, in connection with the incurrence by any Credit Party of any Subordinated Indebtedness or Indebtedness under the Term Loan Documents , as applicable.  Each Lender agrees to be bound by the terms and provisions of any such intercreditor or subordination agreement (including the Intercreditor Agreement). Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce any intercreditor agreement, subordination agreement or guaranty(including the Intercreditor Agreement), it being understood and agreed that all powers, rights and remedies under any intercreditor agreement, any subordination agreement and any guaranty (including the Intercreditor Agreement) may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof.

SECTION 10.8              Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.8 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1              Appointment and Authority.

(a)              Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (other than the Hedge Agreements) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither Holdings nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)              The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential provider of Bank Products or Cash Management Services) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the Administrative Agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2              Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3              Exculpatory Provisions.

(a)              The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan

Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Borrower or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)              The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Holdings, a Borrower, a Lender or an Issuing Lender.

(c)               The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.8), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

SECTION 11.4              Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5              Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6              Resignation of Administrative Agent.

(a)              The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)              If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Administrative Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)               With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)              Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7              Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8              No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11.9              Collateral and Guaranty Matters.

(a)              Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential provider of Bank Products or Cash Management Services) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)                       to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Other Liabilities as to which arrangements satisfactory to the applicable provider of Bank Products or Cash Management Services shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;

(ii)                    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(h); and

(iii)                 to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)              The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10                   Documents Evidencing Bank Products.  No provider of Bank Products or Cash Management Services that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to documents evidencing Bank Products or Cash Management Services unless the Administrative Agent has received written notice of such documents, together with such supporting documentation as the Administrative Agent may request, from such applicable provider of Bank Products or Cash Management Services, as the case may be.

SECTION 11.11                         Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 11.12                         Indemnification of Administrative Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Administrative Agent, the Issuing Lender and any Related Party, as the case may be (to the extent not reimbursed by the Credit Parties and without limiting, or increasing, the indemnification obligations of Credit Parties hereunder), ratably according to their Revolving Credit Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, the Issuing Lender and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent, the Issuing Lender and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Issuing Lender’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

SECTION 11.13                         Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

SECTION 11.14                   Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Administrative Agent with such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b)              is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c)               expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)              expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Credit Parties’ personnel;

(e)               agrees to keep all Reports confidential in accordance with the provisions of Section 12.10 hereof; and

(f)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1              Notices.

(a)              Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrowers:

Boot Barn, Inc.

15776 Laguna Canyon Road

Irvine, California 92618

Attention: Greg Hackman

Telephone No.: 949.453.4421

Facsimile No.: 949.453.4401

E-mail: ghackman@bootbarn.com

With copies to, which copies shall not constitute notice:

Morgan, Lewis & Bockius LLP

Plaza Tower, 18th Floor

600 Anton Boulevard

Costa Mesa, California 92626

Attention: Steven L. Miller

Telephone No.: 213.680.6562

Facsimile No.: 213.680.6499

E-mail: steve.miller@morganlewis.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager — Boot Barn

Telephone No.: 617-854-7283

Facsimile No.: 855-461-3726

E-mail: peter.foley@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)              Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)               Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Administrative Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)              Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)               Platform.

(i)                       Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii)                    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)                Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States federal or state securities laws.

SECTION 12.2              Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and the Borrowers; provided, that no amendment, waiver or consent shall:

(a)              increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 6.2 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)              waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.4(b)(ii) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(c)               reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of any Borrower to pay interest at the rate set forth in Section 5.1(b)(i) during the continuance of a Specified Event of Default, (ii) to waive any Default or Event of Default or (iii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d)              (i) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby or (ii) change Section 5.4 or any other applicable provision of the Credit Agreement in a manner that would alter the agreement of the Administrative Agent to distribute to each Lender payments from the Borrowers for the account of such Lender received by the Administrative Agent, in each case without the written consent of each Lender directly and adversely affected thereby;

(e)               except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)                modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written consent of each Lender;

(g)               increase any advance rate percentage set forth in the definition of “Borrowing Base” without the written consent of each Lender; or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of the Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(h)              release (i) (A) Holdings, (B) all of the Subsidiary Guarantors or (C) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty Agreement (other than as authorized in Section 11.9) or (ii) any Borrower from the Credit Agreement, in each case without the written consent of each Lender;

(i)                  release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, and (vi) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any

Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a purely technical nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Credit Party.

SECTION 12.3              Expenses; Indemnity.

(a)              Costs and Expenses.  Each Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arranger and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (promptly following presentation of a summary statement), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (promptly following presentation of a summary statement) and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case, following presentation of a summary statement or any Transaction Document).  Notwithstanding the foregoing, in no event will the Credit Parties be liable for the costs and expenses of more than one firm of legal counsel for the Administrative Agent, the Arranger and the Lenders collectively (and one additional firm of local counsel in each applicable jurisdiction) unless representation by one such firm would present actual or potential conflicts of interest, in which case the Credit Parties will be liable for costs and expenses of one firm of legal counsel for each affected party (and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each such affected party).  All such costs and expenses set forth in this Section 12.3(a) shall be referred to, collectively, as the “Secured Party Expenses”.

(b)              Indemnification by the Borrowers.  Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document if the Borrowers or such Credit Party has obtained a final and nonappeable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) relate to any dispute solely among Indemnitees and their Related Parties (other than (1) any claims against any agent or arranger in its respective capacity or fulfilling its role as an agent or arranger or any similar role hereunder and (2) any claims arising out of any act or omission on the part of any Borrower or its Subsidiaries or Affiliates), if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, in no event will the Credit Parties be liable for the costs and expenses of more than one firm of legal counsel for all Indemnitees (and one additional firm of local counsel in each applicable jurisdiction) unless representation by one such firm would present actual or potential conflicts of interest, in which case the Credit Parties will be liable for costs and expenses of one firm of legal counsel for each affected party (and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each such affected party).

(c)               Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)              Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Credit Party or Indemnitee shall assert, and each Credit Party and Indemnitee hereby waives, any claim against any Indemnitee or Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Credit Party or Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this clause (d) shall limit the Credit Parties’ indemnification and reimbursement obligations to the extent set forth in this Agreement.

(e)               Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)                Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5              Governing Law; Jurisdiction, Etc.

(a)              Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)              Submission to Jurisdiction.  Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)               Waiver of Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)              Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6              Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 12.7              Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8              Reserved.

SECTION 12.9              Successors and Assigns; Participations.

(a)              Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)              Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided, that,, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)                       Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Administrative Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers prior to such fifth (5th) Business Day;

(ii)                    Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)                 Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consents of the Issuing Lenders and the Swingline Lender shall be required for the assignment of any Commitment.

(iv)                Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                   No Assignment to Certain Persons.  No such assignment shall be made to (A) Holdings or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)             Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Borrower or any of a Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c)               Register.  The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrowers, shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)              Participations.  Any Lender may at any time, without the consent of, or notice to, the Administrative Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any Borrower or any of their Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(a), (b), (c) or (d) that directly and adversely affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (B) of this Section; and (b) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)               Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.10                   Treatment of Certain Information; Confidentiality.  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its Approved Funds and to its and their Related Parties (who need to know such Information) (to the extent such persons are informed of the confidential nature of such Information and are either subject to customary confidentiality obligations of employment or professional practice or agree to comply with the provisions of this Section), (b) upon the request or demand of any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, the Administrative Agent or the applicable Lender shall, to the extent permitted by Applicable Law use commercially reasonable efforts to inform the Administrative Borrower promptly in advance thereof, (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or compulsory proceeding or process (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements), in which case, the Administrative Agent or the applicable Lender shall, to the extent permitted by Applicable Law use commercially reasonable efforts to inform the Administrative Borrower promptly in advance thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any agreement evidencing Bank Products or Cash Management Services, or any action or proceeding relating to this Agreement, any other Loan Document or any such Agreement, or the enforcement of rights hereunder or thereunder, in which case, the Administrative Agent or the applicable Lender shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to inform the Administrative Borrower promptly in advance thereof, (f) to actual or potential lenders, assignees, Participants or derivative investors in the Credit Facility who agree (including by “click-through” acceptance of confidentiality terms on electronic transmission systems) to be bound by the terms of this Section or substantially similar confidentiality provisions (or confidentiality provisions customarily used in connection with the syndication of the Credit Facility), (g) to S&P and Moody’s in connection with rating Holdings or its Subsidiaries or the Credit Facility, (h) to industry trade organizations (limited to the names of Holdings or any of its Subsidiaries or of their Affiliates, and the amount, type of credit facility, title and closing date of the Credit Facility) for inclusion in league table measurements, (i) to the extent any of such Information is publicly available, to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and including the use of the corporate name and logo of any Borrower or Guarantor in “tombstones” or other advertisements, marketing materials or public statements, (j) with the consent of Administrative Borrower, (k) to the extent that such Information (i) becomes publicly available other than by reason of disclosure by the Administrative Agent, any Lender or any of their respective Related Parties as a result of a breach of this Section, (ii) becomes available to the Administrative Agent or any Lender or any of their respective Approved Funds or Related Parties on a non-confidential basis from a source other than Holdings and its Subsidiaries or on behalf of Holdings or any of its Subsidiaries and, to the knowledge of Administrative Agent, such Lender or their respective Approved Funds or Related Parties, not in violation of any confidentiality agreement or obligation owed to Holdings or any of its Subsidiaries, (iii) was available to Administrative Agent or any Lender or any of their respective Approved Funds or Related Parties on a non-confidential basis prior to its disclosure to Administrative Agent or any Lender or any of their respective Approved Funds or Related Parties by Holdings, any of its Subsidiaries or any of their Affiliates or (iv) was independently developed by Administrative Agent or any Lender or any of their respective Approved Funds or Related Parties without reliance on confidential Information, (l) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided, that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11                   Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12                   All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13                   Survival.

(a)              All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)              Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14                   Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15                   Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.16                   Counterparts; Integration; Effectiveness; Electronic Execution.

(a)              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)              Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.17                   Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18                   USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 12.19                   Independent Effect of Covenants.  Each Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the no Borrower shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, such Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20                   No Advisory or Fiduciary Responsibility.

(a)              In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between any Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the any Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of any Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)              Each Credit Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrowers, the Parent, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or

Arranger or an Affiliate thereof (or an Administrative Agent or any other person with any similar role under any credit facility) and without any duty to account therefor to any other Lender, the Arranger, the Parent, any Borrower or any Affiliate of the foregoing. Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Parent, any Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facility or otherwise without having to account for the same to any other Lender, the Arranger, the Parent, any Borrower or any Affiliate of the foregoing.

SECTION 12.21                   Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22                   Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.22, or otherwise under the Guaranty Agreement, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 12.22 constitute, and this Section 12.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12.23                   Designation of Administrative Borrower as Borrowers’ Agent.

(a)              Each Borrower hereby irrevocably designates and appoints Boot Barn, Inc. as such Borrower’s agent to obtain Credit Extensions (the “Administrative Borrower”), the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to Administrative Agent and each other Secured Party on account of Credit Extensions so made as if made directly by the Administrative Agent to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Administrative Borrower and of any other Borrower.  In addition, each Credit Party other than the Borrowers hereby irrevocably designates and appoints the Administrative Borrower as such Credit Party’s agent to represent such Credit Party in all respects under this Agreement and the other Loan Documents.

(b)              Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)               The Administrative Borrower shall act as a conduit for each Borrower on whose behalf the Administrative Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Secured Party shall have any obligation to see to the application of such proceeds therefrom.

SECTION 12.24                   Intercreditor Agreement.

(a)              Notwithstanding anything herein to the contrary, the priority of the Liens granted to the Administrative Agent in the Collateral pursuant to this Agreement and the other Loan Documents and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by Administrative Agent or any Lender with respect to certain of the Collateral hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement.  In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (i) the priority of Liens granted to the Administrative Agent in the Collateral pursuant to this Agreement and the other Loan Documents or (ii) the rights of the Administrative Agent or any Lender under this Agreement with respect to certain Collateral after the occurrence and during the continuance of an Event of Default, the terms of the Intercreditor Agreement shall govern and control.  Any reference in this Agreement or any other Loan Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement.

(b)              Nothing in this Section 12.24 shall be construed to provide that any Credit Party is a third party beneficiary of the provisions of the Intercreditor Agreement other than as expressly set forth therein and each Credit Party (i) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, nothing in the Intercreditor Agreement is intended or shall impair the obligation of any Credit Party to pay the obligations under this Agreement or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Credit Party, other than the Administrative Agent and the Lenders as between themselves and (ii) agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the other Loan Documents by the Administrative Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against the Administrative Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it.

(c)               In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the Term Loan Obligations and termination of all commitments to lend under the Term Loan Documents, to the extent that any Credit Party is required to (i) give physical possession over any Term Loan Priority Collateral to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Term Loan Agent pursuant to the Intercreditor Agreement and (ii) take any other action with respect to the Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to the Administrative Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Term Loan Agent.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BOOT BARN HOLDINGS, INC., as Holdings

By:	/s/ Greg Hackman
Name:	Greg Hackman
Title:	Chief Financial Officer, Secretary, Principal Officer and
Principal Accounting Officer

SHEPLERS HOLDING CORPORATION, as Guarantor

By:	/s/ Greg Hackman
Name:	Greg Hackman
Title:	Chief Financial Officer and Secretary

BOOT BARN, INC., as a Borrower

By:	/s/ Greg Hackman
Name:	Greg Hackman
Title:	Chief Financial Officer and Secretary

SHEPLERS, INC., as a Borrower

By:	/s/ Greg Hackman
Name:	Greg Hackman
Title:	Chief Financial Officer and Secretary

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jolinda N. Walden
Name:	Jolinda N. Walden
Title:	Authorized Signer

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, BOOT BARN, INC., a Delaware corporation (“Boot Barn”) and SHEPLERS, INC., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), promise to pay to [               ] (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of [             ] DOLLARS ($[       ]) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Boot Barn Holdings, Inc., a Delaware corporation (“Boot Barn Holdings”), Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”), the Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note under seal as of the day and year first above written.

BOOT BARN, INC., as a Borrower

By:
Name:
Title:

SHEPLERS, INC., as a Borrower

By:
Name:
Title:

EXHIBIT A-2

FORM OF SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, BOOT BARN, INC., a Delaware corporation (“Boot Barn”) and SHEPLERS, INC., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), promise to pay [                   ] (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of [             ] DOLLARS ($[       ]) or, if less, the unpaid principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Boot Barn Holdings, Inc., a Delaware corporation (“Boot Barn Holdings”), Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”), the Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrowers as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned have executed this Swingline Note under seal as of the day and year first above written.

BOOT BARN, INC., as a Borrower

By:
Name:
Title:

SHEPLERS, INC., as a Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager — Boot Barn

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3(a) of the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”), Boot Barn, Inc., a Delaware corporation (“Boot Barn” or “Administrative Borrower”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.              The Administrative Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan] to the Borrowers in the aggregate principal amount of $                         .(1)

2.              The Administrative Borrower hereby requests that such Loan(s) be made on the following Business Day:                         .(2)

3.              The Administrative Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan(3)	Interest Rate	Interest Period (LIBOR Rate only)
[Base Rate or LIBOR Rate](4)

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

(1)         Complete with an amount in accordance with Section 2.3 or Section 5.13, as applicable, of the Credit Agreement.

(2)         Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans.

(3)  Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).

(4)  Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans, or (ii) the Base Rate for Swingline Loans

5. All of the conditions set forth in Section 6.2(b) of the Credit Agreement have been satisfied as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

BOOT BARN, INC., as Administrative Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager — Boot Barn

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation, as Holdings, Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn” or “Administrative Borrower”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

Bank Name:

ABA Routing Number:
Account Number:

2.                                      This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

BOOT BARN, INC., as Administrative Borrower

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager — Boot Barn

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation, as Holdings, Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”), Boot Barn, Inc., a Delaware corporation (“Boot Barn” or “Administrative Borrower”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Administrative Borrower hereby provides notice to the Administrative Agent that Borrowers shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                     .   (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2.                                      The Loan(s) to be prepaid consist of: [check each applicable box]

☐ a Swingline Loan

☐ a Revolving Credit Loan

3.                                      The Borrowers shall repay the above-referenced Loans on the following Business Day:               . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

BOOT BARN, INC., as Administrative Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager — Boot Barn

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation, as Holdings, Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn” or “Administrative Borrower”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.                                      The Loan to which this Notice relates is a Revolving Credit Loan.

2.                                      This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐ Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐ Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance:	$

Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐ Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

BOOT BARN, INC., as Administrative Borrower

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

Dated as of:

The undersigned, on behalf of Boot Barn Holdings, Inc., a Delaware corporation, (“Holdings”), hereby certifies, solely in his capacity as an authorized officer of Holdings and not in any individual capacity, to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.2 of the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.                                      I have reviewed the financial statements of Holdings and its Subsidiaries dated as of and for the period[s] then ended and such statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of the dates indicated and the results of their operations and cash flows for the period[s] indicated, subject to customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements.

3.                                      I have reviewed the terms of the Credit Agreement, and the related Loan Documents and to the best of my knowledge, no Default or an Event of Default exists as at the date of this certificate.

4.                                      As of the date of this certificate, the Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1,(1)  and Holdings and its Subsidiaries are in compliance with the financial covenant contained in Section 9.13 of the Credit Agreement as shown on such Schedule 1.

[Signature Page Follows]

(1)  To be in a form reasonably acceptable to the Administrative Agent.

IN WITNESS the following signature as of the day and year first written above.

BOOT BARN HOLDINGS, INC.

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

(See attached.)

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each](1) Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors](2) hereunder are several and not joint.](3)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplements or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrowers:	Boot Barn, Inc. and Sheplers, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

(1)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(2)  Select as appropriate.

(3)  Include bracketed language if there are multiple Assignees.

5.	Credit Agreement

The Credit Agreement dated as of June [  ], 2015 by and among Boot Barn Holdings, Inc., a Delaware corporation, as Holdings, Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”), Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (as amended, restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	](4)

[Signature Page Follows]

(4)  To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                 , 2    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and](1) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender and Issuing Lender

By:
Name:
Title:

[Consented to:](2)

BOOT BARN, INC., as Administrative Borrower

By:
Name:
Title:

(1)  To be added only if the consent of the Administrative Agent and/or Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.

(2)  To be added only if the consent of the Borrowers are required by the terms of the Credit Agreement.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned(1)	Aggregate Amount of Commitment/ Loans for all Lenders(2)	Amount of Commitment/ Loans Assigned(3)	Percentage Assigned of Commitment/ Loans(4)		CUSIP Number
	$	$
	$	$		%
	$	$		%
%

[NAME OF ASSIGNEE](5)
[and is an Affiliate/Approved Fund of [identify
Lender](6)]

By:
Name:
Title:

(1)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Revolving Credit Commitment,” etc.)

(2)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(4)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(5)  Add additional signature blocks, as needed.

(6)  Select as appropriate.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in Accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR
U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR
U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of June [  ], 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation, Boot Barn, Inc., a Delaware corporation (“Boot Barn”) and Sheplers, Inc., a Kansas corporation (“Sheplers” together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-

8BEN-E, as applicable or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT I

FORM OF

BORROWING BASE CERTIFICATE

See attached.

Boot Barn, Inc. and Sheplers, Inc.	As of Date:	5/24/2015
Monthly Borrowing Base Certificate
Consolidated Company	Certificate #	1

			Boot Barn	Sheplers	Consolidated

Banner:
Credit Card Receivables
1	Credit Card Receivables		$—	$—	$—
2	Less: Amounts in-transit over 5 days		—	—	—
3	Less: Accrued Credit Card Fees		—	—	—
	Eligible Credit Card Receivables		$—	$—	$—
	Credit Card Advance Rate		90.0%	90.0%	90.0%
Credit Card Receivables Availability			$—	$—	$—

4	Industrial Accounts Receivable	5/24/2015	$—	$—	$—
5	Unbilled Industrial Accounts Receivable		$—
6	Less: Accounts > 60 days past due date		—	—	—
7	Less: Accounts > 90 days past invoice date		—	—	—
8	Less: Aged Credits		—	—	—
9	Less: Cross-age		—	—	—
10	Less: Government Accounts		—	—	—
11	Less: Excess Concentration		—	—	—
12	Less: Dilution		—	—	—
13	Less: Reserve for Errors		—	—	—
Eligible Commercial Accounts			$—	$—	$—
Commercial Accounts Advance Rate			90.0%	90.0%	90.0%
Commercial Accounts Availability			$—	$—	$—

Total AR Availability			$—	$—	$—

14	Total Ending Inventory per Perpetual	5/24/2015	$—	$—	$—

Less Ineligibles:
15	Net PPV		—	—	—
16	Shrink Reserve (GL)		—	—	—
17	Closed Locations		—	—	—
18	Offsite or Repair		—	—	—
19	RTV (Boot Barn location #800)		—	—	—
20	Consignments		—	—	—
21	Damages		—	—	—
22	Differences to the General Ledger		—	—	—
23	Jobber Warehouse (Boot Barn Location #940)		—	—	—
24	Miscellaneous Virtual Locations (BB Locations # 997, 998, 999 and 9975)		—	—	—
25	Class 90		—	—	—
	Total Ineligibles		$—	$—	$—

Total Eligible Inventory			$—	$—	$—

Net Orderly Liquidation Value			78.90%	72.60%
Advance Rate (90% of NOLV)			71.01%	65.34%

Total Inventory Availability (Net)			$—	$—	$—

Total Inventory Availability			$—	$—	$—

Gross Borrowing Base Availability			$—	$—	$—

Less: Availability Reserves
26	Gift Cards (50% of GL Balance)		—	—	—
27	Customer Deposits (100% of GL Balance)		—	—	—
28	Texas Sales Taxes		—	—	—
29	Landlord Lien Reserve (Locations in VA, PA, WA)		—	—	—
30	Texas Personal Property Tax		—	—	—
31	Other		—	—	—
Total Availability Reserves			$—	$—	$—

Total Borrowing Base			$—	$—	$—
Total Capped Borrowing Base (Capped at $125,000,000)					$—
Suppressed Availability					$—

AVAILABILITY CALCULATION					$—

Beginning Principal Balance		as of:	5/24/2015		$—
ADD:			Prior days advance		—
ADD:			Fees charged today		—
ADD:			Legal Fees		—
ADD:			Prior day’s requested lending		—
LESS:			Prior day’s paydown		—

Ending principal balance prior to advance request					$—

ADVANCE REQUEST					$—

Ending Principal Balance					$—

ADD:			Standby Letters of Credit		—
ADD:			Commercial Letters of Credit		—

Total exposure					$—

Net Availability After Today’s Request / Paydown					$—

Balance Sheet Cash on Hand					$—

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of Boot Barn, Inc. (the “Administrative Borrower”), represents and warrants that (A) the information set forth above and the supporting documentation and information delivered herewith (i) is true and correct in all respects, and (ii) has been prepared in accordance with the requirements of the Credit Agreement, dated June 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement, by and among, Administrative Borrower (for itself and as agent for the other Borrowers party thereto), the Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), (B) all undisputed accounts payable and Taxes are being paid on a timely basis and (C) the Credit Parties are in compliance with and, after giving effect to any currently requested Revolving Extensions of Credit, will be in compliance with the terms, conditions and provisions of the Credit Agreement, and (D) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing.

Responsible Officer: Boot Barn, Inc. and Sheplers, Inc.

	Print Name	Title	Date

EXHIBIT J

FORM OF

CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

                 ,

BY CERTIFIED MAIL — RETURN RECEIPT REQUESTED

To:                             [                      ]

[                      ]

[                      ]

(the “Processor”)

Re:                             [                            ](18)

Merchant Account Number:

Dear Sir/Madam:

[           ](19), a                      with its principal executive offices at [                             ] (the “Company”), among others, has entered into a financing agreement with WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, with offices at One Boston Place, 18th Floor, Boston, Massachusetts 02108, as administrative agent and co-collateral agent (in such capacity herein, the “ABL Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “ABL Credit Parties”) which are making loans or furnishing other financial accommodations to the Company and certain of its affiliates, pursuant to which agreements the Company, among others, has granted to the ABL Agent, for its own benefit and the benefit of the other ABL Credit Parties, a security interest in and to, among other things, certain of the assets of the Company (the “Collateral”), including, without limitation, all credit and debit card charges submitted by the Company to the Processor for processing and all amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

The Processor has entered into arrangements pursuant to which Processor acts as credit card processing service provider to the Company and certain of its subsidiaries and affiliates in connection with sales by the Company and such subsidiaries and affiliates to their customers using credit cards and debit cards as set forth in the                          , by and between Processor and the Company (together with any replacement agreement thereto, the “Card Processing Agreement”).

(18)  Insert applicable company

(19)  Insert applicable company

Notwithstanding anything to the contrary contained in the Card Processing Agreement or any prior instructions which may have been given to the Processor, unless and until Processor receives written instructions from the ABL Agent to the contrary, effective as of the date hereof, all amounts as may become due from time to time from the Processor to the Company pursuant to the Card Processing Agreement or otherwise shall be transferred only as follows:

(a)         By [Wire Transfer][ACH (for American Express only)] to one of the deposit accounts described on Schedule I hereto, as such Schedule may be supplemented from time to time in writing by an officer of the Company and confirmed in writing by an officer of the ABL Agent:

or

(b)         As the Processor may be otherwise instructed from time to time in writing by an officer of the ABL Agent.

Upon the request of the ABL Agent, a copy of each periodic statement provided or made available by the Processor to the Company shall be provided to the ABL Agent at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the ABL Agent):

If to ABL Agent:

Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, MA 02108
Attention:   Portfolio Manager — Boot Barn
Facsimile: 866.617.3988

The Processor shall be fully protected in acting on any order or direction by the ABL Agent given in accordance with the terms of this Credit Card Notification respecting the Credit Card Proceeds without making any inquiry whatsoever as to the ABL Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This Credit Card Notification may be amended only by a written notice executed by the Company and the ABL Agent, and may be terminated solely by written notice signed by an officer of the ABL Agent.  The Company shall not have any right to terminate this Credit Card Notification or, except as provided in this Credit Card Notification, amend it.

This Credit Card Notification may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THIS CREDIT CARD NOTIFICATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[ ](1)

By:
Name:
Title:

cc:                                Wells Fargo Bank, National Association, as ABL Agent

(1)  Insert applicable company

EXHIBIT K

FORM OF

DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH DEPOSITORY

[DATE]

To:                             [Name and Address of Bank]

Re:                             [                      ]

The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [              ], a [                ] with an address at [                    ] (the “Borrower”), now or hereafter maintains with you.  The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

The Borrower and certain of its affiliates have entered into a financing agreement with Wells Fargo Bank, National Association, with an office at One Boston Place, 18th Floor, Boston, Massachusetts 02108-4407, as administrative and collateral agent (in such capacity, together with its successors and assigns, herein the “ABL Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (together with their successors and assigns, the “ABL Credit Parties”), which are making loans or furnishing other financials accommodations to [           ].

The Borrower has granted to the ABL Agent (for its own benefit and the benefit of the ABL Credit Parties) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby.  Consequently, the present and all future contents of the Account constitute the collateral of ABL Agent.

Until you receive written notification from the ABL Agent that the interest of the ABL Agent and the other ABL Credit Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $[          ], shall be transferred [on each business day] [lesser frequency for remote accounts to be determined] as follows:

(a)                                 By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Blocked Account Details]

ABA #

Account No.

Re:

or

(b)                                 As you may be otherwise instructed from time to time in writing by an officer of the ABL Agent.

Upon request of the ABL Agent, a copy of each statement issued with respect to the Account should be provided to the ABL Agent at the following address (which address may be changed upon seven (7) days’ written notice given to you by the ABL Agent):

If to ABL Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108-4407

Attn: Portfolio Manager — Boot Barn

Fax No.: (866) 617-3988

You shall be fully protected in acting on any order or direction by the ABL Agent given in accordance with terms of this DDA Notification respecting the Accounts without making any inquiry whatsoever as to the ABL Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.  Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and the ABL Agent under the terms of the respective loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and ABL Agent, and the Borrower.

This letter may be amended only by notice in writing signed by the Borrower and an officer of the ABL Agent.  The letter may be terminated solely by written notice signed by an officer of the ABL Agent.

[Signature Page Follows]

Very truly yours,

[ ], as Borrower

By:
Name:
Title:

cc:                                Wells Fargo Bank, National Association, as ABL Agent

EXHIBIT L

FORM OF

SOLVENCY CERTIFICATE

[    ], 2015

This Solvency Certificate is being executed and delivered pursuant to Section [     ] of that certain Credit Agreement, dated as of the date hereof, by and among Boot Barn Holdings, Inc., a Delaware corporation (“Holdings”), Sheplers Holding Corporation, a Delaware corporation (“Sheplers Holding”, and together with Holdings, each individually a “Guarantor” and collectively, jointly and severally the “Guarantors”), Boot Barn, Inc., a Delaware corporation (“Boot Barn”), and Sheplers, Inc., a Kansas corporation (“Sheplers” and together with Boot Barn, each individually a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), Wells Fargo Bank, National Association, a national banking association, as administrative agent, the Lenders from time to time party thereto and the other parties thereto (the “Credit Agreement”).  Capitalized terms used in this Solvency Certificate and not otherwise defined herein having the respective meanings given to them in the Credit Agreement.

I, [        ], the Chief Financial Officer of the Boot Barn, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am familiar with the financial statements, business and assets of Holdings and its Subsidiaries, I have made such other investigations and inquiries as I have deemed appropriate, and I am duly authorized to execute this Solvency Certificate on behalf of the Boot Barn pursuant to the Credit Agreement.

I further certify, in my capacity as Chief Financial Officer of Boot Barn, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreements and the other Loan Documents (including, without limitation, the Closing Date Merger and the incurrence of the Indebtedness and the other obligations being incurred in connection with the Credit Agreement and the Term Loan Agreement, that: (i) the sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value or the fair value, in each case on a going concern basis, of the assets of Holdings and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured; (iii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (iv) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[ ]

By:
Name: [ ]
Title: Chief Financial Officer

EXHIBIT M

WELLS FARGO BANK, NATIONAL ASSOCIATION
with

BOOT BARN, INC. et al.
(PROJECT BRONCO)

Tentative Document List
June 29, 2015

PART I: PARTIES

Borrowers

Boot Barn, Inc. 15776 Laguna Canyon Road Irvine, California 92618	“Boot Barn”

Sheplers, Inc. 3211 Internet Boulevard, Suite 300 Frisco, Texas 75034	“Sheplers

Guarantors

Boot Barn Holdings, Inc. 15776 Laguna Canyon Road Irvine, California 92618	“Boot Holding”

Sheplers Holding Corporation 3211 Internet Boulevard, Suite 300 Frisco, Texas 75034	“Sheplers Holding”

Administrative Agent and Lender

Wells Fargo Bank, National Association One Boston Place, 18th Floor Boston, Massachusetts 02108	“ABL Agent”

E-1

Term Loan Agent

GCI Capital Markets LLC 666 Fifth Avenue — 18th Floor New York, New York 10103	“Term Loan Agent”

Existing Sheplers Revolving Agent

The CIT Group/Business Credit, Inc. 11 West 42nd Street New York, New York 10036	“CIT”

Existing Sheplers Term Loan Agent and Existing Note Purchaser

THL Corporate Finance, Inc. 100 Federal Street — 31st Floor Boston, Massachusetts 02110	“THL”

Existing Boot Barn Agent

Wells Fargo Bank, National Association 1800 Century Park East, Suite 1100 Los Angeles, California 90067	“Wells Fargo”

Counsel to Borrowers and Guarantors

Morgan, Lewis & Bockius LLP 355 South Grand Avenue Suite 4400 Los Angeles, California 90071-3106	“MLB”

Counsel to ABL Agent

Otterbourg P.C. 230 Park Avenue New York, New York 10169	“Otterbourg”

Counsel to Term Loan Agent

Katten Muchin Roseman LLP 575 Madison Avenue New York, New York 10022	“Katten”

Local Kansas Counsel to Borrowers and Guarantors	“Biggs”

Biggs Law Group, L.C. 3500 North Rock Road Building 1100 Wichita, Kansas 67226

PART II: DOCUMENTATION

Document			Signatories	Responsible Parties	Status
A.	Financing and Security Agreements
1.	Credit Agreement		Borrowers Guarantors ABL Agent	Otterbourg
	Exhibit A-1	Form of Revolving Credit Note		Otterbourg
	Exhibit A-2	Form of Swingline Note		Otterbourg
	Exhibit B	Form of Notice of Borrowing		Otterbourg
	Exhibit C	Form of Notice of Account Designation		Otterbourg
	Exhibit D	Form of Notice of Prepayment		Otterbourg
	Exhibit E	Form of Notice of Conversion/ Continuation		Otterbourg
	Exhibit F	Form of Officer’s Compliance Certificate		Otterbourg
	Exhibit G	Form of Assignment and Assumption		Otterbourg
	Exhibit H-1	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)		Otterbourg

Document		Signatories	Responsible Parties	Status
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)		Otterbourg
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)		Otterbourg
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)		Otterbourg
Exhibit I	Form of Borrowing Base Certificate		ABL Agent
Exhibit J	Form of Credit Card Notification		Otterbourg
Exhibit K	Form of DDA Notification		Otterbourg
Exhibit L	Form of Solvency Certificate		Otterbourg
Exhibit M	Closing Checklist ABL Facility		Otterbourg
Exhibit N	Closing Date Term Loan Facility		Term Loan Agent
Schedule 1.1(b)	Commitments and Commitment Percentages		Otterbourg
Schedule 1.1(c)	Fiscal Quarters and Fiscal Years		MLB
Schedule 7.1	Jurisdictions of Organization		MLB

Document		Signatories	Responsible Parties	Status
and Qualification
Schedule 7.2	Subsidiaries and Capitalization		MLB
Schedule 7.6	Tax Matters		MLB
Schedule 7.9	ERISA Plans		MLB
Schedule 7.13	Labor and Collective Bargaining Agreements		MLB
Schedule 7.18	Real Property		MLB
Schedule 7.19	Litigation		MLB
Schedule 7.25(a)	Demand Deposit Accounts		MLB
Schedule 7.25(b)	Credit Card Arrangements		MLB
Schedule 8.2	Financial and Collateral Reporting		Otterbourg
Schedule 8.20	Post-Closing Matters		Otterbourg
Schedule 9.1	Existing Indebtedness		MLB
Schedule 9.2	Existing Liens		MLB
Schedule 9.3	Existing Loans, Advances and Investments		MLB
Schedule 9.7	Transactions with Affiliates		MLB

Document			Signatories	Responsible Parties	Status
2.	Perfection Certificate		Borrowers Guarantors	Borrowers (form provided by Otterbourg)
3.	Fee Letter		Boot Barn ABL Agent	Otterbourg
4.	Collateral Agreement		Borrowers Guarantors ABL Agent	Otterbourg
	Exhibit 1	Form of Copyright Security Agreement		Otterbourg
	Exhibit 2	Form of Patent Security Agreement		Otterbourg
	Exhibit 3	Form of Trademark Security Agreement		Otterbourg
Schedule 3.6

Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office; Locations of Inventory, Equipment and Fixtures; Locations of Books and Records

MLB
	Schedule 3.8	Chattel Paper; Instruments; Negotiable Documents; Letter-of-Credit Rights		MLB

Document			Signatories	Responsible Parties	Status
	Schedule 3.9	Commercial Tort Claims		MLB
	Schedule 3.10	Deposit Accounts and Securities Accounts		MLB
	Schedule 3.11	Intellectual Property		MLB
	Schedule 3.13	Equity Interests Held Directly by Grantors		MLB
5.	Guaranty Agreement		Borrowers Guarantors ABL Agent	Otterbourg
6.	Trademark Security Agreement		Sheplers ABL Agent	Otterbourg
7.	Trademark Security Agreement		Boot Barn ABL Agent	Otterbourg
8.	Collateral Assignment of Merger Documents		Boot Barn ABL Agent Term Loan Agent	Katten
9.	UCC-1 Financing Statement between each Borrower and Guarantor, each as debtor, and ABL Agent, as secured party (see Exhibit A hereto)			Otterbourg
B.	Third Party Documents
1.	Intercreditor Agreement		ABL Agent Term Loan Agent	Otterbourg

Document		Signatories	Responsible Parties	Status
Borrowers Guarantors
2.	Landlord Subordination Agreement	Landlord (Shep KS-OK) ABL Agent Sheplers Holding Sheplers Term Loan Agent	Otterbourg
3.	Landlord Agreements (see Exhibit B hereto)	Landlords	MLB (form provided by Otterbourg)
4.	Credit Card Notifications (see Exhibit B hereto)	Borrowers	ABL Agent
5.	DDA Notifications (see Exhibit B hereto)	Borrowers	ABL Agent
6.	Deposit Account Control Agreements (see Exhibit B hereto)	Borrowers ABL Agent Term Loan Agent Depository Bank	ABL Agent
C.	Term Loan Documents
1.	Term Loan Credit Agreement	Boot Barn Term Loan Agent	Katten
2.	Term Loan Security Agreement	Sheplers Guarantors Term Loan Agent	Katten
D.	Termination Documents
1.	Payoff Letter	CIT	MLB

Document		Signatories	Responsible Parties	Status
2.	Payoff Letter	Wells Fargo	MLB
3.	Payoff Letter — Term Loan Agreement	THL	MLB
4.	Payoff Letter — Note Purchase Agreement	THL	MLB
5.	UCC-3 Terminations with respect to UCC-1 Financing Statements by and between Borrowers and Guarantors, as debtor, and CIT, as secured party (see Exhibit C hereto)		MLB
6.	UCC-3 Terminations with respect to UCC-1 Financing Statements by and between Borrowers and Guarantors, as debtor, and Wells Fargo, as secured party (see Exhibit C hereto)		MLB
7.	UCC-3 Terminations with respect to UCC-1 Financing Statements by and between Borrowers and Guarantors, as debtor, and THL, as secured party, regarding the Existing Term Loan (see Exhibit C hereto)		MLB
8.

UCC-3 Terminations with respect to UCC-1 Financing Statements by and between Borrowers and Guarantors, as debtor, and THL, as secured party, regarding the Existing Note Purchase Agreement (see Exhibit C hereto)

MLB
9.	Trademark Release, by CIT, as secured party	CIT	MLB
10.	Trademark Release, by Wells Fargo, as secured party	Wells Fargo	MLB

Document		Signatories	Responsible Parties	Status
11.	Trademark Release, by THL, as secured party, regarding Existing Term Loan	THL	MLB
12.	Trademark Release, by THL, as secured party, regarding Existing Note Purchase Agreement	THL	MLB
13.	Termination of Deposit Account Control Agreements (PNC)	Wells Fargo PNC	MLB
14.	Termination of Deposit Account Control Agreement (JPMorgan)	CIT THL JPMorgan Sheplers	MLB
15.	Termination of Deposit Account Control Agreement (Bank of America)	CIT THL Bank of America Sheplers	MLB
E.	General
1.	UCC, Federal and State Tax Lien and Judgment Searches (See Exhibit D hereto)		MLB
2.	IP Searches		MLB
3.	Opinion Letter of Counsel to Borrowers and Guarantor	MLB	MLB
4.	Opinion Letter of Local Counsel (Kansas)	Biggs	Biggs
5.	Borrowing Base Certificate	Boot Barn	Boot Barn/ABL Agent

Document			Signatories	Responsible Parties	Status
6.	Closing Certificate		Borrowers	Otterbourg
	Exhibit A	Closing Date Merger Documents
	Exhibit B	Term Loan Credit Documents
7.	Solvency Certificate		Boot Barn	MLB (form provided by Otterbourg)
8.	Certificate of Insurance, Evidence of Property Insurance and Lender’s Loss Payable Endorsement		Insurer	MLB
9.	Secretary’s Certificate of Resolutions, By-Laws or Operating Agreement, Certificate of Incorporation or Formation and Incumbency for each Borrower and Guarantor		Borrowers Guarantors	MLB
(a) Boot Barn
(b) Sheplers
(c) Boot Holding
(d) Sheplers Holding
10.	Certificate of Formation certified by the Secretary of State (or comparable official) of the jurisdiction of formation of each Borrower and each Guarantor (See Exhibit E hereto)			MLB
11.	Good Standing Certificates for each Borrower			MLB

Document		Signatories	Responsible Parties	Status
and Guarantor (See Exhibit E hereto)
12.	Pay Proceeds Letter		Otterbourg
F.	Merger Documents
1.	Agreement and Plan of Merger	Boot Barn Sheplers Holding Rodeo Acquisition Corp. Gryphon Partners III, L.P.	MLB
2.	Disclosure Schedules to Agreement and Plan of Merger		MLB
3.	Support Agreement		MLB
4.	Escrow Agreement		MLB
5.	Certificate of Merger		MLB
6.	Letter of Transmittal		MLB
7.	Purchaser and Merger Sub Closing Certificate		MLB
8.	Termination Agreement		MLB
9.	Company Closing Certificate		MLB

EXHIBIT N

Closing Checklist

Credit Agreement

by and among

BOOT BARN, INC.,

as the Borrower,

and

BOOT BARN HOLDINGS, INC.,
as Holdings,

and

THE OTHER CREDIT PARTIES PARTY THERETO

and

GCI CAPITAL MARKETS LLC,
as Administrative Agent,

and

THE LENDERS PARTY THERETO

Closing Date: June [  ], 2015

ABL Agent	=	Wells Fargo, as administrative agent for the lenders under the ABL Credit Agreement
Administrative Agent	=	Golub, as administrative agent for the Lenders
Borrower	=	Boot Barn, Inc., a Delaware corporation
Credit Parties	=	Borrower and Guarantors
Golub	=	GCI Capital Markets LLC, a Delaware limited liability company
Guarantors	=	Holdings, Sheplers Holdings and Sheplers
Holdings	=	Boot Barn Holding Corporation, a Delaware corporation
KMR	=	Katten Muchin Rosenman LLP, counsel to Administrative Agent
Lenders	=	Golub Certain affiliates of Golub and the other Lenders party thereto
ML	=	Morgan, Lewis & Bockius LLP, counsel to Borrower and Guarantors
Otterbourg	=	Otterbourg, P.C., counsel to Wells Fargo
Sheplers	=	Sheplers, Inc., a Kansas corporation
Sheplers Holding	=	Sheplers Holding Corporation, a Delaware corporation
Wells Fargo	=	Wells Fargo Bank National Association

1

Tab	Document	Resp. Party	Signatories	Comments/Status
1.	Credit Agreement	KMR	Borrower Holdings Administrative Agent Lenders	Revised draft distributed 6/24
2.	Exhibits and Schedules
	2.a Exhibit A: Closing Checklist	KMR	N/A	Draft distributed 6/24
	2.b Exhibit B: Form of Term Loan Note	KMR	N/A	Form Final 6/24
	2.c Exhibit C: Form of Notice of Prepayment	KMR	N/A	Form Final 6/24
	2.d Exhibit D: Form of Notice of Conversion/Continuation	KMR	N/A	Form Final 6/24
	2.e Exhibit E: Form of Officer’s Compliance Certificate	KMR	N/A	Form Final 6/24
	2.f Exhibit F: Form of Assignment and Assumption	KMR	N/A	Form Final 6/24
	2.g Exhibit G-1: Form of Tax Compliance Certificate (Non-Partnership Foreign Lenders)	KMR	N/A	Form Final 6/24
	2.h Exhibit G-2: Form of Tax Compliance Certificate (Non-Partnership Foreign Participants)	KMR	N/A	Form Final 6/24
	2.i Exhibit G-3: Form of Tax Compliance Certificate (Foreign Participants Partnerships)	KMR	N/A	Form Final 6/24
	2.j Exhibit G-4: Form of Tax Compliance Certificate (Foreign Lender Partnerships)	KMR	N/A	Form Final 6/24
	2.k Schedule 1.1(a): Commitments and Commitment Percentages	KMR	N/A	Form final 6/26
	2.l Schedule 1.1(b): Fiscal Quarters	Borrower	N/A	Form final 6/26
	2.m Schedule 1.1(c): Fiscal Years	Borrower	N/A	Form final 6/26

2

Tab	Document	Resp. Party	Signatories	Comments/Status
	2.n Schedule 7.1: Jurisdictions of Organization and Qualification	Borrower	N/A	Form final 6/26
	2.o Schedule 7.2: Subsidiaries and Capitalization	Borrower	N/A	Form final 6/26
	2.p Schedule 7.6: Tax Matters	Borrower	N/A	Form final 6/26
	2.q Schedule 7.9: ERISA Plans	Borrower	N/A	Form final 6/26
	2.r Schedule 7.13: Labor and Collective Bargaining Agreements	Borrower	N/A	Form final 6/26
	2.s Schedule 7.18: Real Property	Borrower	N/A	Form final 6/26
	2.t Schedule 7.19: Litigation	Borrower	N/A	Form final 6/26
	2.u Schedule 8.18: Post-Closing Matters	KMR	N/A
	2.v Schedule 9.1: Existing Indebtdness	Borrower	N/A	Form final 6/26
	2.w Schedule 9.2: Existing Liens	Borrower	N/A	Form final 6/26
	2.x Schedule 9.3: Existing Loans, Advances and Investments	Borrower	N/A	Form final 6/26
	2.y Schedule 9.7: Transactions with Affiliates	Borrower	N/A	Form final 6/26
3.	Disbursement Letter	KMR	Borrower	Received 6/25
	3.a Schedule A: Flow of Funds Memorandum	Borrower	N/A
4.	Fee Letter	KMR	Borrower	Executed 5/29
Administrative Agent
5.	Intercreditor Agreement	Otterbourg	ABL Agent	Form Final 6/24
Administrative Agent
6.	Guaranty Agreement	KMR	Borrower Guarantors Administrative Agent	Form Final 6/24

3

Tab	Document	Resp. Party	Signatories	Comments/Status
7.	Collateral Agreement	KMR	Borrower Guarantors Administrative Agent	Revised draft distributed 6/24
8.	Stock certificates, Irrevocable Proxies and Powers
	8.a Stock Certificate No. [ ] of Borrower and stock power and irrevocable proxy	Borrower	Holdings	Form final 6/24 ML to distribute stock certificate
	8.b Stock Certificate No. [ ] of Sheplers Holdings and stock power and irrevocable proxy	Borrower	Borrower	Form final 6/24 ML to distribute stock certificate
	8.c Stock Certificate No. [ ] of Sheplers and stock power and irrevocable proxy	Borrower	Sheplers Holdings	Form final 6/24 ML to distribute stock certificate
	8.d Stock Certificate No. [ ] of Hong Kong entity representing 65% of the outstanding shares of the Hong Kong entity and stock power and irrevocable proxy	Borrower	Borrower	Form final 6/24 ML to distribute stock certificate
9.	Trademark Security Agreement	KMR	Borrower Administrative Agent	Revised draft distributed 6/25
10.	Trademark Security Agreement	KMR	Sheplers Administrative Agent	Revised draft distributed 6/25
11.	Collateral Assignment of Merger Documents	KMR	Borrower Administrative Agent ABL Agent	Form final 6/24
12.	Notice to escrow Agent re: collateral assignment of the Escrow Agreement	ML	Borrower	Form Final 6/24
13.	Perfection Certificate for all Credit Parties	Borrower	Borrower	Form final 6/25
14.	Opinion of Morgan, Lewis & Bockius LLP	ML	ML	Form final 6/25

4

Tab	Document	Resp. Party	Signatories	Comments/Status
15.	Opinion of Biggs Law Group, L.C. as Kansas local counsel	Biggs Law Group	Biggs Law Group	Form final 6/26
16.	Opinion of Morgan, Lewis & Bockius LLP re: ABL Credit Agreement	ML	ML	Form final 6/25
17.	Closing Certificate	KMR	Borrower	Form final 6/24
	17.a Exhibit A: Copies of executed material Merger Documents	Borrower	N/A
	17.b Exhibit B: Copies of executed ABL Credit Agreement and the “Other Documents”	Borrower	N/A
18.	Certificate from the Secretary of Borrower attesting to the Resolutions, Governing Documents and incumbency	ML	Secretary Counter Attest	Form final 6/23
	18.a Exhibit A (DE Articles of Incorporation	ML	N/A	Received
	18.b Exhibit B (Bylaws)	ML	N/A	Received
	18.c Exhibit C (Certificates of Existence/Good Standing)	ML	N/A	Received
	18.d Exhibit D (Resolutions)	ML	N/A	Form final 6/23
	18.e Exhibit E (Incumbency)	ML	Officers	Form final 6/23
19.	Certificate from the Secretary of Holdings attesting to the Resolutions, Governing Documents and incumbency	ML	Secretary Counter Attest	Form final 6/23
	19.a Exhibit A (DE Articles of Incorporation	ML	N/A	Received
	19.b Exhibit B (Bylaws)	ML	N/A	Received
	19.c Exhibit C (Certificates of Existence/Good Standing)	ML	N/A	Received
	19.d Exhibit D (Resolutions)	ML	N/A	Form final 6/23
	19.e Exhibit E (Incumbency)	ML	Officers
20.	Certificate from the Secretary of Sheplers Holdings attesting to the Resolutions,	ML	Secretary	Form final 6/23

5

Tab	Document	Resp. Party	Signatories	Comments/Status
	Governing Documents and and incumbency		Counter Attest
	20.a Exhibit A (DE Articles of Incorporation	ML	N/A	Received
	20.b Exhibit B (Bylaws)	ML	N/A	Received
	20.c Exhibit C (Certificates of Existence/Good Standing)	ML	N/A	Received
	20.d Exhibit D (Resolutions)	ML	N/A	Form final 6/23
	20.e Exhibit E (Incumbency)	ML	Officers	Form final 6/23
21.	Certificate from the Secretary of Sheplers attesting to the Resolutions, Governing Documents and incumbency	ML	Secretary Counter Attest	Form final 6/23
	21.a Exhibit A (KS Articles of Incorporation	ML	N/A	Received
	21.b Exhibit B (Bylaws)	ML	N/A	Received
	21.c Exhibit C (Certificates of Existence/Good Standing)	ML	N/A	Received
	21.d Exhibit D (Resolutions)	ML	N/A	Form final 6/23
	21.e Exhibit E (Incumbency)	ML	Officers	Form final 6/23
22.	Certificates of Insurance:
	22.a Personal Property	Borrower	N/A	Form final 6/26
	(i) Lender’s Loss Payable Endorsement	Borrower	Insurer	Form final 6/26
	22.b General Liability	Borrower	N/A	Form final 6/26
	(i) Additional Insured Endorsement	Borrower	Insurer	Form final 6/26
23.	UCC-1 Financing Statements:
	23.a DE SOS UCC-1 filing for Borrower	KMR	N/A	Form final 6/26
	(i) Search to Reflect for DE SOS UCC filing for Borrower	KMR	N/A
	23.b DE SOS UCC filing for Holdings	KMR	N/A	Form final 6/26

6

Tab	Document	Resp. Party	Signatories	Comments/Status
	(i) Search to Reflect for DE SOS UCC filing for Holdings	KMR	N/A
	23.a DE SOS UCC filing for Sheplers Holdings	KMR	N/A	Form final 6/26
	(i) Search to Reflect for DE SOS UCC filing for Sheplers Holdings	KMR	N/A
	23.b KS SOS UCC filing for Sheplers	KMR	N/A	Form final 6/26
	(i) Search to Reflect for KS SOS UCC filing for Sheplers	KMR	N/A
24.	UCC Searches	ML	N/A	Received
25.	IP Searches	KMR	N/A	Received
26.	Payoff Letters
	26.a Wells Fargo	ML	Wells Fargo Borrower	Form final 6/24
	26.b CIT	ML	CIT Borrower	Form Final 6/25
	26.c THL Credit	ML	THL Credit Borrower	Form final 6/25
27.	UCC-3 Terminations
	27.a Wells Fargo: 20150798883 and 20150798867	ML	N/A	Form final 6/24
	27.b CIT: 6863666	ML	N/A	Form final 6/17
	27.c THL: 20114896752, 20114897545, 20114897941, 20114898659, 71064401 and 71064393	ML	N/A	Form Final 6/17
28.	Trademark Release (Wells Fargo)	ML	Wells Fargo	Form final 6/25
29.	Trademark Release (CIT)	ML	CIT	Form final 6/26
30.	Trademark Release (THL)	ML	THL	Form final 6/25
31.	DACA Termination (PNC Bank)	ML	Wells Fargo	Form final 6/25

7

Tab	Document	Resp. Party	Signatories	Comments/Status
32.	DACA Termination (JPMorgan)	ML	CIT THL	Form final 6/26
33.	DACA Termination (BofA)	ML	CIT THL	Form final 6/26
34.	Landlord Waiver Terminations	ML	Landlords	Form final 6/25
35.	Credit Card Control Agreement Termination (Paymentech)	ML	CIT THL	Form final 6/26
36.	Credit Card Control Agreement Termination (First Data)	ML	CIT	Form final 6/26
37.	Unaudited financial statements of Borrower and its Subsidiaries for the most recently ended fiscal month the last day of which is thirty (30) days prior to the Closing Date
38.	Notices re: Accounts
	38.a Notifications re Account Credit Card Service: American Express	Borrower	N/A
	38.b Notification re Account Credit Card Service: First Data USA (Payment Tech)	Borrower	N/A
39.	ABL Loan Documents
POST CLOSING DOCUMENTATION
40.	Control Agreements
	40.a Wells Fargo	Borrower	Wells Fargo Borrower Administrative Agent ABL Agent
	40.b JPMorgan Chase	Borrower	JPMorgan Chase Borrower Administrative Agent	Draft received 6/19
	40.c Bank of America	Borrower	Bank of America Borrower Administrative	Draft received 6/18

8

Tab	Document	Resp. Party	Signatories	Comments/Status
Agent ABL Agent
	40.d PNC Bank	Borrower	PNC Bank Borrower Administrative Agent ABL Agent
	40.e [City National Bank]	Borrower	City National Bank Borrower Administrative Agent ABL Agent	ML to advise
	40.f [BBVA Compass]	Borrower	BBVA Compass Borrower Administrative Agent ABL Agent	ML to advise
41.	Landlord Waivers/Collateral Access Agreement			Comments sent to form 6/22
	41.a 15776/15770 Laguna Canyon Road	ML	Landlord
	41.b 8554 Katy Freeway	ML	Landlord
	41.c 3320 Ambassador Caffery Pkwy	ML	Landlord
	41.d 1220 Airline Road, Suite 100	ML	Landlord
	41.e 240 North New Road	ML	Landlord
	41.f 3211 Internet Blvd., Suite 300	ML	Landlord
	41.g 4950 S. Laura	ML	Landlord
	41.h 6501 West Kellogg	ML	Landlord
	41.i 812 S. Meridian	ML	Landlord

9

Golub Capital LLC (“Agent”)

Name/Title	Office		Address
Troy Oder	Telephone: Facsimile: E-mail:	312-254-5742 312-201-9167 toder@golubcapital.com	150 S. Wacker Drive Chicago, IL 60606
Matthew Fulk	Telephone: Facsimile: E-mail:	212-660-7282 212-750-3756 mfulk@golubcapital.com	666 Fifth Avenue New York, NY 10103
Nicholas Chan	Telephone: Facsimile: E-mail:	212-660-7276 212-750-3756 nchan@golubcapital.com	666 Fifth Avenue New York, NY 10103

Katten Muchin Rosenman LLP (Counsel to Agent)

Name/Title	Office	Address
Derek Ladgenski, Esq. Partner	Telephone: (312) 902-5485 Facsimile: (312) 902-1061 Mobile: (630) 804-9392 E-mail: derek.ladgenski@kattenlaw.com	525 West Monroe Street Chicago, IL 60661
Seth Aigner, Esq. Partner	Telephone: (312) 902-5572 Facsimile: (312) 902-1061 E-mail: seth.aigner@kattenlaw.com	525 West Monroe Street Chicago, IL 60661
Brett Fox, Esq. Associate	Telephone:(312) 902-5244 Facsimile: (312) 902-1061 E-mail: brett.fox@kattenlaw.com	525 West Monroe Street Chicago, IL 60661
Joshua Goldstein, Esq. Associate	Telephone:(312) 902-5384 Facsimile: (312) 902-1061 E-mail: joshua.goldstein@kattenlaw.com	525 West Monroe Street Chicago, IL 60661
Kristin Brozovic Paralegal	Telephone: (312) 577-8265 Facsimile: (312) 902-1061 E-mail: Kristin.brozovic@kattenlaw.com	525 West Monroe Street Chicago, IL 60661

Boot Barn, Inc. (Borrower)

15776 Laguna Canyon Road

Irvine, CA 92618

Morgan, Lewis & Bockius LLP (Counsel to Borrower)

Name/Title	Office	Address
Steven Miller, Esq. Partner	Office Tel: 714.830-0600 Facsimile: 714.830-0700 E-mail: steve.miller@morganlewis.com	355 South Grand Avenue Suite 4400 Los Angeles, CA 90071-3106

10

Yelina Kvurt, Esq. Associate	Office Tel: 212-705-7413 Facsimile: 212-508-1476 E-mail: yelina.kvurt@morganlewis.com	101 Park Avenue New York, NY 10178-0060
Mary Mooney, Esq. Associate	Office Tel: 415-442-1273 Facsimile: 415-442-1001 E-mail: mary.mooney@morganlewis.com	One Market Spear Street Tower San Francisco, CA 94105

Wells Fargo Bank, National Association (Revolver Agent)

Name/Title	Office	Address

Otterbourg, P.C.(Counsel to Revolver Agent)

Name/Title	Office	Address
David Morse, Esq.	Office Tel: 212-905-3641 Facsimile: - - E-mail: dmorse@otterbourg.com	230 Park Avenue New York, NY 10169-0075
Allen Cremer	Office Tel: 212-905-3658 Facsimile: - - E-mail: acremer@otterbourg.com	230 Park Avenue New York, NY 10169-0075

Freeman Spogli & Co.

Name/Title	Office	Address
Brad Brutocao	E-mail: BBrutocao@freemanspogli.com
Elliot Wheeler	E-mail: EWheeler@freemanspogli.com
Fred Simmons	E-mail: FSimmons@freemanspogli.com
Christian Johnson	Office Tel: 212-758-7527 Facsimile: 212-758-7499 E-mail: cjohnson@fsny.com

11

SCHEDULE 1.1(b)

COMMITMENTS AND COMMITMENT PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$90,000,000	72%
JP Morgan Chase Bank, N.A.	$35,000,000	28%

Total	$125,000,000	100%

Schedule 1.1(c)

Fiscal Quarter and Fiscal Year End Dates

	FY-16	FY-17	FY-18	FY-19	FY-20	FY-21	FY-22

1st Quarter	6/27/2015	6/25/2016	7/1/2017	6/30/2018	6/29/2019	6/27/2020	6/26/2021
2nd Quarter	9/26/2015	9/24/2016	9/30/2017	9/29/2018	9/28/2019	9/26/2020
3rd Quarter	12/26/2015	12/24/2016	12/30/2017	12/29/2018	12/28/2019	12/26/2020
4th Quarter	3/26/2016	4/1/2017	3/31/2018	3/30/2019	3/28/2020	3/27/2021

Fiscal Month End Dates

	FY-16	FY-17	FY-18	FY-19	FY-20	FY-21	FY-22
Apr	4/25/2015	4/23/2016	4/29/2017	4/28/2018	4/27/2019	4/25/2020	4/24/2021
May	5/23/2015	5/21/2016	5/27/2017	5/26/2018	5/25/2019	5/23/2020	5/22/2021
Jun	6/27/2015	6/25/2016	7/1/2017	6/30/2018	6/29/2019	6/27/2020	6/26/2021
Jul	7/25/2015	7/23/2016	7/29/2017	7/28/2018	7/27/2019	7/25/2020	7/24/2021
Aug	8/22/2015	8/20/2016	8/26/2017	8/25/2018	8/24/2019	8/22/2020	8/21/2021
Sep	9/26/2015	9/24/2016	9/30/2017	9/29/2018	9/28/2019	9/26/2020	9/25/2021
Oct	10/24/2015	10/22/2016	10/28/2017	10/27/2018	10/26/2019	10/24/2020	10/23/2021
Nov	11/21/2015	11/19/2016	11/25/2017	11/24/2018	11/23/2019	11/21/2020	11/20/2021
Dec	12/26/2015	12/24/2016	12/30/2017	12/29/2018	12/28/2019	12/26/2020	12/25/2021
Jan	1/23/2016	1/21/2017	1/27/2018	1/26/2019	1/25/2020	1/23/2021	1/22/2022
Feb	2/20/2016	2/18/2017	2/24/2018	2/23/2019	2/22/2020	2/20/2021	2/19/2022
Mar	3/26/2016	4/1/2017	3/31/2018	3/30/2019	3/28/2020	3/27/2021	3/26/2022

Schedule 7.1

Jurisdictions of Organization and Qualification

Entity Name	Jurisdiction of Organization	Jurisdiction(s) of Qualification
Boot Barn Holdings, Inc.	Delaware	None.
Boot Barn, Inc.	Delaware

Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota Missouri, Montana Nebraska, Nevada, New Mexico, North Carolina, North Dakota, Oklahoma, Oregon, South Carolina, South Dakota, Tennessee, Texas, Utah, Wisconsin, Wyoming

Baskins Acquisition Holdings, LLC	Delaware	None.
RCC Western Stores, Inc.	South Dakota	None.
Sheplers Holding Corporation	Delaware	None.
Sheplers, Inc.	Kansas	Arizona, Colorado, Florida, Kansas, Michigan, Missouri, Nebraska, Nevada, New Mexico, Oklahoma, Texas, Utah, Virginia, Washington, West Virginia, Wisconsin, Wyoming

Schedule 7.2

Subsidiaries and Capitalization

Entity Name	Class of Stock	Number of Shares Authorized	Number of Shares Outstanding	Ownership
Boot Barn, Inc.	Common Stock	1,000	1,000	100% owned by Boot Barn Holdings, Inc.
Baskins Acquisition Holdings, LLC	Membership interests	N/A	N/A - Boot Barn, Inc. is the sole member and owner of membership interests	100% owned by Boot Barn, Inc.
RCC Western Stores, Inc.	Common Stock	10,000	2,000	100% owned by Boot Barn, Inc.
Sheplers Holding Corporation	Common Stock	1,000	100	100% owned by Boot Barn, Inc.
Sheplers, Inc.	Common Stock	1,000	1,000	100% owned by Sheplers Holding Corporation
Boot Barn International (Hong Kong) Limited	Ordinary Shares	100	100	100% owned by Boot Barn, Inc.

Schedule 7.6

Tax Matters

None.

Schedule 7.9

ERISA Plans

None.

Schedule 7.13

Labor and Collective Bargaining Agreements

None.

Schedule 7.18

Real Property

(i)                                     Boot Barn Holdings, Inc. and Boot Barn, Inc. Locations

1.                                      607 North Tustin, Orange, CA.

Landlord:                                          Ken Meany

1131 Dolphin Terrace

Corona Del Mar, CA 92625

2.                                      1414 West 7th St., Upland, CA 91786.

Landlord:                                          The Abbey Company

12447 Lewis Street, Unit #203

Garden Grove, CA 92840

3.                                      464 Redlands Blvd., San Bernardino, CA.

Landlord:                                          Le Baron Investment

2020 E. Orangethorpe, Suite 230

Fullerton, CA 92831

4.                                      27564 Sierra Hwy, Canyon Country, CA.

Landlord:                                          Sierra Square, LLC

c/o: D.B. Commercial Investments, Inc.

28245 Avenue Crocker, Suite 101

Santa Clarita, CA 91355

5.                                      3394 Tyler, Riverside, CA.

Landlord:                                          Dunn Family Trust Properties

1782 Terry Lynn Lane

Santa Ana, CA 92705

6.                                      18420 Hawthorne Blvd., Torrance, CA.

Landlord:                                          Apollo Holdings, LLC

15721 S. Western Avenue, Suite 320

Gardena, CA 90247

7.                                      23762-B Mercury Road, Lake Forest, CA 92630.

Landlord:                                          Rockfield Showplace

629 Camino De Los Mares, Suite 201

San Clemente, CA 92673-1313

8.                                      659 West Arrow Hwy, San Dimas, CA.

Landlord:                                          Kuan Jung Lin

c/o: Tryad Properties, Inc.

750 Terrado Plaza, Suite 233

Covina, CA 91723

9.                                      2405 Vista Way, Oceanside, CA 92054.

Landlord:                                          Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, NY 11042-0020

Attn: Legal Department

With Notice:                            Kimco Realty Corporation

1631-B South Melrose Drive

Vista, CA 92083

Attn: Legal Department

10.                               853 Arnele Avenue, El Cajon, CA.

Landlord:                                          Parkway West

c/o: The Total Office

964 Fifth Ave., Suite 214

San Diego, CA 92101

11.                               4411 Mercury Street, Ste. 100, San Diego, CA 92611.

Landlord:                                          Balboa Village LLC

5440 Morehouse Drive, Suite 4000

San Diego, CA 92121

12.                               27250 Madison Ave, Stes. A & B, Temecula, CA.

Landlord:                                          BV Properties

2020 East Orangethorpe Ave.

Fullerton, CA 92831

13.                               13785 Park Avenue, Ste. G & H, Victorville, CA 92392.

Landlord:                                          The Hesper Family Trust

755 Via Airosa

Santa Barbara, CA 93110

14.                               43517 13th Street West, Lancaster, CA 93535.

Landlord:                                          Avenue K Lancaster UCM/Cadence LLC

c/o: 1st Commercial Realty Group, Inc.

2009 Porterfield Way, Suite P

Upland, CA 91786

15.                               1340 Spring St., Paso Robles, CA.

Landlord:                                          1340 Spring Street, PR, CA, LLC

27543 Ortega Highway

San Juan Capistrano, CA 92675

Attn: Patrick Meany

16.                               7265 Las Vegas Blvd South, Las Vegas, NV 89119.

Landlord:                                          Max Finklestein

6280 Lakeview Road

Lenoir City, TN 37772

With Notice:                            Max Finkelstein

88547 Old Highway

Tavernier, FL 33070

17.                               3462 Katella, Los Alamitos, CA.

Landlord:                                          Coastal Commercial Inv. Holdings, LLC.

11061 Los Alamitos Blvd.

Los Alamitos, CA 90720

18.                               7020 Topanga Canyon Blvd., Canoga Park, CA 91303.

Landlord:                                          KPM Management, LLC.

1131 Dolphin Terrace

Corona Del Mar, CA 92625

19.                               6600 Menaul NE, Albuquerque, NM.

Landlord:                                          Coronado Center, L.L.C.

110 North Wacker Drive

Chicago, IL 60606

Attn: General Counsel

20.                               6322 W. Sahara, Las Vegas, NV 89146.

Landlord:                                          West Sahara Associates

2206 Alameda Padre Serra

Santa Barbara, CA 93103

21.                               4250 East Bonanza Road, Las Vegas, NV 89110.

Landlord:                                          SET Properties

c/o: Priority One Commercial

7259 W. Sahara Avenue, Ste. 110

Las Vegas, NV 89119

22.                               3913 Buck Owens Blvd., Bakersfield, CA 93308.

Landlord:                                          KPM Management, LLC

1131 Dolphin Terrace

Corona Del Mar, CA 92625

23.                               12915 Monterey Road, San Martin, CA 95046.

Landlord:                                          Helen Filice

123 Misty Court

Santa Cruz, CA 95060

24.                               331 6th Street, Turlock, CA 95380.

Landlord:                                          Masacaja Holdings, LLC

5213 W. Main Street

Turlock, CA 95380

Attn: April Dias

25.                               101 South Broadway, Santa Maria, CA 93454.

Landlord:                                          SCP Woodland, LLC

777 North First Street, 5th Floor

San Jose, CA 95112

26.                               3320 E. Stockton Hill Road #D2, Kingman, AZ.

Landlord:                                          Kingman Gateway, LLC

c/o Pacific Coast Management Group

567 San Nicolas Drive, Ste. 220

Newport Beach, CA 92660

27.                               4670 Central Way, Fairfield, CA 94534.

Landlord:                                          B & L Properties

4630 Westamerica Drive, Suite A

Fairfield, CA 94534-4186

28.                               7909 West Campo Bello Drive, Ste 1, Glendale, AZ 85308.

Landlord:                                          Arrowhead Auto Center, LLC

3527 South Oak Street

Tempe, AZ 85282

29.                               1710 S. Alma School Rd., Mesa, AZ 85210.

Landlord:                                          KPM Management, LLC

1131 Dolphin Terrace

Corona Del Mar, CA 92625

30.                               603 Colusa Avenue, Stes A — D, Yuba City, CA 95991.

Landlord:                                          J.A. & P.R. Behel Revocable Trust

P.O. Box 549

Port Angeles, CA 98362

31.                               4401 Granite Drive, Ste. 100, Rocklin, CA.

Landlord:                                          Clark’s Corner Investments, LLC

8430 Deerbrook Court

Fair Oaks, CA 95628

Attn: Kraig Clark

32.                               960 6th St., Suite 104, Norco, CA 92860.

Landlord:                                          Norco Country Center, LLC

5353 E. 2nd Street, Suite 205

Long Beach, CA 90803

33.                               10299 E. Stockton Blvd., Elk Grove, CA 95624-9710

Landlord:                                          Kelly-Moore Paint Company, Inc.

c/o Northgate Asset Management

6506 Pacific Avenue

Stockton, CA 95207

Attn: Felicia Cabanig

34.                               1799 Retherford St., Tulare, CA 93274-0806.

Landlord:                                          KPM Management, LLC.

1131 Dolphin Terrace

Corona Del Mar, CA 92625

35.                               3300 Broadway, Suite 308, Eureka, CA 95501.

Landlord:                                          Bay Shore Mall Partners

c/o Rouse Properties, Inc.

1114 Avenue of the Americas, Ste 2800

New York, NY 10036

Attn: General Counsel

36.                               1705 Highway #273, Anderson, CA 96007.

Landlord:                                          Northwest Asset Management, Co.

1343 Locust Street, Suite 203

Walnut Creek, CA 94596

37.                               285 West Shaw Avenue, Clovis, CA 93612

Landlord:                                          Sunflower Clovis Investors, LLC

c/o Matteson Realty Services, Inc.

1825 S. Grand Street, Ste. #700

San Mateo, CA 94402

38.                               2225 Plaza Parkway, Modesto, CA 95350.

Landlord:                                          Central Valley Associates, LP

2222 E. Seventeenth Street

Santa Ana, CA 92705

39.                               1445 Santa Rosa Avenue, Suites A1-A4, Santa Rosa, CA 95405.

Landlord:                                          Rex Strickland, Santa Rosa Center, LLC

c/o: Keegan and Coopin Co., Inc.

Property Management

1355 N. Dutton Avenue, Suite 100

Santa Rosa, CA 95401-7107

40.                               1475 N. Davis Road, Salinas, CA 93907

Landlord:                                          SIBS, a Limited Partnership

6 Rossi Circle

Salinas, CA 93907

41.                               1203 S. Carson, Carson City, NV 89701.

Landlord:                                          The Carrington Company

627 H Street

Eureka, CA 95502

42.                               3345 Kietzke Lane, Reno, NV 89502.

Landlord:                                          Elizabeth Younger

360 Vera Lane

Sparks, NV 89511

43.                               2539 Esplanade Rd., Chico, CA 95973-1163

Landlord:                                          The Ernest and Marie Fortino Trust

4500 Campisi Court

Gilroy, CA 95020

44.                               3776 South 16th Avenue, Tucson, AZ.

Landlord:                                          Gee Garden Properties, LLC.

125 South Calle Chaparita

Tucson, AZ 85716

45.                               3719 North Oracle Road, Tucson, AZ.

Landlord:                                          WWT Ltd. Co.

P.O. Box 93656

Albuquerque, NM 87199-3656

46.                               6701 East Broadway, Tucson, AZ 85710.

Landlord:                                          Choice Properties Arizona, LLC

                                                                                                c/o: Progressive Property Management, LLC

                                                                                                4728 E. Broadway Blvd.

                                                                                                Tucson, AZ 85711

47.                               284 West Mariposa, Nogales, AZ 85621.

Landlord:                                          Mariposa Shopping Center, LP

6007 E. Grant Rd.

Tucson, AZ 85712

48.                               242 West 32nd Street, Yuma, AZ 85364.

Landlord:                                          Albertson’s, LLC

250 Parkcenter Boulevard

Boise, ID 83726

Attn: Legal Department

49.                               7321 Pav Way, Prescott Valley, AZ 86314.

Landlord:                                          Four Seasons Investment Company, L.L.C.

3001 Main Street, Suite #2B

Prescott Valley, AZ 86314

50.                               700 S. Telshor, Space 1208, Las Cruces, NM 88001.

Landlord:                                          Mesilla Valley Mall, LLC

P.O. Box 933873

Atlanta, GA 31193-3873

51.                               2700 South Woodlands Village Boulevard, Suite 500, Flagstaff, AZ 86001.

Landlord:                                          Woodland Village Shopping Center, LLC

c/o CCA Acquision Co., LLC

5670 Wilshire Blvd., Ste. 1250

Los Angeles, CA 90036

52.                               2200 El Mercado Loop, Space 1200, Sierra Vista, AZ 85635.

Landlord:                                          Sierra Vista Mall, LLC

c/o Rouse Properties, Inc.

1114 Avenue of the Americas, Ste. 2800

New York, NY 10036

Attn: General Counsel

53.                               1955 S. Casino Dr., Laughlin, NV 89029.

Landlord:                                          1955 S. Casino Drive Holdings, LLC

c/o CW Capital Asset Management, LLC

7501 Wisconsin Avenue, Ste. 500,

West Bethesda, MD 20814

Attn: Burr Ault

54.                               4481 South White Mountain Road, Show Low, AZ 85901.

Landlord:                                          Twice Markets, L.L.C.

c/o: Zell Commercial Real Estate Services, Inc.

5343 N. 16th Street, Suite #290

Phoenix, AZ 85016

55.                               804 North US Highway 491, Gallup, NM.

Landlord:                                          Gallup H&K, LLC, Gallup Shaaya, LLC, Gallup Capital, LLC

120 El Camino Drive, Ste 206

Beverly Hills, CA 90212

With Notice:                            K. Joseph Shabani

Shabani & Shabani, LLP

1801 Avenue of the Stars, Ste. 1035

Los Angeles, CA 90067

56.                               10701 Corrales Road, NW, Suites 12 & 14, Albuquerque, NM 87109.

Landlord:                                          Reposado, LLC & Blue Ground, LLC

1503 Central Avenue NW, Suite A

Albuquerque, NM 87104

57.                               4250 Cerrillos Road, Santa Fe, NM 87507.

Landlord:                                          Santa Fe Place Property Owners, LLC

c/o Spinoso Real Estate Group

112 Northern Concourse

North Syracuse, NY 13212

Attn: Legal Department

With a copy to:            Landlord

Santa Fe Place Property Owners, LLC

c/o Santa Fe Place

4250 Cerrillos Road

4250 Cerrillos Road

Santa Fe, NM 87592

Attn: General Manager

58.                               4601 E. Main, Farmington, NM 87402

Landlord:                                          Animas Valley Mall, LLC

c/o Rouse Properties, Inc.

1114 Avenue of the Americas, Ste. 2800

New York, NY 10036

59.                               6210 San Mateo Blvd., NE, Albuquerque, NM 87109

Landlord:                                          S.M.P. Ltd. Co.

P.O. Box 93656

Albuquerque, NM 87199-3656

60.                               1518 Capital Ave., Cheyenne, WY.

Landlord:                                          Intrawest Properties, Inc.

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

61.                               4519 Frontier Mall Dr., Cheyenne, WY.

Landlord:                                          Corral Enterprises Partnership

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

62.                               158 North Third, Laramie, WY.

Landlord:                                          Laramie Building Partnership

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

63.                               1625 Stampede Dr., Cody, WY.

Landlord:                                          Cody Building Partnership

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

64.                               1683 Sunset Dr., Rock Springs, WY.

Landlord:                                          Rock Springs Building Partnership

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

65.                               150 North Main, Sheridan, WY.

Landlord:                                          Sheridan Building Partnership

c/o Robert C. Whittington

219 Carter View Drive

Cody, WY 82414

66.                               3510 E. 2nd Street, Casper, WY.

Landlord:                                          Eastside properties, LLC

P.O. Box 50730

Casper, WY 82605-0730

67.                               2610 S. Douglas Hwy, Suite 100, Gillette, WY.

Landlord:                                          CCA — Powder Basin Shopping Center, LLC

c/o Arcadia Management Group, Inc.

5670 Wilshire Blvd, Ste 1250

Los Angeles, CA 90036

68.                               727 N. Federal, Riverton, WY.

Landlord:                                          John D. Prideaux

P.O Box 20399

Wickenburg, AZ 85358

69.                               1850 Harrison Blvd., Evanston, WY.

Landlord:                                          David J. Moon

P.O. Box 841

Evanston, WY 82931

70.                               840 West Broadway, Jackson, WY.

Landlord:                                          P&R Investments, Inc.

c/o: A. Rodgers Everett

P.O. Box 1083

Jackson, WY 83001

71.                               1920 E. Idaho, Elko, NV.

Landlord:                                          Hawkins-Smith

c/o: Hawkins Company

855 Broad Street, Suite 300

Boise, ID 83702

72.                               1460 W. Winnemucca Blvd., Winnemucca, NV 89445.

Landlord:                                          Valley View Lafayette, LLC

c/o: Valley View Shopping Center

2811 E. Street, Suite B

Eureka, CA 95501

73.                               327 South 24th Street West, Ste #1, Billings, MT 59102.

Landlord:                                          Gilman-Kaufman Partnership

4415 Lewis Avenue

Billings, MT 59106

74.                               830 S. Camino Del Rio, Durango, CO 81310

Landlord:                                          Out Landish, LLC

c/o: Rathbun Properties

318 Diablo Road, Suite #240

Danville, CA 94526

75.                               5720 North Academy Boulevard, Colorado Springs, CO 80918

Landlord:                                          The Acorn Group

P.O. Box 1339

Pebble Beach, CA 93953

With Notice:                            Gilbert G. Weiskopf, Esq.

102 North Cascade Avenue, Ste 620

Colorado Springs, CO 80903

76.                               2424 Highway 6 & 50, Grand Junction, CO 81505

Landlord:                                          SM Mesa Mall, LLC

Management Office

2424 Highway 6 and 50

Grand Junction, CO 81505

77.                               10910 Olson Drive, Suite #140, Rancho Cordova, CA 95670

Landlord:                                          Gardenview Estates Venture, L.P.

c/o: Focus Commercial, Inc.

3105 Fite Circle #106

Sacramento, CA 95827

78.                               15776 Laguna Canyon Road, Irvine, CA 92618 (Corporate)

Landlord:                                          The Irvine Company LLC

550 Newport Center Drive

Newport Beach, CA 92660

79.                               15770 Laguna Canyon Road, Irvine, CA 92618 (Corporate)

Landlord:                                          The Irvine Company LLC

550 Newport Center D rive

Newport Beach, CA 92660

80.                               2772 Main Street, Irvine, CA 92618 (Corporate Warehouse)

Landlord:                                          Sanderson J. Ray

Jamboree Apartments, LLC

2699 White Road, Ste 150

Irvine, CA 92614

81.                               4414 South College Avenue, Fort Collins, CO 80525

Landlord:                                          Generation H One and Two Limited Partnership

Post Office Box 272546

Fort Collins, CO 80527

82.                               2221 NE 3rd Street, Bend, OR

Landlord:                                          2221 LLC

64155 Hunnell Road

Bend, OR 97701

83.                               3429 Dillion Drive, Pueblo, CO 81008

Landlord:                                          Renaissance Partners, LLC

900 North Michigan Avenue

14th Floor

Chicago, Illinois 60611

With Notice:                            c/o : Jones Lang LaSalle Americas, Inc.

200 E. Randolph

Chicago, IL 60601

Attn : Real Estate Notices (CSA)

84.                               840 Biddle Road, Medford, OR 97504

Landlord:                                          Bear Creek Ventures LLC

c/o: Aldy Damian

36 Country Lane

Rolling Hills Estates, CA 90274

85.                               1108 NW Frontage Road, Troutdale, OR 97060

Landlord:                                          The Melton Family Trust

Jerrold and Patricia Melton, Trustees

21600 NE 192nd Avenue

Battle Ground, WA 98604

86.                               5352 South Freeway Park Drive, Riverdale, UT 84405

Landlord:                                          CC Freeway Park, LC

c/o The Boyer Company, LC

90 South 400 West, Ste 200

Salt Lake City, UT 84101

87.                               1175 Addison Avenue East, Twin Falls, Idaho 83301

Landlord:                                          Blue Lakes Marketplace 5 Points, LLC

c/o Bonneville Realty Management

75 Fort Union Blvd, Ste C165

Midvale, UT 84047

Attn: Kevin Mortensen

88.                               8525 W. Franklin Road, Boise, ID 83709

Landlord:                                          Franklin Towne Plaza, LLC

855 W. Broad Street, Ste. 300

Boise, ID 83702

Attn: Legal Department

89.                               1008 Cumberland Center Blvd., Lebanon, TN 37087

Landlord:                                          J.D. Eatherly

1720 West End Avenue, Ste 600

Nashville, TN 37203

90.                               1681 3rd Avenue West Unit 9, Dickinson, ND 58601

Landlord:                                          GPCME LLC

33 9th Street West

Dickinson, ND 58601

Attn: Mark Grove

91.                               1183 Eglin Street, Rapid City, SD 57701

Landlord:                                          CPP Rushmore II, LLC

c/o Columbus Pacific Properties, Ltd.

429 Santa Monica Blvd., Ste 600

Santa Monica, CA 90401

With Notice:                            Midland Atlantic Development Company

8044 Montgomery Road, Ste 710

Cincinnati, OH 45236

Attn: Property Administration

92.                               51027 Hwy 6, Ste 200, Glenwood Springs, CO

Landlord:                                          Wood King LLLP

51027 Hwy 6 & 24, Ste 145

Glenwood Springs, CO 81601

93.                               2230 N.W. 10 Street, Ocala, FL 34475

Landlord:                                          Free as a Bird, LLC

2166 NW 10th Street

Ocala, FL 34475

Attn: Carmen Murvin

94.                               2520 North U.S. Highway 441/27, Fruitland, FL 34731

Landlord:                                          Carmen Properties, LLC.

2166 NW 10th Street,

Ocala, FL 34475

95.                               240 Long Hollow Pike, Goodlettsville, TN

Landlord:                                          J.D. Eatherly

1720 West End Avenue, Ste 600

Nashville, TN 37203

96.                               Mall of America, 386 N. Garden, Ste. #N386, Bloomington, MN

Landlord:                                          MOAC MALL HOLDINGS, LLC

60 East Broadway,

Bloomington, MN 55425

97.                               3443 SW Williston Road, Gainesville, FL 32608

Landlord:                                          Carmin G. Murvin

2166                    NW 10th Street

Ocala, FL 34475

98.                               Gurnee Mills Mall, 6170 West Grand Avenue, Gurnee, IL 60031

Landlord:                                          Mall at Gurnee Mills, LLC

c/o Simon Property Group, Inc.

225 West Washington Street

Indianapolis, IN 46204

99.                               Kirkwood Mall, 635 Kirkwood Mall, Bismarck, ND 58504

Landlord:                                          Kirkwood Mall Acquisition, LLC

NW 6227, PO Box 1450

Minneapolis, MN 55485

100.                        North Park Mall, 320 West Kimberly Rd, Ste. 206, Davenport, IA

Landlord:                                          North Park Mall, LLC

401 Wilshire Blvd, Ste 700

Santa Monica, CA 90401

Attn: Legal Department

101.                        Valley West Mall, 1551 Valley West Dr. #187, Des Moines, IA

Landlord:                                          Valley West, DM, LP

c/o Watson Center, Inc.

3100 West Lake Street, Ste 215

Minneapolis, MN 55416

102.                        249 Blanding Blvd., Orange Park, FL 32073

Landlord:                                          Larsen Properties, LLC

2166 NW 10th Street

Ocala, FL 34475

Attn: Carmen G. Murvin

103.                        West Acres Mall, 3902 13th Avenue SW, #301D, Fargo, ND

Landlord:                                          West Acres Development, LLP.

3902 13th Avenue S, Ste 3717

Fargo, ND 58103

104.                        3120 North Oak Street Extension, Valdosta, GA 31605

Landlord:                                          Boot Hill Western Wear, Inc.

c/o Windy Hill, Inc.

8170 Highway 122 West

Hahira, GA 31632

105.                        Columbia Mall, 2800 S. Columbia Rd ., Grand Forks, ND

Landlord:                                          Columbia Grand Forks, LLP

c/o GK Development, Inc.

257 Main Street, Ste. 100

Barrington, IL 60010

106.                        Crossroad Center, 4201 Division St. W., St. Cloud, MN

Landlord:                                          St. Cloud, LLC

General Growth Properties, Inc

110 Wacker Drive

Chicago, IL 60606

Attn: Legal Department

107.                        Southern Hills Mall, 4400 Sergeant Rd.,#116, Sioux City, IA

Landlord:                                          SM Southern Hills Mall, LLC

c/o Simon Property Group

225 West Washington Street

Indianapolis, IN 46204

108.                        1208 20th Avenue SW, Ste 10, Minot, ND 58701

Landlord:                                          Dakota UPREIT

3003 32nd Avenue. S, Ste 250

Fargo, ND 58103

With Notice:                            SMC Property Management

1408 20th Avenue SW., Ste 10

Minot, ND 58701

109.                        Oakwood Mall, 4800 Golf Road, Ste 420, Eau Claire, WI 54701

Landlord:                                          Oakwood Hills Mall Partners LLP

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attn: Legal Department

110.                        Eastland Mall, 800 N. Green River Road, #452, Evansville, IN

Landlord:                                          SM Eastland Mall, LLC

c/o The Macerich Company

401 Wilshire Blvd., Ste 700

Santa Monica, CA 90401

111.                        8105 Moores Lane, Ste 205, Brentwood, TN 37027

Landlord:                                          Gateway Kentfield, Inc.

28 State Street, 10th Flr

Boston, MA 02109

Attn: Asset Manager, Tennessee

With Notice:                            Boyle Investment Company

2000 Meridian Blvd., Ste 250

Franklin, TN 37067

Attn: Grant Kinnett

112.                        3134 North 11th Street, Bismarck, ND 58503

Landlord:                                          Henry A. Albers

3200 Winnipeg Drive

Bismarck, ND 58503

113.                        2805 W. 41st Street, Sioux Falls, SD

Landlord:                                          Solutions Property Management, LLC

3220 S. Western Avenue

Sioux Falls, South Dakota, 57105

Attn: Ross Wheeler

114.                        Opry Mills Mall, 405 Opry Mills Drive, Nashville, TN 37214

Landlord:                                          Opry Mills Mall, LP

c/o Simon Property Group

225 West Washington Street

Indianapolis, IN 46204

115.                        8111 Concord Mills Blvd. #538, Concord, NC 28027

Landlord:                                          Mall at Concord Mills, LP

c/o The Mills a Simon Company

5425 Wisconsin Avenue, Ste 300

Chevy Chase, MD 20815

116.                        2431 E. Colorado Blvd., Spearfish, SD 57783

Landlord:                                          Aaron Bomgaars

Fifth Generation Investments, LLC

1805 Zenith Drive

Sioux City, Iowa 51103

117.                        10203 Birchridge, Suite 500, Humble, Texas 77338

Landlord:                                    Deerbrook Point, L.P., PAL Realty, Inc.

24080 Highway 59 North

Suite 200

Kingwood, TX 77339

118.                        10203 Birchridge, 2nd Floor, Humble, Texas 77338

Landlord:                                    Deerbrook Point, L.P., PAL Realty, Inc.

24080 Highway 59 North

Suite 200

Kingwood, TX 77339

119.                        10203 Birchridge, Suite E, Humble, Texas 77338

Landlord:                                          Deerbrook Point, L.P., PAL Realty, Inc.

24080 Highway 59 North

Suite 200

Kingwood, TX 77339

120.                        4600 South Medford Drive, Suite 1000, Lufkin, Texas 75901

Landlord:                                    CC Investors 1996-1

P. O. Box 10324
Pittsburgh, PA 15332
Attn: Daniel G. Kamin

121.                        2309 Highway 79 South, Henderson, Texas 75654

Landlord:                                          Henderson Plaza Realty LP

c/o ORDA Corp.

15400 Knoll Trail, Suite 350

Dallas, TX 75248

122.                        620 Pan American Drive Livingston, Texas 77351

Landlord:                                    Don C. and Annita Baskin d/b/a Baskin’s Rent

Properties

                                                                                                                                                P. O. Box 244
                                                                                                                                                Livingston, TX 77351

123.                        Suite #4, 3801 North Street, Nacogdoches, Texas 75961

Landlord:                                    Northview Plaza II Joint Venture
                                                                                                                                                                                          c/o Gregory Commercial, Inc.
                                                                                                                                                                                          P. O. Box 7084
                                                                                                                                                                                          Dallas, TX 75209

124.                        4530 South Broadway, Tyler, Texas 75703

Landlord:                                    Lasater’s French Quarter Partnership
                                                                                                                                                                                          P. O. Box 1640
                                                                                                                                                                                          Mason, TX 76856

125.                        1001 Main Street, Liberty, Texas 77575

Landlord:                                    PELCO Properties, Inc.
                                                                                                                                                                                          P. O. Box 68
                                                                                                                                                                                          Dayton, TX 77535

126.                        118 Col. Etheredge, Blvd., Huntsville, Texas 77340

Landlord:                                          Don C. and Annita Baskin d/b/a Baskin’s Rent

Properties

P. O. Box 244

Livingston, TX 77351

127.                        1300 Pinecrest Drive East, Marshall, Texas 75670

Landlord:                                          Marshall Mall Investors, L.P.

1300 E. Pinecrest Dr., Suite 120

Marshall, TX 75670

128.                        327 S. Wheeler St., Jasper, Texas 75951

Landlord:                                          Sequin Affordable Housing, L.P.

Attn: Todd Routh

11701 Bee Caves Road, Ste. 122

Austin, TX 78738

129.                        725 E. Villa Maria, Suite 4700, Bryan, Texas, 77802

Landlord:                                          Tejas Center, Ltd.

3109 Texas Avenue

Bryan, TX

130.                        850 N. Main Street, Vidor, Texas 77662

Landlord:                                          Vidor Crossroads LLC

350 Pine Street, Ste 800

Beaumont TX 77701

Attn: Sara Andrews

131.                        1908 N. Frazier St., Conroe, Texas 77301

Landlord:                                          CSW Conroe, LLC

Attn: LATIPAC Commercial

2711 W. Anderson Lane, Ste. 200

Austin, TX 78757

With a copy to:            Brookshire Brothers, Ltd.

P. O. Box 1688

Lufkin, TX 75901

132.                        3445 Gulf Freeway, Dickinson, Texas 77539

Landlord:                                    Dixie Partners II, L.P.
                                                                                                                                                                                          P. O. Box 270874
                                                                                                                                                                                          Flower Mound, TX 75027

133.                        2419 Gilmer Road, Longview, Texas 75604

Landlord:                                    Gilmer Road Associates
                                                                                                                                                                                          P. O. Box 3449
                                                                                                                                                                                          Longview, TX 75606

134.                        28000 Southwest Fwy, Rosenberg, Texas 77471

Landlord:                                    Clay Group Properties
                                                                                                                                                                                          12338 Mally Meadow Lane
                                                                                                                                                                                          Sugarland, TX 77478
                                                                                                                                                                                          Attn: Bobby Patel

135.                        120 Hwy 332 W 3, Lake Jackson, Texas 77566

Landlord:                                    Brazos Square, LP
                                                                                                                                                                                          606 Oleander
                                                                                                                                                                                          Lake Jackson, TX 77566

136.                        3201 North Hwy 75 Suite 102, Sherman, Texas 75090

Landlord:                                    75/82 Sherman Crossing, Ltd.
                                                                                                                                                                                          5001 LBJ Freeway
                                                                                                                                                                                          Suite 900
                                                                                                                                                                                          Dallas, TX 75244

137.                        4123 Gibson Road, Texarkana, Texas 75503

Landlord:                                    Deepwater Creek Texarkana, L.P.
                                                                                                                                                                                          3444 Summerhill Road
                                                                                                                                                                                          Texarkana, TX 75503

138.                        1220 Airline Road, Corpus Christi, Texas 78412

Landlord:                                    MSW Promenade, L.P.
                                                                                                                                                                                          5430 LBJ Freeway
                                                                                                                                                                                          Suite 1575
                                                                                                                                                                                          Dallas, TX 75240

139.                        240 N. New Road, Waco, Texas 76710

Landlord:                                          S&W-AL, LLC

1001 West Loop South #600

Houston, TX 77027-9082

140.                        8154 Agora Parkway, Suite 100, Live Oak, Texas 78233

Landlord:                                    Rose Forum Associates, L.P.
                                                                                                                                                                                          c/o AVR Realty Company LLC
                                                                                                                                                                                          1 Executive Boulevard
                                                                                                                                                                                          Yonkers, NY 10701

141.                        1131 N. Burleson Blvd., Burelson, Texas 76028

Landlord:                                    EE Burleson, L.P.
                                                                                                                                                                                          c/o Kimco Realty Corporation
                                                                                                                                                                                          P. O. Box 5020
                                                                                                                                                                                          New Hyde Park, NY 11042

142.                        2990 East Prien Lake Road, Lake Charles, Louisiana 70615

Landlord:                                          TSN Realty, LLC

c/o David B. Rubin

185 Canfield Drive

Stamford, CT 06902

143.                        3111 Midwestern Parkway, Sikes Senter Mall, Wichita Falls, Texas 76308

Landlord:                                          Sikes Senter, LLC
                                                                                                                                                c/o Rouse Properties, Inc.

1114 Avenue of the Americas, Ste. 2800

New York, NY 10036-7703

Attn: General Counsel

144.                        Space No. 6501, Alexandria Mall, 3437 Masonic Drive, Alexandria, Louisiana 71301

Landlord:                                    Alexandria Main Mall LLC
                                                                                                                                                                                          c/o Radiant Partners, LLC
                                                                                                                                                                                          145 West 45th Street, 10th floor
                                                                                                                                                                                          New York, NY 10036
                                                                                                                                                                                          Attn: Daniel Friedman

145.                        10533 South Mall Drive, Baton Rouge, Louisiana 70809

Landlord:                                    Siegen Lane Properties LLC
                                                                                                                                                                                          c/o Mall Properties, Inc.
                                                                                                                                                                                          1991 Crocker Road, Ste. 600
                                                                                                                                                                                          Westlake, OH 44145

146.                        3320 Ambassador Caffery Parkway, Lafayette, Louisiana 70502

Landlord:                                    Ambassador Way Associates, LP
                                                                                                                                                                                          c/o Fidelis Realty Partners, Ltd.
                                                                                                                                                                                          19 Briar Hollow Lane, Suite 100
                                                                                                                                                                                          Houston, TX 77027

147.                        9795 FM 1960, Humble, Texas 77338

Landlord:                                    Randall’s Food and Drugs, LP
                                                                                                                                                                                          3663 Briarpark
                                                                                                                                                                                          Houston, TX 77042

With a copy to:            Safeway, Inc./PDA #5991-03

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

148.                        24421 Katy Freeway, Katy, Texas 77494

Landlord:                                    Bluecap, Ltd
                                                                                                                                                                                          c/o O. N. Baker
                                                                                                                                                                                          8554 Katy Freeway, Suite 301
                                                                                                                                                                                          Houston, TX 77024

149.                        6550 Garth Rd., Baytown, Texas 77521

Landlord:                                    Baytown Plaza Two, L.P.
                                                                                                                                                                                          c/o Gulf Coast Commercial Management
                                                                                                                                                                                          3120 Rogerdale Road, Suite 150
                                                                                                                                                                                          Houston, TX 77042

150.                        127 NorthShore Blvd, Suite 2, Slidell, Louisiana 70460

Landlord:                                          RCG — Slidell, LLC
                                                                                                                                                3060 Peachtree Road, Ste. 400
                                                                                                                                                Atlantic, GA 30305

Attn: Ericka Barber

151.                        Rayzor Ranch Marketplace, Denton, Texas

Landlord:                                          Fortress Investment Group
                                                                                                                                                                                                                                                c/o RR Marketplace LP
                                                                                                                                                                                                                                                Attn: Andy Osborne
                                                                                                                                                                                                                                                55221 North O’Connor Boulevard, Suite 700

152.                        1951 South 25th East, Ammon, ID 83406

Landlord:                                          Ammon Properties, L.C.

c/o: Woodbury Corporation

2733 E. Parleys Way, Ste. 300

Salt Lake City, UT 84109

153.                        3666 Brooks Street, Missoula, MT 59801

Landlord:                                                                                          UT Missoula L.L.C.

c/o: Woodbury Corporation

2733 E. Parleys Way, Ste. 300

Salt Lake City, UT 84109

154.                        8698 East Raintree Drive, Scottsdale, AZ 85260

Landlord:                                                                                          Umbral 2, LLC

20411 SW Birch Street, Ste. 360

Newport Beach, CA 92660

155.                        2651 W. 29th Street, Greeley, CO 80631

Landlord:                                                                                          Gerry & Monica Schwarzblatt Trust

9454 Wilshire Blvd., Ste 207

Beverly Hills, CA 90210

Attn: Gerhard Schwarzblatt

156.                        2020 Gunbarrel Road, Chattanooga, TN 37421

Landlord:                                                                                          Robert F. Myer, COO

Hamilton Village Station, LLC.

11501 Northlake Drive

Cincinnati, Ohio 45249

With a copy to:            Lease Administration Department

Phillips Edison & Company, Ltd.

11501 Northlake Drive

Cincinnati, Ohio 45249

157.                        Fallschase Shopping Center, Tallahassee, FL 32317

Landlord:                                                                                          CPP Fallschase II, LLC

c/o: Lormax Stern Development Company, LLC

38500 Woodward Avenue, Ste. 200

Bloomfield Hills, MI 48304

158.                        915 W. Main Street, Bozeman, MT 59715

Landlord:                                                                                          West Coast Highway, LLC

c/o Debra Barlow

31351 Rancho Viejo Road, Ste 105

San Juan Capistrano, CA 92675161.

1010 NE Coronado Drive, Blue Springs, MO 64014

Landlord:                                                                                          Blue Springs Partners, LP

c/o: RED Development

Lighton Tower

7500 College Blvd., Ste. 750

Overland Park, KS 66210

Attn: Property Manager

159.                        14384 Lincoln Street, Thornton, CO 80023

Landlord:                                                                                          Thornton Development, L.L.C.

c/o:  Staenberg Group, Inc.

2127 Innerbelt Business Center Drive, Ste. 310

St. Louis, MO 63114

160.                        2200 War Admiral Way, Lexington, KY 40509

Landlord:                                                                                          War Admiral Place, LLC

P.O. Box 12128

Lexington, KY 40509

Attn: Patrick W. Madden

With notice to:                                                                War Admiral Place, LLC

2517 Sir Barton Way

Lexington, KY 40509

Attn: Patrick W. Madden

161.                        65 Treeline Road, Kalispell, MT 59901

Landlord:                                                                                          TKG Spring Prairie Development Three, LLC

c/o TKG Management, Inc.

211 N. Stadium Blvd., Ste 201

Columbia, Missouri 65233

With a copy to:            TKG Spring Prairie Development Three, LLC

c/o TKG Management, Inc.

211 N. Stadium Blvd., Ste 201

Columbia, Missouri 65233

Attn: General Counsel

162.                        17815 La Cantera Parkway, San Antonio, TX

Landlord:                                                                                          Hines Global REIT San Antonio Retail I LP

c/o The Rim Management

2800 Post Oak Blvd., Ste. 4800

Houston, TX 77056

163.                        318 Broadway, Nashville, TN 37201

Landlord:                                                                                          318 Partners, GP

1920 Adelicia Street, Ste. 500

Nashville, TN 37212

Attn: J. Ronald Scott

164.                        2315 Summa Drive, Ste. 1C, Las Vegas, NV 37201

Landlord:                                                                                          The Shops at Summerlin South, LP

c/o The Howard Hughes Corporation

One Galleria Tower, 22nd Floor

13355 Noel Road

Dallas, TX 75240

Attn: General Counsel

With a copy to:                                                  The Shops at Summerlin South, LP

10801 West Charleston Blvd.

Las Vegas, NV 89135

Attn: Legal Department

165.                        152 Stratford Commons Court, Suite. 05, Winston-Salem, NC 27103

Landlord:                                                                                          Brixmor GA Stratford Commons, LP

c/o Brixmor Property Group

420 Lexington Avenue, 7th Floor

New York, NY 10170

Attn: Office of General Counsel

With a copy to:                                                  Brixmor GA Stratford Commons, LP

c/o Brixmor Property Group

3440 Preston Ridge Road

Building IV, Suite 425

Alpharetta, GA 30005

Attn: Vice President of Legal Services

166.                        3310 West Shaw Avenue, Suite 02A, Fresno, CA 93711

Landlord:                                                                                       Brixmor Arbor Faire Owner, LP

c/o Brixmor Property Group

420 Lexington Avenue, 7th Floor

New York, NY 10170

Attn: Office of General Counsel

With a copy to:                                                  Brixmor Arbor Faire Owner, LP

c/o Brixmor Property Group

40 Skokie Blvd., Ste 600

Northbrook, IL 60062

Attn: Vice President of Legal Services

167.                        1000 Commerce Avenue, Suite 0500, Atwater, CA 95301

Landlord:                                                                                          BRE Throne Applegate Ranch, LLC

c/o Brixmor Property Group

420 Lexington Avenue, 7th Floor

New York, NY 10170

Attn: Office of General Counsel

With a copy to:                                                  BRE Throne Applegate Ranch, LLC

c/o Brixmor Property Group

40 Skokie Blvd., Ste 600

Northbrook, IL 60062

Attn: Vice President of Legal Services

168.                        Alamance Crossing West Shopping Center

University Drive & I-85, Burlington, NC.

Landlord:                                                                                          Alamance Crossing II, LLC

c/o CBL & Associate Management, Inc.

CBL Center, Suite 500

2030 Hamilton Place Blvd.

Chattanooga, TN 37421-6000

169.                        25895 Highway 290, Cypress, TX 77429

Landlord:                                                                                          Cypress Towne Center, Ltd.

8555 Westheimer Road

Houston, TX 77063

170.                        U.S. 11W & Interstate 81, Bristol, TN 37620

Landlord:                                                                                          Pinnacle North, LLC

601 State Street, 6th Floor

Bristol, VA 24201

Attn: Mr. Steve Johnson

With a copy to:            Hartman Simons & Wood LLLP

6400 Powers Ferry Road NW

Suite #400

Atlanta, GA 30339

Attn: Jeremy D. Cohen

171.                        15185 W. 119th Street, Olathe, KS 66002

Landlord:                                                                                          M-III Olathe Station Property, LLC

c/o Mariner Real Estate Management, LLC.

4601 College Blvd., Ste 350

Leawood, KS 66211

Attn: President

With a copy to:            M-III Olathe Station Property, LLC

c/o Legacy Asset Management, LLC

4717 Central Street

Kansas City, MO 64112

With a copy to:            Daspin & Aument, LLP

227 West Monroe Street, Ste 3500

Chicago, IL 60606

Attn: Nicole Rudman Brown

172.                        3103 W. Highway 74, Monroe, NC 44648

Landlord:                                                                                          Inland American Retail Mgmt, LLC

2901 Butterfield Road

Oak Brook, IL 60523

With a copy to:            Inland American

Monroe Poplin, LLC

2901 Butterfield Road

Oak Brook, IL 60523

173.                        2625 Scottsville Road, Bowling Green, KY 42104

Landlord:                                                                                          Greenwood Mall, LLC

c/o Greenwood Mall

110 N. Wacker Drive

Chicago, IL 60606

Attn: Law/Lease Administration Dept.

With a copy to:                                                            Greenwood Mall

2625 Scottsville Road

Bowling Green, KY 42104

Attn: General Manager

174.                        1991 West Highway 40, Vernal, UT 84078

Landlord:                                                                                          Gardner Towne Center, LLC

90 South 400 West, Ste 330

Salt Lake City, UT 84101

Attn: Rulon C.  Gardner

175.                        211 Rolling Hills Circle, Easley, SC 29640

Landlord:                                                                                          Easley Commons Retail Associates LLC

1765 Merriman Road

Akron, OH 44313

With a copy to:            Easley Commons Retail Associates, LLC.

c/o Riverview Management

1765 Merriman Road

Akron, OH 44313

176.                        4501 Outer Loop Drive, Louisville, KY 40219

Landlord:                                                                                          Weingarten Realty Investors

P.O. Box 924133

Houston, TX 77292-4133

Weingarten Realty Investors

2600 Citadel Plaza Drive, Ste 125

Houston, TX 77008

177.                        640 Centerview Blvd., Ste. 120, Kissimmee, FL 34741

Landlord:                                                                                          Osceola Crossings Owner, LLC

c/o O’Connor Capital Partners

535 Madison Avenue, 6th Fl

New York, NY 10022

With a copy to:            Osceola Crossing Owner, LLC

14901 S. Orange Blossom Trail

Orlando, Fl 32827

Attn: General Counsel

With a copy to:            Hartman Simons & Wood LLP

6400 Powers Ferry Road NW, Ste 400

Atlanta, GA 30339

Attn: Laura B. Kurlander

178.                        6360 S. Parker Road, #5, Aurora, CO 80016

Landlord:                                                                                          Arapahoe Crossing LP

c/o Brixmor Property Group

420 Lexington Avenue, 7th Fl

New York, NY 10170

Attn: Office of General Counsel

With a copy to:            Arapahoe Crossing LP

c/o Brixmor Property Group

40 Skokie Blvd., Ste 600

Northbrook, IL 60062

Attn: Vice President of Legal Services

179.                        Polaris Pointe Shops, Colorado Springs, CO 80921

Landlord:                                                                                          Executive Companies

13540 Meadowgrass Drive, Ste 200

Colorado Springs, CO 80921

Attn: Gary Erickson

180.                        195 W. Esplanade Drive, Oxnard, CA 93036

Landlord:                                                                                          California Property Owner I, LLC

c/o Brixmor Property Group

420 Lexington Avenue, 7th Fl

New York, NY 10170

Attn: Office of General Counsel

With a copy to:            California Property Owner I, LLC

c/o Brixmor Property Group

40 Skokie Blvd., Ste 600

Northbrook, IL 60062

Attn: Vice President of Legal Services

181.                        The Shoppes at Southport West, Omaha, NE

Landlord:                                                                                          Dean Hokanson, Jr.

c/o Southport West Partners, LLC

11213 Davenport Street, Ste. 300

Omaha, NE 68154

With a copy to:            Dennis Hoth

P.O. Box 3401

Carefree, AZ 85377

182.                        The Marketplace, Council Bluffs, IA

Landlord:                                                                                          Legacy CB, LLC

c/o Red Legacy, LLC

4717 Central Street

Kansas City, MO 64112

Attn: Legal

With a copy to:            The Katz Law Firm

7227 Metcalf Avenue, 2nd Fl

Overland Park, KS 66204

Richard B. Katz

183.                        Glade Park Shopping Center, Euless, TX

Landlord:                                                                                          Glade Inline I, LLC

6723 Weaver Road, Ste 108

Rockford, IL 61114

Attn: Zack Knutson

184.                        Four Corners Shopping Center, Tomball, TX

Landlord:                                                                                          BK 2920, Ltd.

3700 Buffalo Speedway, Ste. 1020

Houston, TX 77098

185.                        1683 Sunflower Avenue, Costa Mesa, CA 92626

Landlord:                                                                                          International Asset Management

Holding Group LLC

c/o Lee & Associates

111 Pacifica, Ste. 300

Irvine, CA 92618

186.                        1268 S. Hoover Street, Longmont, CO 80501

Landlord:                                                                                          D.D. Dunlap Companies

16897 Algonquin, Suite A

Huntington Beach, CA 92649

187.                        600 Ed Noble Parkway, Norman, OK 73072

Landlord:                                                                                          Gemini Property Management, LLC

16740 Birkdale Commons Parkway, Ste. 306

Huntersville, NC 28078

188.                        5080 Richmond Avenue (Galleria), Houston, TX 77056

Landlord:                                                                                          POR LP NOTICES

5177 Richmond Avenue, Ste 610

Houston, TX 77056

189.                        10515 Katy Freeway (I-10), Houston, TX 77024

Landlord:                                                                                          Jim R. Smith

1400 Post Oak Blvd., Ste. 650

Houston, TX 77056

190.                        420 Congaree Rd., Greenville, SC 29607

Landlord:                                                                                          CHI — Congaree Greenville SC, LLC

40 W. Broad Street, Ste. 410

Greenville, SC 29601

Attn: Britt Goodson

191.                        6420 Eastex Freeway, Beaumont, TX 77708

Landlord:                                                                                          D & F Realty Partners, LLC

c/o Fertitta Realty, Inc.

P.O. Box 12400

Beaumont, TX 77726

192.                        2727 Iowa Street, Lawrence, KS 66046

Landlord:                                                                                          TMD Iowa, LLC

1707 N. Waterfront Parkway

Wichita, KS 67206

193.                        8353 N. Booth Avenue, Kansas City, MO 64158

Landlord:                                                                                          SCV Retail LLC

c/o U.S. Federal Properties Co., LLC

4706 Broadway, Ste 240

Kansas City, MO 64112

194.                        19380 Interstate 45, Spring, TX 77373

Landlord:                                                                                          Cypresswood Real Estate, LTD.

12651 Briar Forest, Ste 300

Houston, TX 77077

Attn: Gopal P. Bathija

195.                        6590 Youree Drive, Shreveport, LA 71105

Landlord:                                                                                          Bayou Walk, LLC

c/o Crimson Capital, LLC

489 Riverview Drive

Totowa, NJ 07512

Attn: Joseph Prestifilippo

196.                        10020 Coors Bypass NW, Albuquerque, NM 87114

Landlord:                                                                                          ALBQ Jiffy Lube, LLC

8036 Oak Point Drive

Frisco, TX 75034

Attn: Mark Tekin

With a copy to:                                                            Rand TM2 Cottonwood, LLC

4455 E. Camelback Road, Ste E-180

Phoenix, AZ 85018

Attn: Britt Sanchez

With a copy to:                                                            Dickinson Wright PLLC

1850 North Central Avenue, Ste 1400

Phoenix, AZ 85004

Attn: Spencer W. Cashdan

197.                        11251 Beech Avenue, Fontana, CA

Landlord:                                                                                          CRP Oakmont Jurupa

Attn: Stephen L. Nelsen

3520 Piedmont Road, Ste. 100

Atlanta, GA 30305

With a copy to:                                                            Smith, Gambrell & Russell, LLP

Attn: Thomas A. Spillman

1230 Peachtree Street, NE, Ste. 3100, Promenade

Atlanta, GA 30309-3592

With a copy to:                                                            The Carlyle Group

Attn: Micheal Gershenson

520 Madison Avenue

New York, NY 10022

From time to time certain equipment, including, without limitation, motor vehicles and computers, may be offsite in the ordinary course of business.

(ii)                                  Sheplers Holding Corporation and Sheplers, Inc. Locations

Location Name	Location Name

Wichita - Store No. 1 6501 West Kellogg Street Wichita, Kansas 67209-2211 Landlord: SHEP (KS-OK) QRS 16-113, Inc.	Orlando - Store No. 34 5250 International Drive, Space E5 Orlando, Florida 32819 Landlord: FB Orlando Acquisition Company, LLC

Oklahoma City - Store No. 2 812 South Meridian Avenue Oklahoma City, Oklahoma 73108-1604 Landlord: SHEP (KS-OK) QRS 16-113, Inc.	Riverview- Store No. 36 Mesa Riverview 829 N Dobson Road Mesa, Arizona 85201-7585 Landlord: DeRito/Kimco

Englewood - Store No. 4 8500 East Orchard Road Greenwood Village, Colorado 80111-5012 Landlord: C2 H2 Limited	Sam’s Town - Store No. 40 5111 Boulder Highway Las Vegas, Nevada 89122-6004 Landlord: Sam’s Town Casino

Arlington - Store No. 5 2500 East Centennial Drive Arlington, Texas 76011-6611 Landlord: Maymie Bros (Building) /W.R. Grace (Land)	Albuquerque - Store No. 51 6600 Holly Avenue, Suite B-7 Albuquerque, New Mexico 87113 Landlord: Daskalos Development & Investments

Frisco- Store No. 6 8549 Gaylord Parkway, Suite 100 Frisco, Texas 75034 Landlord: BRE Retail Residual Owner 1 LLC	Kansas City, MO - Store No. 52 1100 West 136th Street, Suite 16 Kansas City, Missouri 64145 Landlord: Inland US Mgmt

Austin — Cap. Plaza - Store No. 53 Capital Plaza 5415B North IH-35 Austin, Texas 78723 Landlord: Cencor Reality Services	Austin — Southpark - Store No. 54 Southpark Meadows 9900 South IH-35, Building B Austin, Texas 78748 Landlord: Harbert Rainier SouthPark Meadows, LLC

San Antonio- Store No. 9 6201 N.W. Loop 410 San Antonio, Texas 78238-3303 Landlord: Ingram 410, LLC	San Antonio - Brooks- Store No. 57 3127 SE Military Dr, Suite 121 San Antonio, Texas 78223 Landlord: IA Management, LLC

Northglenn- Store No. 10 10300 Bannock Street Northglenn, Colorado 80260-6067 Landlord: W.R. Grace	McAllen, TX- Store No. 55 507 West Expressway 83 McAllen, Texas 78503 Landlord: Daniel G Kamin McAllen LLC

Mesquite- Store No. 11 18500 Lyndon B Johnson Freeway Mesquite, Texas 75150-5626 Landlord: The Rockola Corp	Fulfillment Center 4950 South Laura Street Wichita, Kansas 67216 Landlord: SHEP (KS-OK) QRS 16-113, Inc.

Sahara- Store No. 12 Sahara Pavilion 4700 West Sahara Avenue Las Vegas, Nevada 89102-3510 Landlord: Voit Real Estate Services	Frisco Office 3211 Internet Boulevard, Suite 300 Frisco, Texas 75034 Landlord: Ignite Technologies, Inc.

Reno- Store No. 27 Shopper’s Square Mall 255 East Plumb Lane Reno, Nevada 89502-3417 Landlord: Tore, LTD	Amarillo- Store No. 30 2225 Georgia Street South Amarillo, Texas 79109-1834 Landlord: Wolfin Village Dunhill

Omaha - Store No. 56 970 South 72nd Street Omaha, Nebraska 68114 Landlord: Eric Dawson, LLC	Fort Worth- Store No. 58 9320 Sage Meadow Trail Fort Worth, Texas 76177 Landlord: ATC Investors, LP

Odessa- Store No. 60 5125 E. 42nd Street Odessa, Texas 79762 Landlord: Leeco Energy & Investments	Lubbock- Store No. 59 South Plains Mall - D27 6002 Slide Road Lubbock, Texas 79414 Landlord: Macerich South Plains LP

Dallas- Store No. 62 5850 LBJ Freeway Garland, Texas 75041 Landlord: Preston Valley North Limited Partnership

Schedule 7.19

Litigation

None.

Schedule 7.25(a)

DDAs

Owner	Depository Name	Depository Address	Account Number	Contact Person	Account to which Funds are Sent
Boot Barn Holdings Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]*	Louise Pintarelli
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]*	Louise Pintarelli
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]	Louise Pintarelli	Account [*]
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]	Louise Pintarelli	Account [*]
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]	Louise Pintarelli	Account [*]
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]	Louise Pintarelli	Account [*]
Boot Barn, Inc.	PNC Bank	2 Tower Center Blvd., 23rd Floor, East Brunswich, NJ 08816	[*]	Louise Pintarelli	Account [*]
Boot Barn, Inc.	Wells Fargo Bank	6325 S. Rainbow Blvd., Ste. 210 l Las Vegas, NV 89118	[*]	Vincent J. Ciminise	Account [*]
Boot Barn, Inc.	BBVA Compass	2200 Post Oak Blvd 20th Floor, Houston, Texas 77056	[*]	Patti Allbritton	Account [*]
Boot Barn, Inc.	JP Morgan Chase	3 Park Plaza, Suite 900, Irvine, CA 92614	[*]	Jarrod Ingle	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]*	Chad Dayton and Leslie Wilkerson
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]*	Chad Dayton and Leslie Wilkerson
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]

[*] Certain Information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requests with respect to the omitted portions.

Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	JP Morgan Chase	100 North Broadway - 4th Floor, Oklahoma City, OK 73102	[*]	Chad Dayton and Leslie Wilkerson	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]*	Bradley Butler and Priscilla Rochelle
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]

[*] Certain Information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requests with respect to the omitted portions.

Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Bank of America	1200 Main Street - 12 Floor, Kansas City, MO 64106	[*]	Bradley Butler and Priscilla Rochelle	Account [*]
Sheplers, Inc.	Amarillo National Bank	PO Box 1, Amarillo, Texas 79105	[*]	Peggy Hohensee	Account [*] (Manually Sent)

** Accounts annotated with an asterisk are Master Concentration Accounts

[*] Certain Information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requests with respect to the omitted portions.

Schedule 7.25(b)

Credit Card Arrangements

Select Merchant Payment Instrument Processing Agreement, by and among JPMorgan Chase Bank, N.A., national banking association, Paymentech, LLC, and Boot Barn, Inc., dated as of June 8, 2012.

Merchant Processing Application and Agreement, by and among Bank of America Merchant Services and Boot Barn, Inc., dated as of March 5, 2009.

Direct Marketing Guaranty Trust Corp Credit Card Processing Service Agreement, between Paymentech, LLC and Sheplers, Inc., dated as of April 29, 1985, as amended

Merchant Processing Agreement, between Sheplers, Inc. and Bank of America Merchant Services, dated as of November 1, 2014.

Schedule 8.2

COLLATERAL REPORTING

Pursuant to the terms of the Credit Agreement, the Loan Parties shall provide the Agent, on the applicable day specified below, original counterparts of the following documents (each in such form and detail as the Agent from time to time may specify):

1.                                      Monthly Reports: Monthly, the Loan Parties shall provide to Wells Fargo the following;

a.              Within fifteen (15) days after the end of each Fiscal Month for the immediately preceding Fiscal Month:

i.                  Purchases report, together with accounts payable aging in Excel format;

ii.               Inventory summary by Merchandise Division;

iii.            Inventory summary by location;

iv.           Inventory certificate (in Agent’s format); and

v.              Accounts Receivables Aging Report

a.              Within thirty (30) days after the end of each Fiscal Month for the immediately preceding Fiscal Month:

i.                  Reconciliation of the stock ledger to the general ledger;

ii.               Statement of Store Activity (in Agent’s format); and

iii.            Such other information as the Agent may from time to time reasonably request.

For purposes of Sections (a) and (b) above, the first Fiscal Month in respect of which the items required by such Section shall be provided shall be the Fiscal Month ending July 25, 2015.

Boot Barn, Inc.

Purchase and Accounts Payable Aging Analysis

(Aging by      Due Date       Invoice Date  - please check one)

For the Month of

(Attach detailed Accounts Payable Aging)

TOP TEN VENDORS:

INVENTORY PURCHASES	Actual	Actual
Vendor	MTD	YTD
1)	$	$
2)
3)
4)
5)
6)
7)
8)
9)
10)
Total Top Ten Vendors	$0	$0
Total All Other Vendors
Total Inventory Purchases	$—	$—

Due
Terms	Date
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A
N/A	N/A

Boot Barn to send AP aging in Excel

ACCOUNTS PAYABLE										Subtotal %			Future %			% to
Vendor	30 days		60 days		90 days		> 90 days		Subtotal $	to Total		Future	to Total		Total	Total
SEE ATTACHED AGING	$		$		$		$		$		%	$		%	$		%
2)
3)
4)
5)
6)
7)
8)
9)
10)
Total Top Ten Vendors		$—		$—		$—		$—	$		%	$		%	$		%
Total All Other Vendors
Total Accounts Payable		$—		$—		$—		$—	$		%	$		%	$		%

Schedule 8.20

POST-CLOSING MATTERS

1.              The Credit Parties shall use commercially reasonable efforts to obtain a landlord’s subordination agreement in form and substance reasonably satisfactory to Administrative Agent, by and among SHEP (KS-OK) QRS 16-113, Inc., a Delaware corporation, Sheplers Holding, Sheplers, Administrative Agent and Term Loan Agent.

2.              As soon as reasonably practicable, but in no event later than ten (10) business days following the Closing Date (or such later date to be determined by the Administrative Agent in its reasonable discretion), the Credit Parties shall deliver, or cause to be delivered, to Administrative Agent a Termination of Credit Card Control Agreement countersigned by Paymentech, LLC.

3.              As soon as reasonably practicable, but in no event later than ten (10) business days following the Closing Date (or such later date to be determined by the Administrative Agent in its reasonable discretion), the Credit Parties shall deliver, or cause to be delivered, to Administrative Agent a Termination of Blocked Account Control Agreement countersigned by JPMorgan Chase Bank, N.A.

4.              As soon as reasonably practicable, but in no event later than ten (10) business days following the Closing Date (or such later date to be determined by the Administrative Agent in its reasonable discretion), the Credit Parties shall deliver, or cause to be delivered, to Administrative Agent a Termination of Irrevocable Payment Instructions Letter countersigned by First Data Services, LLC.

Schedule 9.1

Existing Indebtedness

Capital Lease Obligations to Wells Fargo - office equipment - approximate balance as of the Closing Date is $5,039

Capital Lease Obligations to Raymond Equipment Leasing - warehouse equipment - approximate balance as of the Closing Date is $31,358

Capital Lease Obligations to C2 H2 Ltd. Partnership - premises located at 8500 East Orchard Road, Greenwood Village, Colorado - approximate balance as of the Closing Date is $558,379.00

Capital Lease Obligations to W.R. Grace & Co - premises located at 2500 E. Centennial Drive, Arlington, Texas - approximate balance as of the Closing Date is $446,460.00

Schedule 9.2

Existing Liens

Personal Services Agreement between Boot Barn, Inc. and Plaid Paisley Management, Inc. dated August 13, 2014, a personal services and trademark license agreement that imposes use restrictions on the registered trademark “MOONSHINE SPIRIT by Brad Paisley”.

Schedule 9.3

Existing Loans, Advances and Investments

None.

Schedule 9.7

Transactions with Affiliates

None.